Exhibit 10.1

[Execution]

AMENDMENT NO. 3 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of July 19, 2019, by and among TravelCenters of America LLC, a Delaware limited liability company (“Parent”), TA Operating LLC, a Delaware limited liability company (“TA Operating”, and together with Parent, each individually, a “Borrower” and collectively, “Borrowers”), TravelCenters of America Holding Company LLC, a Delaware limited liability company (“Holding”), Petro Franchise Systems LLC, a Delaware limited liability company (“Petro Franchise”), TA Franchise Systems LLC, a Delaware limited liability company (“TA Franchise”), TA Operating Nevada LLC, a Nevada limited liability company (“TA Nevada”), QSL Franchise Systems LLC, a Maryland limited liability company (“QSL Franchise”), QSL Operating LLC, a Maryland limited liability company (“QSL Operating”), QSL RE LLC, a Maryland limited liability company (“QSL RE”), TA Operating Montana LLC, a Delaware limited liability company (“TA Montana”, and together with Holding, Petro Franchise, TA Franchise, TA Nevada, QSL Franchise, QSL Operating and QSL RE, each individually, a “Guarantor” and collectively, “Guarantors”), the parties hereto as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, in its capacity as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Agent, certain of the Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Agent and certain of the Lenders have made and may make loans and advances and have provided and may provide other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated October 25, 2011, by and among Agent, Lenders party thereto, Borrowers and Guarantors party thereto, as amended or supplemented by the Joinder Agreement, dated February 26, 2014, the Joinder Agreement, dated February 27, 2014, the Joinder Agreement, dated June 24, 2016, Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of December 9, 2014 and Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of October 12, 2018 (as the same has been further amended, modified or supplemented prior to the date hereof, the “Loan Agreement”), and the other Financing Agreements (as defined in the Loan Agreement);

WHEREAS, Borrowers have requested that Agent and Lenders agree to amend the Loan Agreement, and Agent and Lenders are willing to agree to such amendment, subject to the terms and conditions contained herein; and

WHEREAS, by this Amendment, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

1.                                      Interpretation.  For purposes of this Amendment, unless otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement shall have the meanings given to such terms in the Loan Agreement.

2.                                      Amendments to Loan Agreement.  Effective as of the Amendment No. 3 Effective Date, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in Exhibit A hereto.  All schedules and exhibits to the Loan Agreement, as in effect immediately prior to the date Amendment No. 3 Effective Date, shall constitute schedules and exhibits to the Loan Agreement, except that (a) Exhibit A to the Loan Agreement (form of Assignment and Acceptance Agreement) is hereby deleted in its entirety and replaced with Exhibit A to Exhibit A hereto, (b) Exhibit B to the Loan Agreement (Information Certificate) is hereby deleted in its entirety and replaced with Exhibit B to Exhibit A hereto, (c) Exhibit C to the Loan Agreement (form of Compliance Certificate) is hereby deleted in its entirety and replaced with Exhibit C to Exhibit A hereto, (d) Exhibit E to the Loan Agreement (form of Guarantor Conversion Notice) is hereby deleted in its entirety and replaced with Exhibit E to Exhibit A hereto, (e) Schedule 1 to the Loan Agreement (Commitments) is hereby deleted in its entirety and is replaced with Schedule 1 to Exhibit A hereto, and (f) Schedule 1.61 to the Loan Agreement (Excluded Subsidiaries) is hereby deleted in its entirety and is replaced with Schedule 1.61 to Exhibit A hereto.  By executing this Amendment, each of Borrowers, Guarantors, Lenders and Agent hereby consents and agrees to each of the amendments and modifications to the Loan Agreement contained herein (including, without limitation, any exhibit or schedule attached hereto).

3.                                      Representations and Warranties.  Each Borrower and Guarantor represents and warrants to and in favor of Agent and each Lender as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, the truth and accuracy of each, together with the representations and warranties in the other Financing Agreements, being a condition of the effectiveness of this Amendment:

(a)                                       Neither the execution and delivery of this Amendment nor the consummation of the transactions contemplated hereby, nor compliance with the provisions hereof (i) has resulted in or shall result in the creation or imposition of any Lien upon any of the Collateral, except in favor of Agent, (ii) has resulted in or shall result in the incurrence, creation or assumption of any Indebtedness of any Borrower or Guarantor, except as expressly permitted under Section 9.9 of the Loan Agreement, (iii) has violated or shall violate any applicable laws or regulations or any order or decree of any court or Governmental Authority in any material respect, (iv) does or shall conflict with or result in the breach of, or constitute a default in any respect under any material mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or may be bound, or (v) violates or shall violate any provision of the certificate of formation, operating agreement or other organizational documents of any Borrower or Guarantor.

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(b)                                 This Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and Guarantors which are party hereto and is in full force and effect as of the date hereof, as the case may be, and the obligations of Borrowers or Guarantors contained herein constitute legal, valid and binding obligations of Borrowers and Guarantors, as the case may be, enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles.

(c)                                  All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof).

(d)                                 No action of, or filing with, or consent of any Governmental Authority, and no material approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment, except for any actions or filings already made or taken and approvals or consents previously obtained.

(e)                                  As of the date hereof, no Default or Event of Default exists or has occurred and is continuing.

4.                                      Conditions Precedent.  This Amendment shall not be effective until each of the following conditions precedent is satisfied:

(a)                                 Agent shall have received counterparts of this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and each Lender;

(b)                                 Agent shall have received (i) the Amended and Restated Fee Letter, in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by Borrowers, and (ii) in immediately available funds (or Agent shall have charged the Loan Accounts for) the amount of the fees which are due and payable under such Amended and Restated Fee Letter on the Amendment No. 3 Effective Date;

(c)                                  Agent shall have received the Information Certificate, duly authorized, executed and delivered by Borrowers;

(d)                                 Agent shall have received a certificate of status (or the applicable equivalent thereof) with respect to each Borrower and Guarantor, dated within thirty (30) days of the date hereof, such certificate to be issued by the appropriate Governmental Authority of the jurisdiction of organization of such Borrower or Guarantor, as applicable, which certificate shall indicate that such Borrower or Guarantor, as applicable, is in good standing in such jurisdiction;

(e)                                  Agent shall have received an officer’s certificate or secretary’s certificate, duly authorized, executed and delivered by an appropriate officer of each Borrower or Guarantor, in form and substance reasonably satisfactory to Agent, setting forth the incumbency and specified signatures of each applicable officer and approving the transactions contemplated by this Amendment, together with organizational documents and records of all requisite corporate or limited liability company action and proceedings in connection with this Amendment;

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(f)                                   Agent shall have received legal opinions from New York and Delaware counsel to the Borrowers and Guarantors, in form and substance reasonably satisfactory to Agent, regarding this Amendment;

(g)                                  Agent shall have received one or more Assignment and Acceptances, each between a Lender and an Eligible Transferee (or such other agreements reasonably satisfactory to Agent) so that, immediately after giving effect to the transactions contemplated by this Amendment, the Commitments are held by Lenders in accordance with Schedule 1 to Exhibit A hereto;

(h)                                 Agent shall have received its internal Flood Disaster Prevention Act approval;

(i)                                     At least ten Business Days prior to the Amendment No. 3 Effective Date, with respect to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Agent shall receive a Beneficial Ownership Certification in relation to such Loan Party;

(j)                                    At least ten Business Days prior to the Amendment No. 3 Effective Date, Agent shall have received all documentation and other information about the Borrowers and Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) that has been requested by the Agent in writing at least fifteen Business Days prior to the Amendment No. 3 Effective Date;

(k)                                 Agent shall have received a Borrowing Base Certificate setting forth the Revolving Loans and Letters of Credit available to Borrowers as of the date hereof which reflects the calculation of the Borrowing Base as of June 30, 2019, which Borrowing Base Certificate shall be completed in a manner consistent with the terms of the Loan Agreement as amended by this Amendment and duly authorized, executed or authenticated and delivered on behalf of Administrative Borrower; and

(l)                                     No Default or Event of Default shall exist or have occurred and be continuing.

5.                                      Certain Acknowledgements.  Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that, after giving effect to the change in the Commitments pursuant to this Amendment, the outstanding principal amount of Revolving Loans are held by the Lenders in accordance with their new Pro Rata Shares.  This may be accomplished in the discretion of the Agent (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of one or more new borrowings of Revolving Loans, (ii) by causing one or more Lenders to assign portions of their outstanding Revolving Loans to one or more other Lenders or (iii) by a combination of the foregoing.  Without limiting the generality of the foregoing, on the Amendment No. 3 Effective Date, each Lender shall, automatically and without the need for any further action, be deemed to have assigned to another Lender or Lenders, or purchased from another Lender or Lenders (or, in the case of a participating interest in the Letter of Credit Exposure, from the Issuing Bank), such interests in the aggregate outstanding principal amount of the Revolving Loans and participating interest in the aggregate outstanding principal amount of the Letter of Credit Exposure such that, after giving effect to all such assignments and purchases, the aggregate outstanding principal amount of the Revolving Loans and participating interests in the aggregate outstanding Letter of Credit Exposure will be held by each Lender ratably in accordance with their respective Pro Rata Shares after giving effect to the Amendment No. 3 Effective Date.  Each party hereto hereby consents to the assignments contemplated by Section 4(g) hereof and this Section 5.

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6.                                      Effect of this Amendment.  This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof.  Except as expressly provided herein (including in the Exhibits hereto), no other changes or modifications to the Loan Agreement or any of the other Financing Agreements, or waivers of or consents under any provisions of any of the foregoing, are intended or implied by this Amendment, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the Amendment No. 3 Effective Date.  Without limiting the generality of the foregoing, (a) each Loan Party hereby absolutely and unconditionally acknowledges and reaffirms its obligations under the Loan Agreement, the Guarantee Agreement and the other Financing Agreements, (b) each Loan Party reaffirms that the Obligations are and shall continue to be secured by Liens on the Collateral which are hereby ratified and affirmed in all respects by such Loan Party as of the Amendment No. 3 Effective Date, and (c) each Loan Party agrees that the Liens granted to Agent for the benefit of the Secured Parties pursuant to the Loan Agreement and the other Financing Agreements, and any other documents or instruments executed, filed or recorded in connection therewith, shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the terms of the Loan Agreement and the other Financing Agreements.  The applicable provisions of this Amendment and the Loan Agreement shall be read and interpreted as one agreement.  To the extent that any provision of the Loan Agreement or any of the other Financing Agreements conflicts with any provision of this Amendment, the provision of this Amendment shall control.  Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

7.                                      Further Assurances.  Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

8.                                      Governing Law.  The validity, interpretation and enforcement of this Amendment and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

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9.                                      Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10.                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.  This Amendment may be executed and delivered by telecopier (or other electronic transmission of a manually executed counterpart) with the same force and effect as if it were a manually executed and delivered counterpart.  Any party delivering an executed counterpart of this Amendment by telecopier (or other electronic transmission of a manually executed counterpart) shall also deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment as to such party or any other party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

BORROWERS

TRAVELCENTERS OF AMERICA LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TA OPERATING LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

GUARANTORS

TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

PETRO FRANCHISE SYSTEMS LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TA FRANCHISE SYSTEMS LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TA OPERATING NEVADA LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

TA OPERATING MONTANA LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

QSL OPERATING LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

QSL RE LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

QSL FRANCHISE SYSTEMS LLC

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

AGENT

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and a Lender

By:	/s/ Laura Nickas
Name: Laura Nickas
Title: Authorized Signatory

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

LENDERS

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John A. Wenzinger
Name: John A. Wenzinger
Title: Senior Vice President

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

LENDERS

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Richard Holston
Name: Richard Holston
Title: Vice President

By:	/s/ John Finore
Name: John Finore
Title: Vice President

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

LENDERS

BANK OF AMERICA, N.A.

By:	/s/ Peter Drooff
Name: Peter Drooff
Title: Senior Vice President

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement]

LENDERS

CITIBANK, N.A.

By:	/s/ Allister Chan
Name: Allister Chan
Title: Director and Vice President

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement

LENDERS

THE HUNTINGTON NATIONAL BANK

By:	/s/ Lynsey M. Sausaman
Name: Lynsey M. Sausaman
Title: Assistant Vice President

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement

LENDERS

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew Kasper
Name: Matthew Kasper
Title: Senior Vice President

[Signature Page to Amendment No. 3 to Amended and Restated Loan and Security Agreement

Exhibit A

To

Amendment No. 3 to Amended and
Restated Loan and Security Agreement

See attached.

[Execution]

Exhibit A to Amendment No. 3 to Amended and Restated Loan and Security Agreement

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

TRAVELCENTERS OF AMERICA LLC

TA OPERATING LLC,

as Borrowers

TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC

PETRO FRANCHISE SYSTEMS LLC

TA FRANCHISE SYSTEMS LLC

TA OPERATING NEVADA LLC

TA OPERATING MONTANA LLC

QSL OPERATING LLC

QSL RE LLC

QSL FRANCHISE SYSTEMS LLC,

as Guarantors

WELLS FARGO CAPITAL FINANCE, LLC,

as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

WELLS FARGO CAPITAL FINANCE, LLC,

as Sole Lead Arranger, Manager and Bookrunner

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent

Dated: October 25, 2011

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7.5	Power of Attorney	85
7.6	Right to Cure	86
7.7	Access to Premises	86

SECTION 8. REPRESENTATIONS AND WARRANTIES		86
8.1	Existence, Power and Authority	87
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	87
8.3	Financial Statements; No Material Adverse Change	88
8.4	Priority of Liens; Title to Properties	88
8.5	Tax Returns	88
8.6	Litigation	88
8.7	Compliance with Other Agreements and Applicable Laws	88
8.8	Environmental Compliance	89
8.9	Employee Benefits	90
8.10	Bank Accounts	90
8.11	Intellectual Property	90
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	91
8.13	Labor Disputes	92
8.14	Restrictions on Subsidiaries	92
8.15	Material Contracts	92
8.16	Credit Card Agreements	92
8.17	Interrelated Businesses	93
8.18	Payable Practices	93
8.19	[Reserved]	93
8.20	Propco	93
8.21	Patriot Act	93
8.22	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	93
8.23	Accuracy and Completeness of Information	94
8.24	Survival of Warranties; Cumulative	94

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		94
9.1	Maintenance of Existence	94
9.2	New Collateral Locations	95
9.3	Compliance with Laws, Regulations, OFAC, Etc.	95
9.4	Payment of Taxes and Claims	96
9.5	Insurance	96
9.6	Financial Statements and Other Information	97
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	98
9.8	Encumbrances	101
9.9	Indebtedness	104
9.10	Loans, Investments, Etc.	106
9.11	Dividends and Redemptions	109
9.12	Transactions with Affiliates and HPT Companies	110
9.13	Compliance with ERISA	111
9.14	End of Fiscal Years; Fiscal Quarters	111
9.15	Change in Business	111

9.16	Limitation of Restrictions Affecting Subsidiaries	111
9.17	Minimum Fixed Charge Coverage Ratio	112
9.18	Credit Card Agreements	112
9.19	License Agreements	112
9.20	Costs and Expenses	113
9.21	Further Assurances	114

SECTION 10. EVENTS OF DEFAULT AND REMEDIES		116
10.1	Events of Default	116
10.2	Remedies	118

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		121
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	121
11.2	Waiver of Notices	123
11.3	Amendments and Waivers	123
11.4	Waiver of Counterclaims	125
11.5	Indemnification	126

SECTION 12. THE AGENT		126
12.1	Appointment, Powers and Immunities	126
12.2	Reliance by Agent	127
12.3	Events of Default	127
12.4	Wells in its Individual Capacity	128
12.5	Indemnification	128
12.6	Non-Reliance on Agent and Other Lenders	128
12.7	Failure to Act	129
12.8	Additional Loans	129
12.9	Concerning the Collateral and the Related Financing Agreements	129
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	129
12.11	Collateral Matters	130
12.12	Agency for Perfection	132
12.13	Successor Agent	133
12.14	Other Agent Designations	133
12.15	Credit Bids	133
12.16	Agent May File Proofs of Claim	134

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS		134
13.1	Term	134
13.2	Interactive Provisions	135
13.3	Notices	137
13.4	Partial Invalidity	137
13.5	Confidentiality	138
13.6	Successors	140
13.7	Assignments; Participations	140
13.8	Patriot Act; Due Diligence	142

13.9	Entire Agreement	143
13.10	Counterparts, Etc.	143
13.11	Replacement of Certain Lenders	143
13.12	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	144
13.13	Acknowledgement Regarding Any Supported QFCs	144
13.14	Keepwell	145

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT		145
14.1	Acknowledgment of Security Interests	145
14.2	Existing Loan Agreement	146
14.3	Restatement	146

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A                                                                                             Form of Assignment and Acceptance

Exhibit B                                                                                             Information Certificate

Exhibit C                                                                                             Form of Compliance Certificate

Exhibit D                                                                                             Form of Borrowing Base Certificate

Exhibit E                                                                                              Form of Guarantor Conversion Notice

Schedule 1                                                                                     Commitments

Schedule 1.18                                                                    Excluded Capital Leases

Schedule 1.61                                                                    Excluded Subsidiaries

Schedule 8.6                                                                           Litigation

Schedule 8.13                                                                    Collective Bargaining Agreements

Schedule 8.15                                                                    Material Contracts

Schedule 8.16                                                                    Credit Card Agreements

Schedule 9.8                                                                           Certain Existing Liens

Schedule 9.9                                                                           Certain Existing Indebtedness

Schedule 9.10                                                                    Certain Existing Investments

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement, dated October 25, 2011 (this “Agreement”), is entered into by and among TravelCenters of America LLC, a Delaware limited liability company (“Parent”), TA Operating LLC, a Delaware limited liability company (“TA Operating” and together with Parent and each other Person that becomes a “Borrower” after the date hereof in accordance with Section 9.21 hereof, each individually a “Borrower” and collectively, “Borrowers”), TravelCenters of America Holding Company LLC, a Delaware limited liability company (“Holding”), Petro Franchise Systems LLC, a Delaware limited liability company (“Petro Franchise”), TA Franchise Systems LLC, a Delaware limited liability company (“TA Franchise”), TA Operating Nevada LLC, a Nevada limited liability company (“TA Nevada”), TA Operating Montana LLC, a Delaware limited liability company (“TA Montana”), QSL Operating LLC, a Maryland limited liability company (“QSL Operating”), QSL RE LLC, a Maryland limited liability company (“QSL RE”), and QSL Franchise Systems LLC, a Maryland limited liability company (“QSL Franchise” and together with Holding, Petro Franchise, TA Franchise, TA Nevada, TA Montana, QSL Operating, QSL RE and each other Person that becomes a “Guarantor” after the date hereof in accordance with Section 9.21 hereof, each individually a “Guarantor” and collectively, “Guarantors”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance or other agreement described in Section 2.3 hereof (each individually, a “Lender” and collectively, “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability, successor by merger to Wachovia Capital Finance Corporation (Central), in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers and certain Guarantors are parties to the Loan and Security Agreement, dated November 19, 2007, by and among Borrowers, such Guarantors, the lenders party thereto (“Existing Lenders”) and Agent, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of June 30, 2008 (as so amended and in effect immediately prior to the effectiveness hereof, the “Existing Loan Agreement”), pursuant to which Existing Lenders (or Agent on behalf of Existing Lenders) have made loans (the “Existing Loans”) and arranged to be issued letters of credit (the “Existing Letters of Credit”) to or for the account of Borrowers;

WHEREAS, on August 27, 2008, each of Petro Distributing Inc., Petro Financial Corporation and Petro Holdings Financial Corporation were dissolved, and on December 1, 2008, TCA PSC GP LLC was dissolved;

WHEREAS, on September 1, 2008, Petro Stopping Centers, L.P. was merged with and into TA Operating;

WHEREAS, on September 2, 2008, Petro Franchise became a guarantor party to the Existing Loan Agreement pursuant to the Joinder Agreement, dated September 2, 2008, by and among Borrowers, certain Guarantors and Agent;

WHEREAS, on May 1, 2014, Girkin Development, LLC was merged with and into TA Operating;

WHEREAS, on February 27, 2014, TA Operating Montana LLC was joined to this Agreement as a Guarantor;

WHEREAS, on June 5, 2015, TA Leasing LLC was merged with and into TA Operating;

WHEREAS, on June 24, 2016, each of QSL Operating LLC, QSL RE LLC and QSL Franchise Systems LLC was joined to this Agreement as a Guarantor;

WHEREAS, on March 22, 2017, TA Operating Texas LLC was merged with and into TA Operating;

WHEREAS, the parties to the Existing Loan Agreement desire to amend and restate the Existing Loan Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Loan Agreement shall be (and hereby is) amended and restated as follows:

SECTION 1.         DEFINITIONS

For purposes of this Agreement, (a) capitalized terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement, and (b) the following terms shall have the respective meanings given to them below:

“Account Party” shall have the meaning set forth in Section 2.2(h) hereof

“Accounts” shall mean, as to each Loan Party, all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquired Business” shall have the meaning set forth in the definition of Permitted Acquisitions.

“Adjusted Eurodollar Rate” shall mean the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the Eurodollar Rate Loan requested (whether as an initial Revolving Loan or as a continuation of an Eurodollar Rate Loan or as a conversion of a Base Rate Loan to an Eurodollar Rate Loan) by Borrowers (and, if any such published rate is below zero, then the rate determined pursuant to this clause shall be deemed to be zero).  Each determination of the Adjusted Eurodollar Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

“Administrative Borrower” shall mean Parent in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and its successors and assigns in such capacity.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.  For the avoidance of doubt, no HPT Company shall be deemed to be an Affiliate of any Loan Party unless either such HPT Company directly or indirectly beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or other equity interests in such Loan Party or any Loan Party beneficially directly or indirectly owns or holds ten (10%) percent or more of any class of Voting Stock or other equity interests in such HPT Company.

“Agent” shall mean Wells Fargo Capital Finance, LLC, a Delaware limited liability, successor by merger to Wachovia Capital Finance Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Agent Payment Account” shall mean account no. 37072820231201035 of Agent at Wells Fargo Bank, 420 Montgomery Street, San Francisco, California, ABA No. 121-000-248, Re: Travel Centers of America LLC, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

“Amendment No. 1” shall mean Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of December 19, 2014 by and among Agent, certain Lenders party thereto and certain Loan Parties, as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 1 Effective Date” is the date on which the conditions precedent to the effectiveness of Amendment No. 1 shall have been satisfied.

“Amendment No. 2” shall mean Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of October 12, 2018, by and among Agent, certain Lenders party thereto and Loan Parties, as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 2 Effective Date” is the date on which the conditions precedent to the effectiveness of Amendment No. 2 shall have been satisfied.

“Amendment No. 3” shall mean Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of July 19, 2019, by and among Agent, the Lenders party thereto and Loan Parties, as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 3 Effective Date” is the date on which the conditions precedent to the effectiveness of Amendment No. 3 shall have been satisfied.

“Anti-Corruption Laws” shall mean the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Fee Rate” shall mean, for each month ending after the date of this Agreement, (a) one-quarter of one (0.250%) percent, if the difference (if positive) between (i) the Maximum Credit and (ii) the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during such month (or part thereof) exceeds fifty (50%) percent of the Maximum Credit, or (b) three-eighths of one (0.375%) percent, if the difference (if positive) between (i) the Maximum Credit and (ii) the average daily principal amount of the outstanding Revolving Loans and Letters of Credit during such month (or part thereof) is less than or equal to fifty (50%) percent of the Maximum Credit.

“Applicable Margin” shall mean, at any time, as to the interest rate for Base Rate Loans and the interest rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage as of the last day of the immediately preceding calendar month:

Tier	Monthly Average Excess Availability	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin
1	Greater than 40% of Maximum Credit	1.25%	0.25%
2	Less than or equal to 40% of Maximum Credit and greater than 20% of Maximum Credit	1.50%	0.50%
3	Less than or equal to 20% of Maximum Credit	1.75%	0.75%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar month effective as of the first day of such calendar month and shall remain in effect until adjusted thereafter after the end of the next calendar month, and (ii) the Applicable Margin for the period from the Amendment No. 3 Effective Date to and including the last day of the month in which the Amendment No. 3 Effective Date occurs shall be the amount for Tier 1 set forth above.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

“Authorized Person” shall mean any individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Provider” shall mean Agent, any Lender, any Affiliate of any Lender or any other financial institution (in the case of any such other financial institution, to the extent approved by Agent, which approval shall not be unreasonably withheld or delayed) that provides any Bank Products to Borrowers or Guarantors.

“Bank Products” shall mean any one or more of the following types of services or facilities provided to a Loan Party by a Bank Product Provider: (a) credit cards, stored value cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or

“p-cards”) and debit cards, or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Loan Party pursuant to agreement or overdraft for any accounts of Loan Parties maintained by such Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder.

“Base Rate” shall mean the greatest of (a) the Federal Funds Rate plus ½%, (b) the Adjusted Eurodollar Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof.  Any reference to Prime Rate Loans in any Financing Agreement shall be deemed to be Base Rate Loans.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

“Borrower Materials” shall have the meaning set forth in Section 13.5(f) hereof.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a)           the amount equal to:

(i)            eighty five (85%) percent of Eligible Accounts, plus

(ii)           ninety (90%) percent of Eligible Credit Card Receivables, plus

(iii)          the least of (A) the Fuel Inventory Loan Limit, (B) ninety (90%) percent multiplied by the Value of Eligible Inventory consisting of gasoline and diesel fuel, and (C) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus

(iv)          the lesser of (A) sixty five (65%) percent multiplied by the Value of Eligible Inventory (other than Eligible Inventory consisting of gasoline or diesel fuel) or (B) eighty five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus

(v)           one hundred (100%) percent of Eligible Cash Collateral, minus

(b)           Reserves.

The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory records maintained by such Borrower.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit D hereto, as such form may from time to time be modified by Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time, which is duly completed (including all schedules thereto) and executed, authenticated or deemed to be executed by an authorized officer of Administrative Borrower and delivered to Agent.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“Capital Expenditures” shall mean, for any period, as to any Person and its Subsidiaries, all expenditures (without duplication) by such Person and its Subsidiaries for, or contracts for expenditures (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent period) for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year (1) year, including (without duplication), but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and obligations under Capital Leases incurred in respect of such fixed or capital assets during such period.

“Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP (as in effect on the date hereof but subject to the provisions contained in the definition of “GAAP” contained herein), is required to be reflected as a liability on the balance sheet of such Person, excluding each lease listed on Schedule 1.18 hereto.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other interests).

“Cash Dominion Period” shall mean a period either (a) commencing on the date that an Event of Default shall have occurred and ending on the date thereafter that such Event of Default shall cease to be continuing or (b) commencing on the date that Excess Availability shall have fallen below the amount equal to twelve and one-half (12.5%) percent of the Maximum Credit for four (4) consecutive days and ending on the date thereafter that Excess Availability has been greater than the amount equal to twelve and one-half (12.5%) percent of the Maximum Credit for thirty (30) consecutive days.

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” shall mean, except as permitted under Section 9.7 hereof, (a) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of nine and eight tenths (9.8%) percent or more of the voting power of the total outstanding Voting Stock of Parent; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose nomination for election by the stockholders of Parent was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then still in office; (c) the failure of Parent to directly own and control one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Holding; or (d) the failure of Parent to directly or indirectly own and control one hundred (100%) percent of the voting power of the total outstanding Voting Stock of TA Operating, TA Nevada, TA Franchise or Petro Franchise.

“Change in Law” shall mean the occurrence after the date of this Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall have the meaning set forth in Section 5 hereof.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Loan Party, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person pursuant to which (among other things) such lessor or other person shall (i) acknowledge Agent’s security interest in the Collateral, (ii) release or subordinate any Liens upon the Collateral held by such person or located on such premises, and (iii) agree to furnish Agent with certain access to the Collateral in such person’s possession or on the premises.

“Commercial Letter of Credit” shall mean any Letter of Credit Accommodation issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Loan Party in the ordinary course of the business of such Loan Party.

“Commitment” shall mean, at any time, as to each Lender, the principal amount set forth opposite such Lender’s name on Schedule 1 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning set forth in Section 9.6(a) hereof.

“Compliance Period” shall mean the period commencing on the date on which Excess Availability has fallen below an amount equal to ten (10%) percent of the Maximum Credit and ending on a subsequent date on which Excess Availability has been greater than an amount equal to ten (10%) percent of the Maximum Credit on each day for thirty (30) consecutive days.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, as determined in accordance with GAAP; provided, that, (a) the net income of any entity that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable by such entity to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any entity accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or such entity’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded; and (c) the net income (if positive) of any Subsidiary (other than a Borrower or Obligor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded.  For the purposes of this definition, net income excludes (1) any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses, together with any related Provision for Taxes for such gains or non-cash losses (including, without limitation, any such gains or non-cash losses, together with any related Provision for Taxes, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person), and (2) any income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, together with any related Provision for Taxes.

“Consolidated Rental Expense” shall mean, with respect to any Person for any period, the aggregate amount of all real property rental expense of such Person and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent’s first priority security interest, for and on behalf of Lenders, in the monies due and to become due to a Loan Party (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; sometimes being referred to herein individually as a “Credit Card Acknowledgement”.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Loan Party for the benefit of any Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto.

“Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through Comdata Network, Inc., EFS Transportation Services, Inc., American Express Travel Related Services Company, Inc., Discover Financial Services, Inc., and Fleet One Holdings, LLC.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean, collectively, (a) all present and future rights of any Loan Party to payment from any Credit Card Issuer or Credit Card Processor arising from the sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Loan Party to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

“Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

“C-Store Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of September 1, 2018, by and among TA Operating, Parent, EG Retail (America), LLC and EG Group Limited, as amended, supplemented or otherwise modified in accordance with Section 9.7(b)(xiv) hereof.

“C-Store Purchased Assets” shall mean the “Assets” as defined in, and sold pursuant to, the C-Store Purchase Agreement.

“Debt Incurrence Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) EBITDAR of such Person for such Period, to (b) the Fixed Charges of such Person for such period.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement (including the failure to make available to Agent amounts required on the last day of any Settlement Period pursuant to Section 6.10(b) hereof), (b) has notified the Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (d) failed, within one (1) Business Day after written request by Agent or Administrative Borrower (with a copy to Agent), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise has failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-in Action.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained.

“Dispositions” shall have the meaning set forth in Section 9.7(b) hereof.

“Disqualified Capital Stock” shall mean any Capital Stock if any Loan Party shall be required by its terms, or upon the happening of any event or condition: (a) to pay any cash dividends or cash distributions in respect of such Capital Stock (unless such payment is at the sole option of any Loan Party or as otherwise permitted under clause (b) below) or (b) to purchase or redeem such Capital Stock or make any payment in respect of such Capital Stock (unless such purchase or redemption is at the sole option of any Loan Party) (other than solely for Capital Stock that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in each case on or prior to the date 91 days after the Maturity Date and except as otherwise permitted by Section 9.11 hereof; provided, that Capital Stock that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the customary right to require such Person to redeem or purchase such Capital Stock upon the occurrence of a “change of control” shall not constitute Disqualified Capital Stock.

“Divided Delaware LLC” shall mean any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Drawing Document” shall mean any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (without duplication): (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) the sum of the following (in each case to the extent deducted in the computation of Consolidated Net Income of such Income): (i) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, compensation expenses settled in Capital Stock of such Person, and deferred compensation) for such period, all in accordance with GAAP, plus (ii) Interest Expense for such period, plus (iii) the Provision for Taxes for such period, plus (iv) restructuring charges for severance, retention, relocation and similar employee payments incurred during such period, plus (v) non-recurring costs and expenses incurred during such period in connection with the issuance, extinguishment or defeasance of Indebtedness of such Person (including costs and expenses incurred in connection with the consummation of the amendment and restatement of the Existing Credit Agreement and this Agreement, and all transactions related thereto, including, without limitation, the payment of fees and expenses in connection therewith and herewith), plus (vi) extraordinary items of such Person during such period, plus (vii) the cumulative effects of a change in accounting principles of such Person during such period, plus (viii) any loss from discontinued operations of such Person during such period, plus (ix) other non-recurring charges incurred by such Person during such period (in the case of extraordinary items described in clause (b)(vi) and non-recurring charges described in clause (b)(ix) in excess of $100,000 for such period, to the extent approved by Agent in writing), minus (c) any income from discontinued operations of such Person during such period (to the extent included in the computation of Consolidated Net Income of such Person); provided, that, with respect to each of the amounts described in clauses (b)(iv), (b)(v), (b)(vi), (b)(viii) and (b)(ix), if requested by Agent, Agent shall have received calculations and supporting information relating thereto.

“EBITDAR” shall mean, as to any Person, with respect to any period, an amount equal to (without duplication): (a) the EBITDA of such Person and its Subsidiaries for such period, plus (b) Consolidated Rental Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean Accounts (other than Credit Card Receivables) created by a Borrower which satisfy the criteria set forth below:

(a)                                 such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business;

(b)                                 such Accounts are not unpaid more than thirty one hundred twenty (120) days after the date of the original invoice for them or more than sixty (60) days of the original due date for them;

(c)                                  such Accounts comply with the terms and conditions contained in Section 7.2 of this Agreement;

(d)                                 such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)                                  the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America, then if the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify;

(f)                                   such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)                                  the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)                                 there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts in any material respect or reduce the amount payable or delay payment thereunder;

(i)                                     such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted under Sections 9.8(a), (b) and (i) hereof;

(j)                                    neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Loan Party;

(k)                                 the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)                                     there are no proceedings or actions known to Agent or any Borrower which are threatened or pending against the account debtors with respect to such Accounts which  could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)                             the aggregate amount of such Accounts owing by a single account debtor do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n)                                 such Accounts are not owed by an account debtor who has Accounts unpaid more than thirty (30) (or, solely in the case of Accounts arising from goods sold or services rendered by a Borrower’s repair shop, sixty (60)) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)                                 the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)                                 the sale of goods or the rendition of services giving rise to such Account is not supported by a performance bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Collateral, in form and substance reasonably satisfactory to Agent;

(q)                                 such Accounts have been billed and invoiced to the account debtor with respect thereto, except to the extent that the amount of Accounts which have not been so billed and invoiced do not exceed twenty five (25%) percent of the Maximum Credit at any time; provided, that, any such Account shall cease to be Eligible Accounts unless such Account shall have been billed and invoiced within seven (7) Business Days after the date such Account is created;

(r)                                    such Accounts are owed by account debtors deemed creditworthy at all times by Agent in its Permitted Discretion (such that in the determination of Agent in its Permitted Discretion, such an account debtor does not have, or could reasonably be expected not to have, the financial ability to satisfy its outstanding Accounts); and

(s)                                   the account debtor with respect to such Accounts is not a Sanctioned Person or Sanctioned Entity.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Permitted Discretion upon not less than two (2) Business Days’ prior written notice to Administrative Borrower (during which period Agent shall be available to discuss any such proposed change or new criteria with Administrative Borrower and Borrowers may take such action as may be required so that the event, condition or circumstance that is the basis for such change or new criteria no longer exists, in a manner and to the extent reasonably satisfactory to Agent) and shall be based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in any material respect in the good faith determination of Agent.

“Eligible Cash Collateral” shall mean the cash or Cash Equivalents (in each case denominated in United States Dollars) of a Borrower which are (a) maintained in a deposit account (other than a Blocked Account) or securities account, or any combination thereof, at Wells Fargo Bank or one of its Affiliates, (b) pledged by such Borrower to Agent pursuant to an agreement in form and substance reasonably satisfactory to Agent, (c) subject to the first priority, valid and perfected security interest and pledge in favor of Agent, (d) free and clear of any other lien, security interest, claim or other encumbrance or restriction (except (i) liens in favor of Agent and (ii) liens in favor of Wells Fargo Bank or its Affiliates to the extent such liens are permitted hereunder), (e) subject to a Deposit Account Control Agreement or Investment Property Control Agreement, in form and substance reasonably satisfactory to Agent, by and among Wells Fargo Bank (or its Affiliate), such Borrower and Agent and duly authorized, executed and delivered by Wells Fargo Bank (or its Affiliate) and such Borrower (it being understood that any such Deposit Account Control Agreement or Investment Property Control Agreement shall prohibit such Borrower from making withdrawals of, or otherwise giving deposit instructions with respect to, such cash or Cash Equivalents without the prior written consent of Agent), and (f) available to such Borrower without condition or restriction except those arising pursuant to the pledge in favor of Agent.

“Eligible Credit Card Receivables” shall mean, as to each Borrower, Credit Card Receivables of and owing to such Borrower which satisfy the criteria set forth below:

(a)                                 such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower (including Credit Card Receivables which arise from any sale made by any restaurant owned and operated by a Borrower);

(b)                                 [Reserved];

(c)                                  such Credit Card Receivables are not unpaid more than five (5) Business Days (or, (i) solely in the case of Credit Card Receivables arising from the use of a card issued by Comdata Network, Inc., six (6) Business Days and (ii) solely in the case of Credit Card Receivables arising from the use of a card issued by FleetOne Holdings, LLC, twelve (12) Business Days) after the date of the sale of Inventory or rendition of services giving rise to such Credit Card Receivables;

(d)                                 all material procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed by such Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

(e)                                  the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

(f)                                   such Borrower shall have submitted all materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for such Borrower to be entitled to payment in respect thereof;

(g)                                  the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(h)                                 such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

(i)                                     the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Credit Card Receivables (other than setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstance of such Borrower), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees, chargebacks, setoffs and deductions may be deemed Eligible Credit Card Receivables;

(j)                                    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (notwithstanding the foregoing the Credit Card Issuer or Credit Card Processor may have setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of such setoff, reserve or collateral may be deemed Eligible Credit Card Receivables;

(k)                                 there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Credit Card Receivables in any material respect or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower);

(l)                                     such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Agent, for and on behalf of itself and Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interest or lien in favor of any person other than Agent except as otherwise permitted in this Agreement, in each case subject to and in accordance with the terms and conditions applicable hereunder to any such permitted security interest or lien;

(m)                             there are no proceedings or actions known to Agent or any Borrower which are pending or threatened against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which could reasonably be expected to result in any material adverse change in the financial condition of any such Credit Card Issuer or Credit Card Processor;

(n)                                 such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processor deemed creditworthy by Agent in its Permitted Discretion (such that in the Permitted Discretion of Agent, such Credit Card Issuer or Credit Card Processor does not have, or could reasonably be expected not to have, the financial ability to satisfy its outstanding Accounts);

(o)                                 no event of default has occurred and is continuing under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payment to such Borrower and no event shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to such Borrower, including on behalf of a Guarantor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor), except as may have been waived in writing on terms and conditions reasonably satisfactory to Agent pursuant to the Credit Card Acknowledgement by such Credit Card Issuer or Credit Card Processor), or the right to establish reserves or establish or demand collateral, and the Credit Card Issuer or Credit Card Processor has not sent any written notice of default and/or notice of its intention to cease or suspend payments to such Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor, and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles;

(p)                                 Agent shall have received, in form and substance satisfactory to Agent in its Permitted Discretion, a Credit Card Acknowledgment duly authorized, executed and delivered by the Credit Card Issuer (except as Agent may otherwise agree) or Credit Card Processor for the credit card or debit card used in the sale which gave rise to such Credit Card Receivable (except as Agent may otherwise agree), such Credit Card Acknowledgment shall be in full force and effect and the Credit Card Issuer or Credit Card Processor party thereto shall be in compliance with the terms thereof;

(q)                                 the terms of the sale giving rise to such Credit Card Receivables and all practices of such Borrower with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations; and

(r)                                    the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers.  The criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in its Permitted Discretion upon not less than two (2) Business Days’ prior written notice to Administrative Borrower (during which period Agent shall be available to discuss any such proposed change or new criteria with Administrative Borrower and Borrowers may take such action as may be required so that the event, condition or circumstance that is the basis for such change or new criteria no longer exists, in a manner and to the extent reasonably satisfactory to Agent) and shall be based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Credit Card Receivables in any material respect in the good faith determination of Agent.

“Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods (including gasoline and diesel fuel) held for resale in the ordinary course of the business of such Borrower that satisfy the criteria set forth below.  Eligible Inventory shall not include (a) any Inventory sold or intended to be sold by any restaurant owned or operated by any Loan Party; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by any Loan Party, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned or leased and controlled by any Loan Party may nevertheless be considered Eligible Inventory as to locations which are not owned or leased and controlled by a Loan Party, if either Agent shall have received a Collateral Access Agreement from the owner and/or lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established such Reserves in respect of amounts at any time payable by any Borrower or its affiliates to the owner and lessor thereof as Agent shall determine in its Permitted Discretion; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent and those permitted by Sections 9.8(b), 9.8(c) and 9.8(i) hereof; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; (m) Inventory located outside the United States of America; (n) Inventory which is subject to or uses a trademark or other Intellectual Property licensed by a third party to a Borrower unless either (i) Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, from such third party licensor in favor of Agent, duly authorized, executed and delivered by such Borrower and such third party licensor or (ii) Agent shall have otherwise determined that Agent has the right to sell such Inventory; and (o) Inventory (excluding truck and auto service Inventory) which is not tracked on a perpetual reporting system reasonably satisfactory to Agent.  The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Permitted Discretion upon not less than two (2) Business Days’ prior written notice to Administrative Borrower (during which period Agent shall be available to discuss any such proposed change or new criteria with Administrative Borrower and Borrowers may take such action as may be required so that the event, condition or circumstance that is the basis for such change or new criteria no longer exists, in a manner and to the extent reasonably satisfactory to Agent) and shall be based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in any material respect in the good faith determination of Agent.

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent (which approval shall not be unreasonably withheld or delayed), provided, that, (i) in the case of any assignment to an Eligible Transferee described under clauses (c) and (d) above, Administrative Borrower shall have the right to approve the assignee under such assignment, such approval not to be unreasonably withheld, conditioned or delayed by Administrative Borrower, except, that, Administrative Borrower’s approval shall not be required (A) after the occurrence and during the continuance of an Event of Default, or (B) in connection with an assignment by Lender upon the merger, consolidation, sale of such Lender or other disposition of all or any portion of any Lender’s business, loan portfolio or other assets, (ii) neither any Loan Party nor any Affiliate of any Loan Party shall qualify as an Eligible

Transferee, (iii) no natural person shall qualify as an Eligible Transferee, (iv) no Defaulting Lender shall qualify as an Eligible Transferee, and (v) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Loan Party shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

“Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to each Loan Party, all of such Loan Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Loan Party or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan for which the Pension Benefit Guaranty Corporation notice requirement has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section

303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Loan Party or any of its or their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Loan Party or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate in excess of $1,500,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $1,500,000 (other than the funding of benefits in accordance with the terms of such Plan).

“Escrow Agent” shall mean Commonwealth Land Title Insurance Company.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall mean the amount, as determined by Agent in accordance with this Agreement, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) and (ii), after giving effect to, but without duplication of, any Reserves, subject to the last sentence of the definition of Reserves), minus (b) the sum of (without duplication):  (i) the principal amount of all then outstanding Revolving Loans, plus (ii) the principal amount of all then outstanding Letters of Credit.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Excluded Assets” shall mean (a) Real Property, (b) commercial tort claims other than commercial tort claims that arise in connection with or are related to any assets which are or at any time were included in the calculation of the Borrowing Base, (c) investment property consisting of Capital Stock in any Person which is (i) not publicly listed unless such Person is a direct Subsidiary of a Loan Party, or (ii) an Excluded Subsidiary, and (d) all proceeds of the foregoing.

“Excluded Subsidiary” shall mean (a) each direct or indirect Subsidiary of Parent listed on Schedule 1.61 hereto and (b) a direct or indirect Subsidiary of Parent formed or acquired after the date hereof, which is designated as an “Excluded Subsidiary” in writing by Parent to Agent after the date hereof and which is not a Loan Party or Specified Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Guarantors” shall mean, collectively, Holding and Petro Franchise.

“Existing HPT Leases” shall mean, collectively, the following: (in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Lease Agreement, dated as of January 31, 2007, by and among HPT TA Properties Trust (“HPT Trust”), HPT TA Properties LLC (“HPT LLC”) and TA Leasing, as modified by the Letter Agreement, dated November 19, 2007, by and among HPT Trust, HPT LLC, TA Leasing, Agent and the other parties thereto, the First Amendment to Lease Agreement, dated as of May 12, 2008, among HPT Trust, HPT LLC and TA Leasing, the Deferral Agreement, dated as of August 11, 2008 (the “Deferral Agreement”), among HPT, HPT Trust, HPT LLC, HPT PSC Properties Trust (“PSC Trust”), HPT PSC Properties LLC (“PSC LLC”), Parent, TA Leasing and TA Operating (as successor by merger to Petro Stopping Centers, L.P. (“Petro”)), and the Amendment Agreement, dated as of January 31, 2011 (the “Amendment Agreement”), among HPT, HPT Trust, HPT LLC, HPT PSC Trust, PSC LLC, Parent, TA Leasing and TA Operating (as successor by merger to Petro), and (b) the Lease Agreement, dated as of May 30, 2007, by and among PSC Trust, PSC LLC and TA Operating (as successor by merger to Petro), as modified by the Letter Agreement, dated November 19, 2007, by and among PSC Trust, PSC LLC, TA Operating (as successor by merger to Petro), Agent and the other parties thereto, the First Amendment to Lease Agreement, dated as of March 17, 2008, among PSC Trust, PSC Properties and TA Operating (as successor by merger to Petro), the Deferral Agreement and the Amendment Agreement.

“Existing Lenders” shall have the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” shall have the meaning set forth in the recitals to this Agreement.

“Existing Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Loans” shall have the meaning set forth in the recitals to this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” shall mean the amended and restated letter agreement, dated on or about the Amendment No. 3 Effective Date, by and among Borrowers and Agent, for the benefit of itself and Lenders, setting forth certain fees payable by Borrowers to Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Financing Agreements” shall mean, collectively, this Agreement, the Guarantee Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, the Financing Agreements shall not include Hedge Agreements.

“Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount equal to (i) the EBITDAR of such Person for such period, minus (ii) all Capital Expenditures of such Person during such period to the extent such Capital Expenditures are not financed with the proceeds of (A) Indebtedness permitted under Section 9.9 hereof or (B) amounts paid by any landlord to Borrowers or any of their Tested Subsidiaries pursuant to any Lease Agreement for the purpose of financing such Capital Expenditures (or reimbursing Borrowers or any of their Tested Subsidiaries for such Capital Expenditures), minus (iii) the difference (if positive) between (A) taxes in respect of income paid by such Person during such period in cash, and (B) refunds of taxes in respect of income received by such Person in cash during such period, to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” shall mean, as to any Person, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash during such period, plus (b) all regularly scheduled principal payments paid in cash during such period in respect of

(i) Indebtedness for borrowed money (other than payments in respect of Revolving Loans which do not result in a reduction of the Commitments) and (ii) Indebtedness with respect to Capital Leases (and without duplicating any items of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) all Consolidated Rental Expense paid in cash during such period, plus (d) all dividends paid in cash by Parent during such period pursuant to Section 9.11(c) hereof.

“Foreign Subsidiary” shall mean any Subsidiary of a Loan Party which is incorporated or formed under the laws of a jurisdiction outside the United States of America.

“Freightliner Agreement” shall mean the Freightliner Express Operating Agreement, dated as of July 21, 1999, by and among Daimler Trucks North America LLC, formerly known as Freightliner Corporation, TA Operating Corporation (as predecessor in interest to TA Operating) and TA Franchise Systems, Inc. (as predecessor in interest to TA Franchise), as amended by Amendment No. 1 to Operating Agreement, dated as of November 9, 2000, Amendment No. 2 to Operating Agreement dated as of April 15, 2003, Amendment No. 3 to Operating Agreement, dated as of July 26, 2006, Amendment No. 4 to Operating Agreement, dated as of August 12, 2008, and as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Fuel Inventory Loan Limit” shall mean, at any time, the amount equal to seventy-five (75%) percent of the Maximum Credit at such time.

“Funding Bank” shall have the meaning set forth in Section 3.3(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board, the opinions and pronouncements of the American Institute of Certified Public Accountants and the Staff Accounting Bulletins and other pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof or if any change in GAAP would affect the computation of the Fixed Charge Coverage Ratio and the Debt Incurrence Ratio or the Indebtedness or Lien covenant calculations, GAAP shall be determined on the basis of such principles in effect on the Amendment No. 3 Effective Date and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the Amendment No. 3 Effective Date.  Notwithstanding any changes in GAAP after the date of this Agreement (including the phase-in of the effectiveness of any changes to GAAP pursuant to any amendment to GAAP adopted as of the Amendment No. 3 Effective Date, any lease of the Borrowers or their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Amendment No. 3 Effective Date (without giving effect to such phase-in), whether such lease is entered into before or after the Amendment No. 3 Effective Date, shall not constitute a Capital Lease under this Agreement or any other Financing Agreement.

“Girkin” shall mean Girkin Development, LLC, a Kentucky limited liability company, and its successors and assigns, which merged with and into TA Operating LLC on May 1, 2014.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreement” shall mean the Amended and Restated Guarantee, dated as of October 25, 2011, by and among the Loan Parties and the Agent, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

“Guarantor Conversion Notice” shall mean the notice from Administrative Borrower to Agent in the form attached hereto as Exhibit E.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and a Bank Product Provider that is a rate swap agreement, basis swap, forward rate agreement, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

“HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust, and its successors and assigns.

“HPT Companies” shall mean the collective reference to HPT and its Subsidiaries; provided, that, in no event shall the HPT Companies include any Loan Party or any of their respective Subsidiaries.

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefore, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; provided that, the amount of any such guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made; (e) all obligations of such Person to redeem or repurchase any redeemable stock and redemption or repurchase obligations under any Disqualified Capital Stock or other equity securities issued by such Person; (f) without duplication, all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.  Notwithstanding anything to the contrary contained herein, “Indebtedness” shall not include (i) obligations in respect of any lease listed on Schedule 1.18 hereto or (ii) obligations in respect of any Capital Lease to the extent such Capital Lease would have been characterized as an operating lease in accordance with GAAP (as in effect on the date hereof but subject to the provisions contained in the definition of “GAAP” herein).

“Indemnitee” shall have the meaning set forth in Section 11.5 hereof.

“Independent Director” shall have the meaning given to such term in the limited liability company agreement of Parent.

“Information Certificate” shall mean, collectively, the Information Certificates of Loan Parties in substantially the form of Exhibit B hereto containing material information with respect to Loan Parties, their respective businesses and assets provided by or on behalf of Loan Parties to Agent.

“Intellectual Property” shall mean, as to each Loan Party, such Loan Party’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person and its Subsidiaries, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding interest paid in property other than cash during such period.

“Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

“Interest Rate” shall mean,

(a)                                 Subject to clause (b) of this definition below:

(i)                                     as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(ii)                                  as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period as in effect two (2) Business Days prior to the commencement of such Interest Period, whether such rate is higher or lower than any rate previously selected by a Borrower).

(b)                                 Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans in each case to the highest percentage set forth in the definition of the term Applicable Margin for each category of Revolving Loans (without regard to the amount of Monthly Average Excess Availability) plus two (2%) percent per annum: (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations in immediately available funds and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Revolving Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

“Inventory” shall mean, as to each Loan Party, all of such Loan Party’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Loan Party as lessor; (b) are held by such Loan Party for sale or lease or to be furnished under a contract of service; (c) are furnished by such Loan Party under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Inventory Loan Limit” shall mean, at any time, the amount equal to eighty (80%) percent of the Maximum Credit at such time.

“Investments” shall have the meaning set forth in Section 9.10 hereof.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Loan Party (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Loan Party.

“ISP” shall mean, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” shall mean, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean Wells Fargo Bank or any Lender that is reasonably acceptable to Agent and Administrative Borrower that shall issue a Letter of Credit for the account of a Borrower and have agreed in a manner reasonably satisfactory to Agent to be subject to the terms hereof as an Issuing Bank.

“Lease Agreement” shall mean any Existing HPT Lease or any other lease agreement entered into by a Loan Party or Specified Subsidiary pursuant to which such Loan Party or Specified Subsidiary leases Real Property (and related personal property) from any other Person.

“Lender Group” shall mean each of the Lenders (including Issuing Bank) and Agent, or any one or more of them.

“Lenders” shall mean shall have the meaning set forth in the preamble to this Agreement.

“Letter of Credit” shall mean a letter of credit (as that term is defined in the UCC) issued by Issuing Bank.  Any reference to a Letter of Credit Accommodation or Letter of Credit Accommodations in any Financing Agreement shall be deemed to be a Letter of Credit or Letters of Credit, respectively.

“Letter of Credit Collateralization” shall mean either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.2(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to one hundred and two (102%) percent of the then existing Letter of Credit Usage plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiry date of such Letters of Credit, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred and two (102%) percent of the then existing Letter of Credit Usage plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiry date of such Letters of Credit (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” shall mean a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” shall mean, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.2(e) on such date.

“Letter of Credit Fee” shall have the meaning set forth in Section 3.2(b) hereof.

“Letter of Credit Indemnified Costs” shall have the meaning set forth in Section 2.2(f) hereof.

“Letter of Credit Related Person” shall have the meaning set forth in Section 2.2(f) hereof.

“Letter of Credit Sublimit” shall mean $125,000,000.

“Letter of Credit Usage” shall mean, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan or otherwise.

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Liens” shall have the meaning set forth in Section 9.8 hereof.

“Loan Account” shall have the meaning set forth in Section 6.1 hereof.

“Loan Party” shall mean any Borrower or any Guarantor.

“Loans” shall mean the Revolving Loans.

“London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Margin Stock” shall have the meaning defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Loan Parties (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the ability of Borrowers to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

“Material Contract” shall mean (a) the Shared Services Agreement, (b) each of the Existing HPT Leases, (c) the Freightliner Agreement, (d) the Sublease Agreement, dated as of January 31, 2007, by and between TA Operating and TA Leasing and (e) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material License Agreement” shall mean each License Agreement to which any Loan Party is a party which constitutes a Material Contract; sometimes referred to herein collectively as “Material License Agreements.”

“Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

“Maximum Credit” shall mean the amount of $200,000,000, as such amount may be increased in accordance with Section 2.3 hereof or decreased in accordance with Section 2.4 hereof.

“Monthly Average Excess Availability” shall mean, at any time, the daily average of the Excess Availability for the immediately preceding calendar month.

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate.

“Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the applicable category of Inventory at such time on a “going out of business” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable average cost of such aggregate amount of the Inventory subject to such appraisal.

“New Lending Office” shall have the meaning specified in Section 6.13 hereof.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.3(c) hereof.

“Non-US Lender” shall have the meaning set forth in Section 6.13 hereof.

“Obligations” shall mean (a) any and all Loans, Letters of Credit and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent, any Issuing Bank or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured, and (b) for purposes of Section 5.1 hereof and the Security Provisions and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Loan Parties to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Loan Parties, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wells and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Loan Party and (B) the obligations arising pursuant to such Bank Products provided to Loan Parties constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12, 13.1(a) (but solely to the extent relating to the delivery of cash collateral for Obligations arising under or in connection with any Bank Products), and 13.6 hereof, and (iv) the Obligations of any Loan Party shall exclude its Excluded Swap Obligation.

“Obligor” shall mean any Guarantor.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” shall have the meaning specified in Section 6.13 hereof.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

“Participant Register” shall have the meaning set forth in Section 13.7 hereof.

“Patriot Act” shall have the meaning set forth in Section 8.21 hereof.

“Perishable Inventory” shall mean Inventory consisting of dairy, frozen foods, deli, bread, sweet snacks and other perishable grocery items.

“Permits” shall have the meaning set forth in Section 8.7 hereof.

“Permitted Acquisitions” shall mean the purchase by a Loan Party (whether directly or indirectly through a Specified Subsidiary) after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Capital Stock of such Person (such assets or Person being referred to herein as the “Acquired Business”) in one or a series of transactions that satisfies each of the following conditions:

(a)                                 the Acquired Business shall be an operating company that engages in a line of business substantially similar to the business that Borrowers are engaged in on the Amendment No. 3 Effective Date or any business reasonably related or complementary to such line of business,

(b)                                 Agent shall have received all items required by Sections 5.2 and 9.21 in connection with the Acquired Business (in each case, subject to the terms of Section 9.21(d) hereof),

(c)                                  in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(d)                                 Excess Availability shall not be less than the amount equal to seventeen and one-half (17.5%) percent of the Maximum Credit, as of the date of such acquisition and immediately after giving effect thereto,

(e)                                  as of the date of such acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing,

(f)                                   in the case of an acquisition of Capital Stock of another Person, such Person shall be organized under the laws of a jurisdiction within the United States except that such Person acquired pursuant to such acquisition may be organized under the laws of a jurisdiction outside the United States if (i) one or more other Persons acquired pursuant to such acquisition is organized under the laws of a jurisdiction within the United States and (ii) the book value of the assets of such Person shall not exceed ten (10%) percent of the book value of the assets of all such other Persons,

(g)                                  in the case of an acquisition of assets or a business or division of another Person, such assets, business or division shall be located within the United States except that such assets, business or division acquired pursuant to such acquisition may be located outside the United States if (i) other assets, businesses or divisions which are acquired pursuant to such acquisition are located within the United States and (ii) the book value of such assets, business or division shall not exceed ten (10%) percent of the book value of such other assets, business or divisions,

(h)                                 in the case of an acquisition where the consideration paid or payable is greater than $25,000,000, Agent shall have received not less than five (5) Business Days’ prior written notice (or such lesser period as to which Agent may reasonably consent) of such acquisition;

(i)                                     in the case of an acquisition of more than one travel center location, Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders as to the matters set forth above in this definition, and

(j)                                    in the case of an acquisition of only a single travel center location, Agent shall receive, on or prior to the date on which Loan Parties are required to deliver the next succeeding Compliance Certificate pursuant to Section 9.6(a) hereof, a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lender as to the matters set forth above in this definition.

“Permitted Discretion” shall mean with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type provided hereunder would act in similar circumstances at the time with the information then available to it.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Petro Travel Plaza Operating Agreement” shall mean the Amended and Restated Limited Liability Company Operating Agreement of Petro Travel Plaza Holdings LLC, dated as of October 8, 2008, as amended by Amendment No. 1, effective as of August 19, 2009, between TA Operating and Tejon Development Corporation, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

“Platform” shall have the meaning set forth in Section 13.5(f) hereof.

“Propco” shall mean any Guarantor formed or acquired after the date hereof which does not own, and will not own or acquire, any material assets other than Real Property and Equipment and which has been designated in writing after the date hereof as a “Propco” by Parent to Agent.

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Public Lender” shall have the meaning set forth in Section 13.5(f) hereof.

“QSL Franchise” shall have the meaning set forth in the preamble to this Agreement.

“QSL Operating” shall have the meaning set forth in the preamble to this Agreement.

“QSL RE” shall have the meaning set forth in the preamble to this Agreement.

“Qualified Assumed Indebtedness” shall mean Indebtedness of a Person which becomes a Loan Party after the date hereof in connection with a Permitted Acquisition; provided, that, (a) such Indebtedness existed prior to the closing of such Permitted Acquisition and (b) such indebtedness was not created or incurred in connection with, or in anticipation of, such Permitted Acquisition.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” shall mean all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Loan Party: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Loan Party; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Loan Party or otherwise in favor of or delivered to any Loan Party in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Loan Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Loan Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Loan Party is a beneficiary).

“Records” shall mean, as to each Loan Party, all of such Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Loan Party with respect to the foregoing maintained with or by any other person).

“Reference Bank” shall mean Wells Fargo Bank, or such other bank as Agent may from time to time designate.

“Refinanced Revolving Loans” shall have the meaning set forth in Section 11.3(f) hereof.

“Register” shall have the meaning set forth in Section 13.7 hereof.

“Replacement Revolving Loans” shall have the meaning set forth in Section 11.3(f) hereof.

“Report” shall have the meaning set forth in Section 12.10(a) hereof.

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, if there is more than one Lender and the Pro Rata Share of any Lender is more than fifty (50%) percent, then Required Lenders shall mean such Lender plus at least one other Lender.

“Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which constitute a Default or an Event of Default.  Without limiting the generality of the foregoing, Reserves may, at Agent’s option, in its Permitted Discretion, be established to reflect any of the following: (i) that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (ii) returns, discounts, claims, vendor rebates, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (iii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory, (iv) inventory shrinkage, (v) reserves in respect of markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (vi) amounts due or to become due in respect of sales, use, withholding, excise and/or similar taxes, (vii) any rental payments, service charges or other amounts to become due to lessors and operators of real property to the extent Inventory, Equipment or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (except that Agent will not establish such reserve for any property for which Agent has received a Collateral Access Agreement accepted by Agent in writing if all such payments, charges and other amounts have been paid when due), provided, that, the Reserves established pursuant to this clause (vii) as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such retail store locations, provided, that, such limitation on the amount of the Reserves pursuant to this clause (vii) shall only apply so long as: (A) no Event of Default shall have occurred and be continuing, (B) neither a Loan Party nor Agent shall have received notice of any event of default under the lease with respect to such location and (C) no Loan Party has granted to the lessor a security interest or lien upon any assets of such Loan Party, (viii) amounts owing by Borrowers to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, (ix) variances between the perpetual inventory records of Borrowers and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (x) the aggregate amount of deposits, if any, received by any Borrower from its customers in respect of unfilled orders for goods, (xi) fifty (50%) percent of the aggregate amount of gift certificates, and (xii) obligations, liabilities or indebtedness (contingent or otherwise) of Loan Parties to any Bank Product Provider arising under or in connection with any Bank Products of any Loan Party with a Bank Product Provider or as such Bank Product Provider may otherwise require in connection therewith to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral.  To the extent Agent may establish a Reserve so as to address any event, condition or other circumstance in a manner satisfactory to Agent as determined by Agent in its Permitted Discretion, Agent shall not establish a new criteria or revise criteria for Eligible Accounts, Eligible Inventory or Eligible Credit Card Receivables for the same purpose and Agent shall not make Accounts, Credit Card Receivables or Inventory ineligible based on criteria for Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory for the same purpose.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion.  Agent shall give Administrative Borrower prompt written notice of any discretionary Reserve established by Agent after the date hereof.  To the extent that any Reserve is in respect of amounts that may be payable to third parties, Agent may, at its option, deduct such Reserve from the Maximum Credit at any time that the Maximum Credit is less than the amount of the Borrowing Base.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party now or hereafter outstanding, except a dividend or other distribution payable solely in Capital Stock of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party now or hereafter outstanding (including, for the avoidance of doubt, any Capital Stock of a Loan Party which is held as “treasury stock” of such Loan Party); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of any Loan Party now or hereafter outstanding.

“Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“RMR” shall mean The RMR Group LLC, a Maryland limited liability company, and its successors and assigns.

“Sanctioned Entity” shall mean (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” shall mean, collectively, (i) Agent, (ii) Lenders, (iii) Issuing Banks, and (iv) any Bank Product Provider; provided, that, as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider; such parties are sometimes referred to herein individually as a “Secured Party”.

“Security Provisions” shall mean the following provisions of the Financing Agreements (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Section 1(a) of the Guarantee Agreement; (b) Sections 1 and 2 of the Amended and Restated Pledge and Security Agreement, dated of even date herewith, by Parent, Holding and TA Operating in favor of Agent; (c) Sections 1 and 2 of the Amended and Restated Trademark Collateral Assignment and Security Agreement, dated of even date herewith, by and between TA Operating and Agent; (d) Sections 1 and 2 of the Amended and Restated Copyright Collateral Assignment and Security Agreement, dated of even date herewith, by and between TA Operating and Agent; and (e) such other sections of such other Financing Agreements as Agent may from time to time designate as a “Security Provision” in a writing delivered by Agent to Administrative Borrower.

“Sellers” shall mean Frederick M. Higgins, Frederick M. Higgins Charitable Remainder Unitrust, Heather Higgins, Leslie Higgins Embry, Cathy Howard, Glenn Howard, Stacy Howard Jones, Wesley Howard, Jamie Gaddie Higgins Family Trust, Jamie Gaddie Higgins Marital Trust, Rita Barks, Danny Evans, Jerry Goff, Helen Jernigan, Martha Miller-Webb, Donna Carlyle, Betsy Monroe, Owen Monroe Trust Under Will, Carrie Leigh Porcel and their respective successors and assigns.

“Sellers’ Representative” shall mean Frederick M. Higgins, in his capacity as the representative of Sellers.

“Settlement Period” shall have the meaning set forth in Section 6.10(b) hereof.

“Shared Services Agreement” shall mean the Amended and Restated Business Management and Shared Services Agreement, dated as of March 12, 2015, by and between Parent and RMR, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Special Agent Advances” shall have the meaning set forth in Section 12.11(w) hereof.

“Specified Subsidiary” shall mean (a) any Person whose Capital Stock is purchased by a Loan Party pursuant to a Permitted Acquisition and (b) any Subsidiary of a Loan Party formed pursuant to Section 9.10(l) for the purpose of making, or in anticipation of consummating, a Permitted Acquisition.

“Standby Letters of Credit” shall mean all Letters of Credit other than Commercial Letters of Credit.

“Standard Letter of Credit Practice” shall mean, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Store Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“TA Montana” shall have the meaning set forth in the preamble to this Agreement.

“Taxes” shall have the meaning set forth in Section 6.13 hereof.

“Tested Subsidiaries” shall mean all Subsidiaries of Parent; provided that, if the EBITDAR or the total assets of the Excluded Subsidiaries (on a combined basis) for any period for which the Debt Incurrence Ratio or the Fixed Charge Coverage Ratio is calculated pursuant to this Agreement or any other Financing Agreement is greater than five (5%) percent of the EBITDAR or the total assets, respectively, of Parent and its Subsidiaries (on a consolidated basis) for such period, then Tested Subsidiaries shall mean all Subsidiaries of Parent other than the Excluded Subsidiaries.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“Value” shall mean, as determined by Agent in its Permitted Discretion, with respect to Inventory, the lower of (a) cost computed on an average basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write- downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the Amendment No. 3 Effective Date, if any.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wells” shall mean Wells Fargo Capital Finance, LLC, a Delaware limited liability, successor by merger to Wachovia Capital Finance Corporation (Central), in its individual capacity, and its successors and assigns.

“Wells Fargo Bank” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors and assigns.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 2.                            CREDIT FACILITIES

2.1                   Loans.

(a)                                 Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by a Borrower (or Administrative Borrower on behalf of such Borrower) up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit at such time.

(b)                                 Except in Agent’s discretion and with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letters of Credit outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letters of Credit outstanding at any time shall not exceed the Borrowing Base, (iii) the aggregate principal amount of the Revolving Loans and Letters of Credit outstanding at any time based on Eligible Inventory consisting of gasoline and diesel fuel shall not exceed the Fuel Inventory Loan Limit, (iv) the aggregate principal amount of the Revolving Loans and Letters of Credit outstanding at any time based on the Eligible Inventory which is Perishable Inventory shall not exceed $4,000,000, and (v) the aggregate principal amount of Revolving Loans and Letters of Credit outstanding at any time based on Eligible Inventory shall not exceed the Inventory Loan Limit.

(c)                                  In the event that the aggregate principal amount of the Loans and Letters of Credit outstanding exceed the Maximum Credit, or the aggregate principal amount of Revolving Loans and Letters of Credit outstanding exceed the Borrowing Base, or the aggregate principal amount of Revolving Loans and Letters of Credit outstanding based on Eligible Inventory consisting of gasoline and diesel fuel exceed the Fuel Inventory Loan Limit, the aggregate principal amount of Revolving Loans and Letters of Credit outstanding based on the Eligible Inventory which is Perishable Inventory exceeds the sublimit set forth above, the aggregate principal amount of Revolving Loans and Letters of Credit outstanding based on Eligible Inventory exceed the Inventory Loan Limit, or the aggregate amount of the outstanding Letters of Credit exceed the sublimit for Letters of Credit set forth in Section 2.2(e) hereof, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2                   Letters of Credit.

(a)                                 Subject to the terms and conditions of this Agreement, upon the request of a Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of a Borrower.  By submitting a request to Issuing Bank for the issuance of a Letter of Credit, a Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank.  Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances.  Issuing Bank’s records of the content of any such request will be conclusive.  Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such employment contract for a period of one year.

(b)                                 Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)                                     the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)                                  the Letter of Credit Usage would exceed the Maximum Credit less the outstanding principal amount of Revolving Loans, or

(iii)                               the Letter of Credit Usage would exceed the Borrowing Base less the outstanding principal amount of the Revolving Loans.

(c)                                  In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.2(t)(i) hereof, or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such

Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.2(t)(ii) hereof.  Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)                                 Any Issuing Bank (other than Wells Fargo Bank or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit.  In addition, each Issuing Bank (other than Wells Fargo Bank or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in U.S. Dollars.  If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.2 hereof) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans.  If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.2(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e)                                  Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.2(d) hereof, each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.2(d) hereof, on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.2(d) hereof, or of any reimbursement payment that is required to be refunded (or that Agent or

Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.2(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4.2 hereof.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon until paid in full at the Base Rate and if such failure continues for three days, at the highest Interest Rate provided for in Section 3.1 applicable to Base Rate Loans.

(f)                                   Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 6.13 hereof) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence, and including without limitation any prohibition on payment or delay in payment of any amount payable by Issuing bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)                                  The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit.  Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing

Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.2(d), plus interest at the rate then applicable to Base Rate Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)                                 Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers.  Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith.  Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers.  Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity.  Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least thirty (30) calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)                                     Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to Section 2.11(g) hereof, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)                                    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)                                     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                                  honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)                               acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)                              the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)                                 acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)                              any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)                           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)                        assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)                              payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                                 acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)                              honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)                           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)                        honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)                                 Borrowers shall pay on the first Business Day of each month, for the account of Issuing Bank as non-refundable fees, commissions, and charges (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations.

(l)                                     If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)                                  there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

(iii)                               and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.2(l) for any such amounts incurred more than one hundred and eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and

(B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.2(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)                             Each standby Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date.  Each commercial Letter of Credit shall expire on the earlier of (i) one hundred and twenty (120) days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.

(n)                                 If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than fifty (50%) percent of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.2(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage.  If Borrowers are required to provide Letter of Credit Collateralization hereunder as a result of the occurrence of an Event of Default, any cash collateral held by Agent as a result of such Letter of Credit Collateralization shall be returned by Agent to Borrowers promptly, but in no event later than seven (7) Business Days, after such Event of Default has been waived in accordance with this Agreement.  If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.2(n), the Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Commitments have terminated or the conditions in Section 4.2 are satisfied).

(o)                                 Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)                                 Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)                                 In the event of a direct conflict between the provisions of this Section 2.2 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2 shall control and govern.

(r)                                    The provisions of this Section 2.2 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)                                   At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document.  Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents.  The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business.  This appointment is coupled with an interest.

(t)                                    If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i)                                     such Defaulting Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (A) the sum of all Non-Defaulting Lenders’ Pro Rata Share of the outstanding principal amount of the Revolving Loans plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (B) the conditions set forth in Section 4.2 hereof are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(iii)                               if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to Section 2.2(t)(ii) hereof, Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 3.2(b) hereof with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(iv)                              to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.2(t)(i) hereof, then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 3.2(b) hereof shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(v)                                 to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to Section 2.2(t) hereof, then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 3.2(b) hereof with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated; and

(vi)                              Agent may release any cash collateral provided by Borrowers pursuant to Section 2.2(t)(ii) hereof to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.2(d) hereof.  Subject to Section 13.12 hereof, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

2.3                   Increase in Maximum Credit.

(a)                                 Administrative Borrower may, at any time and from time to time, deliver a written request to Agent to increase the Maximum Credit.  Any such written request shall specify the amount of the requested increase in the Maximum Credit that Administrative Borrower is requesting, provided, that, (i) in no event shall the aggregate amount of any increase in the Maximum Credit cause the Maximum Credit to exceed $300,000,000, (ii) any such request for an increase shall be for an increase of not less than $10,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall more than two (2) such increases be made in any calendar year.

(b)                                 Upon the receipt by Agent of a written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender (other than a Defaulting Lender) shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.  Each Lender shall notify Agent within thirty (30) days (or such shorter period as Agent and Administrative Borrower shall specify and agree) after the receipt of such notice of a request for such increase from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent and Administrative Borrower may seek additional increases from Lenders or Commitments from such Eligible Transferees as they may determine.  In the event Lenders (or Lenders and any such

Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent and Administrative Borrower shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent and Administrative Borrower may determine.

(c)                                  In the event of a request to increase the Maximum Credit, the Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.3(b), for which Agent has received Assignment and Acceptances (or other agreements acceptable to Agent and Administrative Borrower) within sixty (60) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i)                                     Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance (or another agreement acceptable to Agent and Administrative Borrower) duly executed by such Lender or Eligible Transferee and Administrative Borrower;

(ii)                                  the conditions precedent to the making of Revolving Loans set forth in Section 4.2 hereof shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii)                               Agent shall have received such agreements, documents and instruments (including legal opinions) as Agent may reasonably request, in form and substance reasonably satisfactory to Agent;

(iv)                              such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v)                                 there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees (including any additional commitment fees) due and payable to such Person on or before the effectiveness of such increase; and

(vi)                              there shall have been paid to Agent all costs and expenses (including reasonable fees and expenses of counsel) due and payable to Agent pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d)                                 As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein and in any of the other

Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit and Commitments.

(e)                                  Borrowers shall, in coordination with Agent, prepay certain Revolving Loans outstanding on the effective date of such increase and incur additional Loans from certain other Lenders with outstanding Revolving Loans or Commitments, in each case to the extent necessary so that all Lenders with Commitments participate in each outstanding borrowing hereunder pro rata on the basis of their respective Commitments (after giving effect to any increase in the Maximum Credit and Commitments pursuant to this Section 2.3).  At the time of any increase in the Maximum Credit and Commitments pursuant to this Section 2.3, the Pro Rata Shares of the Lenders shall be automatically adjusted based upon their Commitments after giving effect to such increase in the Maximum Credit and Commitments so that all Lenders shall share in all liabilities with respect to Letters of Credit and outstandings pursuant thereto in accordance with their revised Pro Rata Shares.  Upon the effectiveness of any increase in the Maximum Credit and Commitments under this Section 2.3, Administrative Borrower and Agent may (without the consent of any Lender) amend this Agreement to the extent (but only to the extent) necessary to reflect such increase in the Maximum Credit and Commitments.

(f)                                   This Section 2.3 shall supersede any provisions in Sections 6.8 and 11.3 hereof to the contrary.

2.4                 Decrease in Maximum Credit.

(a)                                 Administrative Borrower may, at any time and from time to time, deliver a written request to Agent to decrease the Maximum Credit.  Any such written request shall specify the amount of the decrease in the Maximum Credit that Administrative Borrower is requesting and the effective date of such decrease (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, (i) any such request for a decrease shall be for an amount of not less than $10,000,000, (ii) any such request shall be irrevocable, and (iii) in no event shall more than one (1) such decrease be made in any calendar year.

(b)                                 Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and the Commitment of each Lender shall be decreased on the date requested by Administrative Borrower by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.

(c)                                  In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount of the decrease in Maximum Credit requested by Administrative Borrower in accordance with the terms hereof; provided, that, after giving effect to such decrease, the Maximum Credit shall not be less than the aggregate amount of the Loans and Letters of Credit outstanding at such time.

(d)                                 As of the effective date of any such decrease in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the decrease in the Maximum Credit and Commitments.

2.5                   Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letters of Credit shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3.                            INTEREST AND FEES; PROCEDURES FOR BORROWING

3.1                   Interest; Procedures for Borrowing.

(a)                                 Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder upon the occurrence and during the continuance of any Event of Default or after the termination hereof shall be payable on demand.

(b)                                 Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Base Rate Loans by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal).  All such requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.  Subject to the terms and conditions contained herein, if Agent receives such a request on the Business Day specified in such request, the Base Rate Loan requested in such request shall be made on such Business Day; provided, that, if Agent receives such a request after 12:00 noon Chicago, Illinois time on any Business Day, the Base Rate Loan requested in such request shall be made not later than the next succeeding Business Day after the Business Day that such request is received by Agent.  Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) must be received by Agent not later than 12:00 p.m. Chicago, Illinois time three (3) Business Days prior to the requested date of any Eurodollar Rate Loans or any conversion to, or continuation of, any Eurodollar Rate Loans and shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, after receipt by Agent of such a request (or deemed request) from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall have occurred and be continuing, (ii) no more than six (6) Interest Periods may be in effect at any one time, and (iii) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  Any request (or deemed request) by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)                                  Unless Agent has received a request to the contrary from a Borrower (or Administrative Borrower on behalf of such Borrower) at least three (3) Business Days prior to the last day of the Interest Period for any Eurodollar Rate Loan, Administrative Borrower shall, automatically and without any further action, be deemed to have requested that the entire amount of such Eurodollar Rate Loan be continued as a new Eurodollar Rate Loan having an Interest Period of one (1) month; provided, that, if the conditions contained in Section 3.1(b) hereof with respect to the continuation of such Eurodollar Rate Loan are not satisfied, then such Eurodollar Rate Loan shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Parent, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or not be renewed and any such Eurodollar Rate Loans remain outstanding.

(d)                                 Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year (or, in the case of Base Rate Loans, a 365 or 366 day year, as the case may be) and actual days elapsed.  The interest rate on Base Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the day of any change in such Base Rate is announced.  In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2                   Fees.

(a)                                 Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the Applicable Fee Rate per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b)                                 Borrowers shall pay Agent (for the ratable benefit of the Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.2(k) hereof) on the daily outstanding balance of (a) each Standby Letter of Credit at a rate per annum equal to the then Applicable Margin for Eurodollar Rate Loans and (b) each Commercial Letter of Credit at a rate per annum equal to one-half (1/2) of the then Applicable Margin for Eurodollar Rate Loans, in each case payable monthly in arrears on the first Business Day of each month.

(c)                                  Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3                   Changes in Laws and Increased Costs of Loans.

(a)                                 If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements (other than reserve requirements to the extent reflected in the Adjusted Eurodollar Rate as determined by Agent in good faith), applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Loan Parties shall from time to time, no later than ten (10) Business Days following demand by Agent, pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error.  Failure or delay on the part of Agent to demand compensation pursuant to this Section 3.1(a) shall not constitute a waiver of Agent’s right to demand such compensation; provided, that, Loan Parties shall not be required to compensate a Lender pursuant to this Section 3.1(a) for any increased costs incurred more than six months prior to the date Agent notifies Administrative Borrower of such increased costs (except, that, if the change in law or other event giving rise to such increased costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).  The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision and all requests, rules, guidelines or directives promulgated thereunder or in connection therewith shall be deemed to have gone into effect after the date hereof regardless of the date actually enacted, adopted, promulgated or issued.

(b)                                 If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Loan Parties) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(c)                                  Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Loan Parties shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)                                 Loan Parties shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender sustains or incurs as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans, or the conversion of Eurodollar Rate Loans to Base Rate Loans, on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by Agent or such Lender in good faith) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

3.4                   Effect of Benchmark Transition Event.

(a)                                 Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Financing Agreement, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the Adjusted Eurodollar Rate with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event (or an Early Opt-in Election) will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has provided notice to all Lenders of such proposed amendment so long as Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders.  No replacement of the Adjusted Eurodollar Rate with a Benchmark Replacement pursuant to this Section 3.4 will occur prior to the applicable Benchmark Transition Start Date.

(b)                                 Benchmark Replacement Conforming Changes.  In connection with a Benchmark Replacement, Agent shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Agreement, any Benchmark Replacement Conforming Changes (together with the replacement of the Adjusted Eurodollar Rate with a Benchmark Replacement) will become effective without any further action or the consent of any Lender or any other party to this Agreement.

(c)                                  Notices; Standards for Decisions and Determinations.  Agent will promptly notify Administrative Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 3.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.4.

(d)                                 Benchmark Unavailability Period.  Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may, upon notice to Agent not less than twenty-four (24) hours prior to the date that such Adjusted Eurodollar Rate Loan is to be made or converted or continued, revoke any request for a borrowing of a Adjusted Eurodollar Rate Loan or, conversion to or continuation of a Adjusted Eurodollar Rate Loan to be made, converted or continued during any Benchmark Unavailability Period, provided, that, in the event that Administrative Borrower does not revoke such request or does not revoke such request in the time or manner required, any such request shall be deemed to be a request for a borrowing of, or conversion to, a Base Rate Loan.  During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted Eurodollar Rate will not be used in any determination of the Base Rate.

(e)                                  Certain Defined Terms.  As used herein:

(i)                                     “Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Adjusted Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

(ii)                                  “Benchmark Replacement Adjustment” means, with respect to any replacement of the Adjusted Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

(iii)                               “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational amendments to any Financing Agreement (including amendments to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent determines are appropriate or desirable to reflect the use of such Benchmark Replacement and to permit the administration thereof by Agent in accordance with its practices and procedures.

(iv)                              “Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Adjusted Eurodollar Rate:

(A)                               in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Adjusted Eurodollar Rate permanently or indefinitely ceases to provide the Adjusted Eurodollar Rate; or

(B)                               in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

(v)                                 “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Adjusted Eurodollar Rate:

(A)                               a public statement or publication of information by or on behalf of the administrator of the Adjusted Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Adjusted Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that is providing the Adjusted Eurodollar Rate;

(B)                               a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Adjusted Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted Eurodollar Rate, which states that the administrator of the Adjusted Eurodollar Rate has ceased or will cease to provide the Adjusted Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted Eurodollar Rate; or

(C)                               a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted Eurodollar Rate announcing that the Adjusted Eurodollar Rate is no longer representative.

(vi)                              “Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is less than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent by notice to Administrative Borrower and Lenders.

(vii)                           “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Adjusted Eurodollar Rate, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Adjusted Eurodollar Rate for all purposes hereunder in accordance with Section 3.4 and (b) ending at the time that a Benchmark Replacement has replaced the Adjusted Eurodollar Rate for all purposes hereunder pursuant to this Section 3.4.

(viii)                        “Early Opt-in Election” means the election by Agent, at its option, to seek an amendment to this Agreement to use a new benchmark interest rate to replace the Adjusted Eurodollar Rate based on a determination by Agent that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include terms similar to the terms of this Section 3.4 are being executed or amended, as applicable, to use a new benchmark interest rate to replace the Adjusted Eurodollar Rate or such other events or conditions as Agent may determine.

(ix)                              “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(x)                                 “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

SECTION 4.                            CONDITIONS PRECEDENT

4.1                   Conditions Precedent to Initial Loans and Letters of Credit.  Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letters of Credit hereunder:

(a)                                 all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Loan Party certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete name of such Loan Party as is set forth herein and such document as shall set forth the organizational identification number of each Loan Party, if one is issued in its jurisdiction of incorporation);

(b)                                 no Material Adverse Effect shall have occurred since the date of Agent’s latest field examination;

(c)                                  Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;

(d)                                 the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $50,000,000 after giving effect to the initial Loans made or to be made on the date hereof and Letters of Credit issued or to be issued on the date hereof in connection with the initial transactions hereunder;

(e)                                  Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

(f)                                   Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(g)                                  Agent shall have received, in form and substance satisfactory to Agent, projected income statements, balance sheets and statements of cash flow for Parent and its Subsidiaries (on a consolidated basis) prepared on a monthly basis for the period through December 31, 2011 and thereafter, on an annual basis for each fiscal year through December 31, 2013, in each case with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to Agent;

(h)                                 Agent shall have received a Borrowing Base Certificate setting forth the Revolving Loans and Letters of Credit available to Borrowers as of the date hereof which reflects the calculation of the Borrowing Base as of September 30, 2011, which Borrowing Base Certificate shall be completed in a manner consistent with the terms hereof and duly authorized, executed and delivered on behalf of Administrative Borrower;

(i)                                     Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Loan Parties with respect to the Financing Agreements and such other matters as Agent may request; and

(j)                                    the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2                   Conditions Precedent to All Loans and Letters of Credit.  Each of the following is an additional condition precedent to the Loans and/or providing Letters of Credit to Borrowers, including the initial Loans and Letters of Credit and any future Loans and Letters of Credit:

(a)                                 all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date);

(b)                                 no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise adversely affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)                                  no Default or Event of Default shall have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.                            GRANT AND PERFECTION OF SECURITY INTEREST

5.1                   Grant of Security Interest.  To secure payment and performance of all Obligations, each Loan Party hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Agent, for itself and the benefit of Secured Parties, as security, all of the following personal property, and interests in personal property, of each Loan Party (and hereby confirms, reaffirms and restates the prior grant thereof), whether now owned or hereafter acquired or existing, and wherever located (collectively, but excluding the items contained in the last paragraph of this Section, the “Collateral”):

(a)                                 all Accounts;

(b)                                 all general intangibles, including, without limitation, all Intellectual Property;

(c)                                  all goods, including, without limitation, Inventory and Equipment;

(d)                                 all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e)                                  all instruments, including, without limitation, all promissory notes;

(f)                                   all documents;

(g)                                  all deposit accounts;

(h)                                 all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i)                                     all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j)                                    all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Loan Party now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Loan Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k)                                 all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l)                                     to the extent not otherwise described above, all Receivables;

(m)                             all Records; and

(n)                                 all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary contained in this Section 5.1, (a) the Collateral consisting of Capital Stock of any Foreign Subsidiary of any Loan Party shall not exceed sixty five (65%) percent of the issued and outstanding Capital Stock of such Foreign Subsidiary, and (b) the types or items of Collateral described in this Section 5.1 shall not include (i) any Excluded Assets, (ii) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of a Loan Party, as such, if under the items of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (B) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of such Loan Party in or to monies due or to become due under such contract, lease, permit, license, charter or license agreement (including any Receivables), or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability, or result in the abandonment, voiding or cancellation, of such intent-to-use trademark applications under applicable federal law, provided, that upon submission and acceptance by the United Stated Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1051(c) or (d) (or any successor provisions), such intent-to-use trademark application shall be considered Collateral hereunder.

5.2                   Perfection of Security Interests.

(a)                                 Each Loan Party irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Loan Party as debtor, as Agent may require, and including any other information with respect to such Loan Party or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Loan Party hereby authorizes and agrees that any such financing statements may indicate the collateral as “all assets of the debtor, whether now owned or hereafter acquired or existing”, “all personal property of the debtor, whether now owned or hereafter acquired or existing” or words of similar effect and/or meaning.  Each Loan Party hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Loan Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Loan Party hereby authorizes Agent to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Loan Party as debtor includes assets and properties of such Loan Party that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Loan Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Loan Party at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Loan Party as debtor.

(b)                                 Each Loan Party does not have any chattel paper (whether tangible or electronic) or instruments as of the Amendment No. 3 Effective Date, except as set forth in the Information Certificate.  In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument after the date hereof with a value in excess of $500,000 individually or $1,000,000 in the aggregate (or, upon the request of Agent, if an Event of Default has occurred and is continuing, then with any value), Loan Parties shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Loan Party (including by any agent or representative), such Loan Party shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Loan Party has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Loan Party shall, or Agent may at any time on behalf of any Loan Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend (or such other legend acceptable to Agent) referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Capital Finance, LLC, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)                                  In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value in excess of $500,000 individually or $1,000,000 in the aggregate (or, upon the request of Agent, if an Event of Default has occurred and is continuing, then with any value), such Loan Party shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Loan Party shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)                                 Each Loan Party does not have any deposit accounts as of the Amendment No. 3 Effective Date, except as set forth in the Information Certificate.  Loan Parties shall not after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice (or such lesser period as Agent may agree) of the opening or establishment by any Loan Party of such account which notice shall specify in reasonable detail and specificity the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Loan Party is dealing and the purpose of the account, except as to any Store Account opened or established after the date hereof, so long as no Event of Default shall have occurred and be continuing, Agent shall only have received such information as to such Store Account on the next monthly report with respect to deposit accounts in accordance with Section 7.1(a) hereof, (ii) the bank where such account is opened or maintained shall be a Lender or shall otherwise be acceptable to Agent (and Agent hereby acknowledges that any bank at which a deposit account is maintained on the Amendment No. 3 Effective Date as set forth in the Information Certificate is acceptable to Agent), and (iii) on or before the opening of such deposit account (other than a Store Account or a disbursement account so long as no Event or Default shall exist or have occurred and be continuing or so long as such Store Account or disbursement account is not maintained at a bank which also maintains a collection, lockbox or concentration account of a Loan Party) such Loan Party shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Loan Party and the bank at which such deposit account is opened and maintained.  The terms of this subsection (d) shall not apply to escrow accounts, petty cash accounts, or deposit accounts specifically and exclusively used for lottery payments, payroll, payroll taxes, workers compensation insurance payments and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees or deposit accounts specifically and exclusively used for amounts subject to the Liens permitted under Section 9.8(g) hereof.

(e)                                  No Loan Party (i) owns or holds beneficially or as record owner or both, any investment property, as of the Amendment No. 3 Effective Date (other than any investment property held in an account described in clause (ii) of this sentence), or (ii) has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the Amendment No. 3 Effective Date, in each case except as set forth in the Information Certificate.

(f)                                   In the event that any Loan Party shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (other than securities consisting of Excluded Assets or consisting of Capital Stock of any Excluded Subsidiary), such Loan Party shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities (other than securities consisting of Excluded Assets or consisting of Capital Stock of any Excluded Subsidiary), now or hereafter acquired by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall promptly notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Loan Party or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(g)                                  Loan Parties shall not after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice (or such lesser period as Agent may agree) of the opening or establishment by such Loan Party of such account, which notice shall specify in reasonable detail and specificity the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Loan Party is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be a Lender or shall otherwise be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Loan Party shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Loan Party and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(h)                                 Loan Parties are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the Amendment No. 3 Effective Date with a value in excess of $500,000 individually or $1,000,000 in the aggregate, except as set forth in the Information Certificate.  In the event that any Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with a value in excess of $500,000 individually or $1,000,000 in the aggregate (or, upon the request of Agent, if an Event of Default has occurred and is continuing, then with any value), whether as beneficiary thereof or otherwise after the date hereof, such Loan Party shall promptly notify Agent thereof in writing.  Such Loan Party shall promptly, as Agent may specify, either (i) deliver, or use commercially reasonable efforts to cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Loan Party and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(i)                                     Loan Parties do not have any commercial tort claims as of the Amendment No. 3 Effective Date, except as set forth in the Information Certificate.  In the event that any Loan Party shall at any time after the date hereof have any commercial tort claims with a value in excess of $500,000 individually or $1,000,000 in the aggregate (or, upon the request of Agent, if an Event of Default has occurred and is continuing, then with any value) that arise in connection with or relate to any assets which are included in the calculation of the Borrowing Base, such Loan Party shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Loan Party to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Loan Party to Agent shall be deemed to constitute such grant to Agent.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Loan Party of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Loan Party as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.  In addition, each Loan Party shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(j)                                    Loan Parties do not have any Inventory (excluding Inventory consisting of fuel and located at a leased terminal) with a value in excess of $500,000 in the aggregate in the custody, control or possession of a third party (other than Agent) as of the Amendment No. 3 Effective Date, except for (w) locations set forth in the Information Certificate, (x) Inventory located in the United States in transit to a location of a Loan Party permitted herein in the ordinary course of business of such Loan Party in the possession of the Person transporting such Inventory, (y) new locations opened after the date hereof pursuant to Section 9.2 hereof, and (z) any other locations, so long as, in the case of this clause (z), such Loan Party provides Agent with written notice thereof within fifteen (15) Business Days following the end of the month in which such location is established or otherwise used.  Subject to Section 9.2 hereof, in the event that any Inventory (other than Inventory consisting of fuel located at leased terminals) with a value in excess of $500,000 in the aggregate (or, upon the request of Agent, if an Event of Default has occurred and is continuing, then with any value) is at any time after the Amendment No. 3 Effective Date in the custody, control or possession of any other person (other than Agent) not referred to in the Information Certificate or in transit as described above or disclosed to Agent pursuant to Section 9.2 hereof, Loan Parties shall notify Agent thereof in writing within fifteen (15) Business Days following the end of the month in which such Inventory is in the custody, control or possession of such other person or in transit as described above or such other location, and such Inventory shall not constitute Eligible Inventory unless the criteria for Eligible Inventory (as the case may be) have been satisfied.  Promptly upon Agent’s request, Loan Parties shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Loan Party that is the owner of such Inventory, except that Loan Parties shall not be required to use such efforts to deliver a Collateral Access Agreement with respect to a retail store location opened after the date hereof unless such retail store location is leased from HPT or any of its Affiliates.

(k)                                 Subject to the exceptions and limitations set forth herein and in the other Financing Agreements, Loan Parties shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefore, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (iii) using commercially reasonable efforts to obtain the required consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by applicable law.

SECTION 6.                            COLLECTION AND ADMINISTRATION

6.1                   Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Loan Party, and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the Loan Account shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2                   Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Loan Account maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall, absent manifest errors or omissions, be conclusively binding upon Loan Parties as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within sixty (60) days after the date such statement has been received by Administrative Borrower.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in the Loan Account shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Loan Parties.

6.3                   Collection of Accounts.

(a)                                 Each Loan Party shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 to the Information Certificate and, subject to Section 5.2(d) hereof, such other banks as such Loan Party may hereafter select.  The banks set forth on Schedule 8.10 to the Information Certificate constitute all of the banks with which Loan Parties have deposit account arrangements and merchant payment arrangements as of the Amendment No. 3 Effective Date and identifies as of the Amendment No. 3 Effective Date each of the deposit accounts at such banks that are used solely for receiving store receipts from a retail store location of a Borrower (together with any other deposit accounts at any time established or used by any Borrower for receiving such store receipts from any retail store location, collectively, the “Store Accounts” and each individually, a “Store Account”) or otherwise describes the nature of the use of such deposit account by such Borrower.

(b)                                 Each Borrower shall deposit all proceeds of Collateral in the form of cash, cash equivalents, checks and other items of payment of a type ordinarily deposited into a deposit account from each retail store location of such Borrower on each Business Day (in the case of checks and other items of payment) or within two (2) Business Days (in the case of cash or cash equivalents) into the Store Account of such Borrower used solely for such purpose; provided, that, the retail stores of Borrowers shall be permitted to retain cash at such retail stores in an aggregate amount as to all such retail stores equal to the product of $60,000 multiplied by the number of such retail stores, immediately after giving effect to the deposit of funds from such store into the applicable Store Account.  All such available funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts as provided in Section 6.3(c), except for amounts required to be maintained in such Store Accounts under the terms of such Borrower’s arrangements with the bank at which such Store Accounts are maintained (which amounts in all such Store Accounts in the aggregate shall not at any time exceed the product of $40,000 multiplied by the number of the retail stores of Borrowers).  Without duplication of the provisions of the last sentence of subsections (c) and (e) of this Section 6.3, the provisions of this subsection (b) shall not apply to any amounts required to be deposited into deposit accounts specifically and exclusively used for lottery payments.

(c)                                  Each Borrower shall establish and maintain, at its expense, deposit accounts with a Bank Product Provider (the “Blocked Accounts”) into which each Borrower shall promptly either cause all amounts on deposit in the Store Accounts of such Borrower to be sent as provided in Section 6.3(b) above or shall itself deposit or cause to be deposited all proceeds of Collateral received by such Borrower in the form of cash, cash equivalents, checks and other items of payment of a type ordinarily deposited into a deposit account, including without limitation all proceeds from sales of Inventory and all amounts paid to each Borrower from Credit Card Issuers and Credit Card Processors (it being understood that the banks listed on Schedule 8.10 to the Information Certificate are acceptable to Agent for purposes of this Section).  Loan Parties shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof.  At any time an Event of Default shall have occurred and be continuing, promptly upon Agent’s request, Loan Parties shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by such banks where a Store Account is maintained as Agent shall specify.  Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, and shall (upon the direction of the Required Lenders), instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that a Cash Dominion Period exists. Without limiting any other rights or remedies of Agent or Lenders, in the event that a Deposit Account Control Agreement is in effect for a Store Account, then Agent may, at its option, and shall (upon the direction of the Required Lenders), instruct the depository bank at which the Store Account is maintained to transfer all available funds received or deposited into the Store Account to the Agent Payment Account at any time that an Event of Default shall have occurred and be continuing.  At all times that Agent shall have notified any depository bank to transfer funds from a Blocked Account or Store Account to the Agent Payment Account, all payments made to such Blocked Accounts or Store Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.  Without duplication of the provisions of the last sentence of subsections (b) and (e) of this Section 6.3, the provisions of this subsection (c) shall not apply to any amounts required to be deposited into deposit accounts specifically and exclusively used for lottery payments.

(d)                                 For purposes of calculating the amount of the Loans available to each Borrower, all payments received in the Agent Payment Account by 1:30 p.m. Chicago, Illinois time will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account, and if received in the Agent Payment Account on any Business Day after 1:30 p.m. Chicago, Illinois time, then on the next Business Day.  For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds are received in the Agent Payment

Account by 1:30 p.m. Chicago, Illinois time, and if received in the Agent Payment Account on any Business Day after 1:30 p.m. Chicago, Illinois time, then on the next Business Day.

(e)                                  Each Loan Party and their respective Subsidiaries shall, acting as trustee for Agent, receive all cash, cash equivalents, checks and other items of payment of a type ordinarily deposited into a deposit account relating to and/or proceeds of Collateral which come into their possession or under their control and promptly upon receipt thereof shall deposit or cause the same to be deposited in the Store Accounts or the Blocked Accounts in accordance with (and subject to the exceptions contained in) Sections 6.3(b) and (c) hereof and the last sentence of Section 5.2(d) hereof.  In no event shall the same be commingled with any funds of any Loan Party which do not constitute Collateral (other than funds which constitute the proceeds of lottery payments).  Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person.  The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.  Without duplication of the provisions of the last sentence of subsections (b) and (c) of this Section 6.3, the provisions of this subsection (e) shall not apply to any amounts required to be deposited into deposit accounts specifically and exclusively used for lottery payments.

6.4                   Payments.

(a)                                 All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time.  Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Loan Party or for the account of any Loan Party (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Loan Party; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, on a pro rata basis, to the payment or prepayment of principal in respect of the Revolving Loans then due and to the payment or prepayment of Obligations then due arising under or pursuant to any Hedge Agreement (but, as to Obligations arising under or pursuant to any Hedge Agreement, only up to the amount of any effective Reserve established in respect of such Obligations); fifth, to pay or prepay any other Obligations (but excluding for this clause fifth any Obligations arising under or pursuant to Bank Products) whether or not then due, in such order and manner as Agent determines and, at any time an Event of Default has occurred and is continuing, to be held as cash collateral in connection with any Letter of Credit; sixth, to pay Obligations arising under or pursuant to any Bank Product (other than to the extent provided for above) on a pro rata basis, and seventh, to Administrative Borrower or such other Person entitled thereto under applicable law.  So long as no Default or Event of Default shall have occurred and be continuing, the immediately preceding sentence shall not be deemed to apply to any payment by Borrowers specified by Administrative Borrower to be for the payment of the principal of or interest on any of the Loans.  Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall have occurred and be continuing, Agent shall not apply any payments which it receives to any

Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Base Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b)                                 At Agent’s option, all principal, interest, fees and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the Loan Account of any Borrower maintained by Agent, and subject to Section 9.20 hereof, all costs and expenses provided for in this Agreement or the other Financing Agreements may be charged directly to the Loan Account of any Borrower maintained by Agent.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Loan Parties shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5                   Authorization to Make Loans.  Agent and Lenders are authorized to make the Loans and provide the Letters of Credit based upon telephonic or other instructions (which may be delivered through Agent’s electronic platform or portal) received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations then due and payable.  All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made or Letters of Credit established (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 12:00 noon Chicago, Illinois time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Loan Party when deposited to the credit of any Loan Party or otherwise disbursed or established in accordance with the instructions of any Loan Party or in accordance with the terms and conditions of this Agreement.  All requests for Loans or Letters of Credit which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Loans or Letters of Credit shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Loan or Letter of Credit.

6.6                   Use of Proceeds.  All Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital, and other proper corporate purposes of any Loan Party not otherwise prohibited by the terms hereof (including, without limitation, to pay fees and expenses incurred in connection with this Agreement and the other Financing Agreements).  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of any Loan or Letters of Credit will be used, directly or indirectly, (a) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.7                   Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)                                 Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)                                 Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letters of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)                                  Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)                                 Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(e)                                  No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.8                   Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9                   Sharing of Payments, Etc.

(a)                                 Each Loan Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Loan Party at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)                                 If any Lender (including Agent) shall obtain from any Loan Party payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)                                  Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)                                 Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other

Indebtedness or obligation of any Loan Party.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10            Settlement Procedures.

(a)         In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent shall (so long as the aggregate amount of Revolving Loans since the last day of the immediately preceding Settlement Period plus the amount of the requested Revolving Loans does not exceed $25,000,000) and otherwise Agent may, at its option, in any case subject to the terms of this Section, make available, on behalf of Lenders and in accordance with the terms of this Agreement, the full amount of the Loans requested or charged to any Borrower’s Loan Account or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)         With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago, Illinois time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 noon Chicago, Illinois time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago, Illinois time on the same Business Day and if received by a Lender after 12:00 noon Chicago, Illinois time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago, Illinois time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent.  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.

Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)          To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower.  In such event, upon receipt by Agent of any request to borrow Loans by a Borrower, Agent shall promptly notify each Lender thereof.  In such event, (a) if a Lender receives notice of a Borrower’s request to borrow a Base Rate Loan by 1:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Base Rate Loan available to Agent by 3:00 p.m. Chicago, Illinois time on such Business Day; provided, that, if a Lender receives notice of a Borrower’s request to borrow Base Rate Loans after 1:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Base Rate Loan available to Agent by 1:00 p.m. Chicago, Illinois time on the next succeeding Business Day, and (b) if a Lender receives notice of a Borrower’s request to borrow a Eurodollar Rate Loan by 5:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Eurodollar Rate Loan available to Agent by 1:00 p.m. Chicago, Illinois time on the third Business Day following the receipt by such Lender of such notice; provided, that, if a Lender receives notice of a Borrower’s request to borrow a Eurodollar Rate Loan after 5:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Eurodollar Rate Loan available to Agent by 1:00 p.m. Chicago, Illinois time on the fourth Business Day following the receipt by such Lender of such notice.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)         If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.10(a) and 6.10(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.10(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day.  If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Chicago, Illinois time) on that day by each of the three leading brokers of Federal funds transactions in Chicago, Illinois selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.  Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.  Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0); provided, that, this provision shall not apply to the vote or consent of a Defaulting Lender in the case of the amendments and waivers described in clauses (i), (ii) and (vi) of Section 11.3(a) hereof.  This Section shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e)          Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11            Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.12            Bank Products.  Loan Parties, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  This Section 6.12 shall survive the payment of the Obligations and the termination of this Agreement.  Loan Parties and their respective Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product

Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

6.13            Tax Matters.

(a)                                 Any and all payments by any Loan Party hereunder or under the other Financing Agreements shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, excluding (x) taxes imposed on (or measured by) the net income or franchise taxes of Agent or any Lender or Participant by the jurisdiction in which such Person is organized or has its principal office or, in the case of any Lender, by the jurisdiction in which its applicable lending office is located, (y) any branch profits taxes imposed by the United States of America or any other Governmental Authority or (z) any United States federal withholding taxes imposed as a result of Agent’s, any Lender’s or any Participant’s failure or inability to comply with the requirements of Sections 1471 through 1474 of the Code or any regulations promulgated thereunder to establish an exemption from withholding tax thereunder (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”).  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Agreement to Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.13) Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Financing Agreement (“Other Taxes”).  Each Loan Party shall deliver to Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)                                  Each Loan Party hereby indemnifies and agrees to hold Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 6.13) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes, which demand shall be conclusive and binding absent manifest error.

(d)                                 United States Federal Withholding Tax Compliance Matters:

(i)                                     Each Lender that is not a United States person under the Code (a “Non US Lender”) agrees that it shall, no later than the date of this Agreement (or, in the case of a Lender which becomes a party hereto pursuant to Section 13.7 hereof after the date of this Agreement, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agent two properly completed and duly executed copies of either United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case, claiming complete exemption from, or reduced rate of, United States Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non US Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non US Lender hereby represents to the Agent and the Borrower that such Non US Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non US Lender agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non US Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non US Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Non US Lender shall deliver such forms within twenty (20) days after receipt of a written request therefor from Agent or the assigning Lender, as applicable.  Upon the Administrative Borrower’s written request, Agent shall deliver to the Administrative Borrower all such forms received by Agent to the date of such written request.  Notwithstanding any other provision of this Section 6.13, a Non US Lender shall not be required to deliver any form pursuant to this Section 6.13 that such Non US Lender is not legally able to deliver.

(ii)                                  Each Lender that is a United States person under the Code shall deliver to Agent two (2) properly completed and duly executed copies of U.S.  Internal Revenue Service Form W-9 (or any successor form thereto) certifying that such Lender is exempt from U.S. backup withholding tax.  Such forms shall be delivered by each such Lender on or before the date it becomes a party to this Agreement and thereafter within twenty (20) days after receipt of a written request therefor from any Agent.  Upon Administrative Borrower’s written request, Agent shall deliver to Administrative Borrower all such forms received by Agent to the date of such written request.  Notwithstanding any other provision of this Section 6.13, a Lender described in this Section 6.13 shall not be required to deliver any form pursuant to this Section 6.13 that such Lender is not legally able to deliver.

(e)                                  Notwithstanding anything contained herein to the contrary, Loan Parties shall not be required to indemnify any Non US Lender, or pay any additional amounts to any Non US Lender, in respect of U.S. Federal withholding tax pursuant to this Agreement or any other Financing Agreement to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non US Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non US Lender designated such New Lending Office; provided, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any assignee or transferee of any Lender, or any Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such assignee or transferee, or such Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non US Lender to comply with the provisions of clause (d) above (irrespective of such Non US Lender’s legal ability to so comply).  In addition, the Loan Parties shall not be required to indemnify or pay any additional amounts in respect of U.S. backup withholding tax to any Lender pursuant to this Agreement or any other Financing Agreement to the extent the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of this Section 6.13 (irrespective of such Lender’s legal ability to so comply).

(f)                                   Agent or any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 6.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require Agent or such Lender to disclose any information Agent or such Lender deems confidential and would not, in the sole determination of Agent or such Lender, be otherwise disadvantageous to Agent or such Lender.

(g)                                  If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party pursuant to this Section or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that Loan Parties shall, promptly upon the request of Agent or any such Lender, repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or any such Lender in the event Agent or any such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party, or any other Person.

(h)                                 The obligations of Loan Parties under this Section 6.13 shall survive the termination of this Agreement and the payment of the Obligations.

(i)                                     If a payment made to a Lender under any Financing Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  For purposes of determining withholding taxes under FATCA, from and after the effective date of this Agreement each Loan Party and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Financing Agreements as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 7.                            COLLATERAL REPORTING AND COVENANTS

7.1                   Collateral Reporting.  Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i)                                     as soon as possible after the end of (x) each calendar quarter (but in any event within fifteen (15) Business Days after the end thereof) if Excess Availability is equal to or greater than fifty (50%) percent of the Maximum Credit and the outstanding principal amount of the Revolving Loans and Letters of Credit is less than twenty (20%) percent of the Maximum Credit, (y) each calendar month (but in any event no later than fifteen (15) Business Days after the end thereof) if either (1) Excess Availability shall have fallen below the amount equal to fifty (50%) percent of the Maximum Credit or (2) the outstanding principal amount of Revolving Loans and Letters of Credit exceeds twenty (20%) percent of the Maximum Credit until such time thereafter that neither of the events described in clause (1) or (2) shall have occurred and been continuing for thirty (30) consecutive days, and (z) each week (but in any event within five (5) Business Days after the end thereof) if a Cash Dominion Period exists, or more frequently as Agent may request if an Event of Default has occurred and is continuing: (A) general ledger inventory reports with respect to such inventory or, to the extent available, perpetual inventory reports with respect to such inventory, (B) inventory reports by location and category (with the amounts and value of Perishable Inventory specified and including the amounts of Inventory and the value thereof at premises of warehouses, processors or other third parties excluding leased locations), (C) agings of accounts receivable, (D) accounts payable reports (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, and other third parties from time to time in possession of any Collateral), and (E) a Borrowing Base Certificate setting forth Administrative Borrower’s calculation of the Revolving Loans and Letters of Credit available to Borrowers pursuant to the terms and conditions contained herein as of the last day of the immediately preceding period, duly completed and executed or authenticated by an authorized officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;

(ii)                                  as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), or as soon as possible at the end of each week (but in any event no later than five (5) Business Days after the end thereof), if a Cash

Dominion Period exists, or more frequently as Agent may request if an Event of Default has occurred and is continuing, in each case certified by an authorized officer of Administrative Borrower as true and correct: (A) notification of any failure to make payment of rent and other amounts due to owners and lessors of real property used by any Loan Party in the immediately preceding month which would cause the aggregate amount of unpaid rent then due and other unpaid amounts then due to all owners and lessors of real property to exceed $500,000 in the aggregate, (B) the addresses of all new retail store locations and other new locations (including new warehouse locations) of Loan Parties opened and existing retail store locations closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, and (C) a summary of any new deposit account established or used by any Loan Party with any bank or other financial institution, including the Loan Party in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained and the purpose of such account; and

(iii)                               such other reports, documents and information as to the Collateral as Agent shall reasonably request from time to time.

(b)                                 If any Loan Party’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent during the term of this Agreement and to follow Agent’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

(c)                                  Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Loans and Letters of Credit available to Borrowers as set forth in any Borrowing Base Certificate and as determined by Agent in accordance with the terms of this Agreement, the determination of Agent in its Permitted Discretion shall govern and be conclusive and binding upon Borrowers upon written notice thereof to Administrative Borrower.  Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate.

(d)                                 Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through the Agent’s electronic platform or portal or, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to execute and deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed and delivered by Borrowers and delivered to Agent.

7.2                   Accounts Covenants.

(a)                                 Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor, Credit Card

Issuer or Credit Card Processor which owes Borrowers more than $1,000,000 or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor which owes Borrowers more than $1,000,000, or any material disputes with any account debtor, Credit Card Issuers or Credit Card Processor which owes Borrowers more than $1,000,000, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any account debtor, Credit Card Issuers or Credit Card Processor which owes Borrowers more than $1,000,000 and (iii) any event or circumstance which, to the best of any Loan Party’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts or Eligible Credit Card Receivables.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuers or Credit Card Processor without Agent’s consent, except in the ordinary course of a Loan Party’s business in accordance with such Loan Party’s existing practices and policies and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above.  So long as no Event of Default has occurred and is continuing, Loan Parties shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuers or Credit Card Processor.  At any time that an Event of Default has occurred and is continuing, upon notice to Administrative Borrower, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)                                 With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments promptly remitted in accordance with the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with such Borrower’s existing practices and policies, (iv) which consists of Eligible Accounts there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)                                  Borrowers shall notify Agent promptly of:  (i) any notice of a material default by any Loan Party under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to any Loan Party, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Loan Party from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of any Loan Party to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to any Loan Party.

(d)                                 Agent shall have the right, in Agent’s name (at any time during which an Event of Default shall have occurred and be continuing) or in the name of a nominee of Agent (at all other times), to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3                   Inventory Covenants.  With respect to the Inventory: (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to Agent in substantially the same manner as being maintained on the date hereof (subject, however, to the terms of clause (o) of the definition of Eligible Inventory), keeping records correct and accurate in all material respects itemizing and describing the kind, type, quality and quantity of Inventory and such Loan Party’s cost therefor; (b) Loan Parties shall conduct a physical count of the Inventory no less frequently than is consistent with the past practices of Loan Parties, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, and following such physical inventory shall, promptly upon Agent’s request, supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except: (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth or permitted herein (including any new location opened pursuant to Section 9.2 hereof) to another such location, (iii) Inventory shipped from the manufacturer or distributor thereof to such Loan Party which is in transit to the locations set forth or permitted herein (including any new locations opened pursuant to Section 9.2 hereof), and (iv) Inventory (other than Inventory consisting of fuel located at leased terminals) having a value not greater than $500,000 in the aggregate any time; (d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request at the expense of Agent or at the expense of Borrowers upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; provided, that, if a Cash Dominion Period exists, upon Agent’s request, Borrowers shall, at their expense, deliver or cause to be delivered to Agent an additional written inventory appraisal during any twelve (12) month period which shall be in form, scope and methodology reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) as between Loan Parties, on the one hand, and Agent and Lenders, on the other hand, each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory, (h) Loan Parties shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory, except for the right of return given to customers of such Loan Party in the ordinary course of the business of such Loan Party in accordance with the then current return policy of such Loan Party; (i) Loan Parties shall keep all Eligible Inventory in good and marketable condition for so long as it constitutes Eligible Inventory; and (j) Loan Parties shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by

Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4                   Equipment and Real Property Covenants.  With respect to the Equipment and Real Property: (a) Loan Parties shall keep the Equipment material to their business in good order and repair (ordinary wear and tear excepted); (b) Loan Parties shall use the Equipment and Real Property with commercially reasonable care and caution and in all material respects in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in the business of Loan Parties and not for personal, family, household or farming use; and (d) as between Loan Parties, on the one hand, and Agent and Lenders, on the other hand, each Loan Party assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5                   Power of Attorney.  Each Loan Party hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Loan Party’s true and lawful attorney-in-fact, and authorizes Agent, in such Loan Party’s or Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Loan Party’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Loan Party and handle and store all mail relating to the Collateral, (ix) endorse such Loan Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (x) do all acts and things which are necessary, in Agent’s determination, to fulfill such Loan Party’s obligations under this Agreement and the other Financing Agreements, and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral if a Cash Dominion Period exists or any items or payment constituting Collateral is otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) if a Cash Dominion Period exists, have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) if a Cash Dominion Period exists, endorse such Loan Party’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) clear Inventory the purchase of which was financed with Letters of Credit through U.S. Customs or foreign export control authorities in such Loan Party’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose, and to complete in such Loan Party’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (v) sign such Loan Party’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Loan Party hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6                   Right to Cure.  Agent may, at its option, upon not less than ten (10) days prior notice to Administrative Borrower (except that no such prior notice shall be required in the case of exigent circumstances as determined by Agent in its Permitted Discretion), (a) cure any material default by any Loan Party under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any material judgment entered against any Loan Party, (c) discharge taxes, liens, security interests or other encumbrances (other than liens, security interests and encumbrances permitted under Section 9.8 hereof) at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7                   Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Loan Party’s premises during normal business hours and after notice to Parent, or at any time and without notice to Administrative Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Loan Party’s books and records, including the Records, provided, that, (i) unless a Cash Dominion Period exists, Agent shall not conduct such an inspection, verification or audit more than one (1) time during any calendar year and (ii) unless an Event of Default has occurred and is continuing or the expense of such inspection, verification or audit is borne by Agent, Agent shall not conduct such an inspection, verification or audit more than two (2) times during any calendar year, and (b) each Loan Party shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Loan Party’s equipment, supplies and premises and may have discussions with any Loan Party’s personnel as may be reasonably necessary for the foregoing and if an Event of Default has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.                            REPRESENTATIONS AND WARRANTIES   Each Loan Party hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letters of Credit to Borrowers:

8.1                   Existence, Power and Authority.  Each Loan Party is a corporation, limited liability company or other entity duly organized and in good standing under the laws of its state of incorporation or formation and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Loan Party’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Loan Party’s corporate, limited liability company or other organizational powers, (b) have been duly authorized, (c) are not in contravention of the terms of any Loan Party’s certificate of incorporation or formation, by-laws, operating agreement or other organizational documentation, (d) are not in contravention in any material respect of any law or any indenture or other material agreement or undertaking to which any Loan Party is a party or by which any Loan Party or its property are bound and (e) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Loan Party, except for the creation of a lien in favor of Agent.  This Agreement and the other Financing Agreements to which any Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles.

8.2                   Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                                 As of the Amendment No. 3 Effective Date, the exact legal name of each Loan Party is as set forth in the Information Certificate.  No Loan Party has, during the five years prior to the Amendment No. 3 Effective Date had any other corporate name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)                                 As of the Amendment No. 3 Effective Date, each Loan Party is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Loan Party as of the Amendment No. 3 Effective Date or accurately states that such Loan Party has none as of the Amendment No. 3 Effective Date and accurately sets forth the federal employer identification number of each Loan Party as of the Amendment No. 3 Effective Date.

(c)                                  The chief executive office and mailing address of each Loan Party and each Loan Party’s material Records concerning Accounts as of the Amendment No. 3 Effective Date are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, as of the Amendment No. 3 Effective Date are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Loan Party to establish new locations in accordance with Section 9.2 below.  The Information Certificate correctly identifies as of the Amendment No. 3 Effective Date any of such locations which are not owned by a Loan Party and sets forth the owners and/or operators thereof as of the Amendment No. 3 Effective Date.

8.3                   Financial Statements; No Material Adverse Change.  All financial statements relating to any Loan Party which have been or may hereafter be delivered by any Loan Party to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include complete footnotes) and fairly present in all material respects the financial condition and the results of operation of such Loan Party as of the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Loan Parties to Agent prior to the Amendment No. 3 Effective Date, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since December 31, 2018.

8.4                   Priority of Liens; Title to Properties.  Subject to the limitations and exceptions expressly set forth herein or in the other Financing Agreements, the security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the Liens permitted under Section 9.8 hereof.  Each Loan Party has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets material to its business subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are permitted under Section 9.8 hereof.

8.5                   Tax Returns.  Each Loan Party has filed, or caused to be filed, in a timely manner all federal income tax returns and other material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Loan Party has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6                   Litigation.  Except as set forth on Schedule 8.6 hereto, (a) there is no investigation by any Governmental Authority pending, or to the best of any Loan Party’s knowledge threatened, against or affecting any Loan Party, its or their assets or business, in each case, which has had or could reasonably be expected to have a Material Adverse Effect, and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Loan Party’s knowledge threatened, against any Loan Party or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.

8.7                   Compliance with Other Agreements and Applicable Laws.

(a)                                 Loan Parties are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except for such defaults or violations which could not be reasonably expected to have a Material Adverse Effect.  Loan Parties are in compliance with the requirements of all applicable laws, rules, regulations and orders of any

Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, Environmental Laws, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), and all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder), except in any case for such non-compliance which could not be reasonably expected to have a Material Adverse Effect.

(b)                                 Loan Parties have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except where the failure to so obtain could not reasonably be expected to have a Material Adverse Effect.  All of the Permits are valid and subsisting and in full force and effect, except where the failure to be valid, subsisting or in full force and effect could not reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to have a Material Adverse Effect, there are no actions, claims or proceedings pending or to the best of any Loan Party’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8                   Environmental Compliance.

(a)                                 Loan Parties and any Subsidiary of any Loan Party have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, except for such violations which could not be reasonably expected to have a Material Adverse Effect, and the operations of Loan Parties and any Subsidiary of any Loan Party comply with all Environmental Laws and all Permits, except for such non-compliance which could not be reasonably expected to have a Material Adverse Effect.

(b)                                 There has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Loan Party’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party and any Subsidiary of any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which in any case could be reasonably expected to have a Material Adverse Effect.

(c)                                  Loan Parties and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, which in any case could be reasonably expected to have a Material Adverse Effect.

(d)                                 Loan Parties and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Loan Parties under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except (in any case) where such failure to obtain or file (or be valid in full force and effect) could not reasonably be expected to have a Material Adverse Effect.

8.9                   Employee Benefits.

(a)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Loan Party’s knowledge, nothing has occurred which would cause the loss of such qualification.  Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending, or to the best of any Loan Party’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  No ERISA Event has occurred or is reasonably expected to occur; (i) the current value of the assets of each Plan, subject to Section 412 of the Code (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (ii) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) each Loan Party, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10            Bank Accounts.  As of the Amendment No. 3 Effective Date, all of the deposit accounts, investment accounts or other accounts in the name of or used by any Loan Party maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Loan Party to establish new accounts in accordance with Section 5.2 hereof.

8.11            Intellectual Property.  Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the Amendment No. 3 Effective Date, Loan Parties do not

have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than licenses entered into in the ordinary course of business, and other than as permitted hereunder.  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights, except any such revocation, suspension or termination which could not reasonably be expected to have a Material Adverse Effect.  No slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Loan Party infringes any patent, trademark, service mark, trade name, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Loan Party contesting its right to sell or use any such Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.  Schedule 8.11 to the Information Certificate sets forth all of the written agreements of each Loan Party pursuant to which such Loan Party has a material license or other similar right to use any trademarks, logos, designs, representations or other Intellectual Property (other than shrinkwrap software or other commercially available off the shelf software) owned by another person as in effect on the Amendment No. 3 Effective Date (collectively, together with such agreements or other arrangements as may be entered into by any Loan Party after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).

8.12            Subsidiaries; Affiliates; Capitalization; Solvency.

(a)                                 As of the Amendment No. 3 Effective Date, each Loan Party does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership, in each case except as set forth in Schedule 8.12 to the Information Certificate.

(b)                                 As of the Amendment No. 3 Effective Date, each Loan Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Loan Party and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(c)                                  As of the Amendment No. 3 Effective Date, the issued and outstanding shares of Capital Stock of each Loan Party (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except for those granted to Agent and such others as disclosed in writing to Agent prior to the date hereof.

(d)                                 Each Loan Party is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13            Labor Disputes.

(a)                                 Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Loan Party and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party on the date hereof.

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect there is (i) no unfair labor practice complaint pending against any Loan Party or, to the best of any Loan Party’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Loan Party or, to best of any Loan Party’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the best of any Loan Party’s knowledge, threatened against any Loan Party.

8.14            Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Loan Party permitted hereunder as in effect on the Amendment No. 3 Effective Date, and except as otherwise permitted under Section 9.16 hereof, there are no contractual or consensual restrictions on any Loan Party which prohibit or otherwise restrict (a) the transfer of cash or other assets between any Loan Party or (b) the ability of any Loan Party to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15            Material Contracts.  Schedule 8.15 hereto sets forth all Material Contracts to which any Loan Party is a party or is bound as of the date hereof.  Loan Parties have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract which breach, default or termination could be reasonably expected to have a Material Adverse Effect.

8.16            Credit Card Agreements.  Set forth in Schedule 8.16 hereto is a correct and complete list of all of the material Credit Card Agreements and all other material agreements existing as of the date hereof between or among any Loan Party (on the one hand) and any Credit Card Issuer or Credit Card Processor (on the other hand).  The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.18 hereof.  Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and to the best of each Loan Party’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles.  No material default or material event of default, or act, condition or event which after notice or passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreements exists or has occurred that would entitle the other party thereto to suspend, withhold or reduce material amounts that would otherwise be payable to a Borrower.  Each Borrower and the other parties thereto have complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder.  Borrowers have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17            Interrelated Businesses.  Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others.  Certain Loan Parties render services to or for the benefit of the other Loan Parties, as the case may be, purchase or sell and supply goods to or from or for the benefit of certain others, make loans, advances and provide other financial accommodations to or for the benefit of certain other Loan Parties (including inter alia, the payment by certain Loan Parties of creditors of certain other Loan Parties and guarantees by certain Loan Parties of indebtedness of certain other Loan Parties and provide administrative, marketing, payroll and management services to or for the benefit of certain other Loan Parties).  Certain Loan Parties have centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors and certain Loan Parties have the same chief executive office.

8.18            Payable Practices.  Except as disclosed to Agent in writing prior to the Amendment No. 3 Effective Date, no Loan Party has made any material change in the historical accounts payable practices from those in effect immediately prior to the Amendment No. 3 Effective Date.

8.19            [Reserved].

8.20            Propco.  Each Propco does not own, and will not own or acquire, any material assets other than Real Property and Equipment.

8.21            Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used by any Borrower or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.22            OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  No Loan Party or any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its

Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of any Loan made or Letters of Credit hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

8.23            Accuracy and Completeness of Information.  All information furnished by or on behalf of any Loan Party in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby (including all information on the Information Certificate and on the Schedules hereto but excluding any projections, forward looking information and information of a general economic or general industry nature) is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  As of the Amendment No. 3 Effective Date, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing (including through the public filings of Parent which have been made with the Securities and Exchange Commission) prior to the Amendment No. 3 Effective Date.  The information included in the Beneficial Ownership Certification most recently provided to Agent is true and correct in all respects.

8.24            Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.                            AFFIRMATIVE AND NEGATIVE COVENANTS

9.1                   Maintenance of Existence.

(a)                                 Each Loan Party shall at all times preserve, renew and keep in full force and effect its corporate, limited liability company or other applicable organizational existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, trade names, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as permitted in Section 9.7 hereof.

(b)                                 No Loan Party shall change its legal name unless each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days prior written notice (or such lesser period as Agent shall agree) from Administrative Borrower of such proposed change, which notice shall accurately set forth the new legal name of such Loan Party; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Loan Party providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Loan Party as soon as it is available.

(c)                                  No Loan Party shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than fifteen (15) days’ prior written notice (or such lesser period as Agent shall agree) from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  No Loan Party shall change its type of organization or jurisdiction of organization, except that any Loan Party may change its type of organization to a corporation or limited liability company and may change its jurisdiction of organization to any state in the United States of America; provided, that, (i) Agent shall have received not less than five (5) Business Days’ prior written notice (or such lesser period as to which Agent may agree) of such change, (ii) Agent shall promptly receive true, correct and complete copies of all material agreements, documents and instruments relating to such change, (iii) as of the effective date of such change and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (iv) such Loan Party shall execute and deliver such agreements, documents and instruments as Agent may reasonably request in connection therewith.

9.2                   New Collateral Locations.  Each Loan Party may open any new location, provided, that, such Loan Party provides Agent with written notice thereof within fifteen (15) Business Days following the end of the month in which such location is opened (other than one or more locations having Inventory with an aggregate value of less than $500,000).

9.3                   Compliance with Laws, Regulations, OFAC, Etc.

(a)                                 Each Loan Party shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Loan Party shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Loan Party and the preparation and implementation of any closure, remedial or other required plans, except to the extent such losses, claims, damages, liabilities, costs and expenses are caused by the gross negligence or willful misconduct of Agent or any Lender.  The provisions of this Section 9.3(b) shall survive the payment of the Obligations and the termination of this Agreement.

(c)                                  Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of

the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

9.4                   Payment of Taxes and Claims.  Each Loan Party shall duly pay and discharge all federal income taxes and other material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party, as the case may be, and with respect to which adequate reserves have been set aside on its books, or (b) taxes for which a valid and effective extension to file the applicable tax return has been granted.

9.5                   Insurance.  Each Loan Party shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated (it being understood that the insurers of Loan Parties and the kind and amount of insurance maintained by Loan Parties are acceptable to Agent as of the Amendment No. 3 Effective Date); provided, that, nothing in this Section 9.5 shall require Loan Parties to maintain insurance to insure against liabilities arising from any non-compliance or alleged non-compliance with Environmental Laws.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer (it being understood that such policies of insurance are satisfactory to Agent as of the Amendment No. 3 Effective Date).  Loan Parties shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  Except as Agent may otherwise agree, all policies shall provide for at least thirty (30) days (or, solely in the case of cancellation of coverage for non-payment of insurance premiums, ten (10) days) prior written notice to Agent of any cancellation of coverage.  Loan Parties agree that Agent may act as attorney for each Loan Party, at any time an Event of Default has occurred and is continuing, in obtaining adjusting, settling, amending and canceling such insurance.  Loan Parties shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums), as applicable, under such insurance policies and Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all property insurance policies in form and substance reasonably satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Loan Party or any of its or their Subsidiaries insured thereunder.  Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine.  Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.  If an Event of Default has occurred and is continuing or a Compliance Period or Cash Dominion Period exists, Loan Parties shall, promptly upon the request of Agent, maintain (a) a separate property insurance policy covering the assets leased to a Loan Party pursuant to a Lease Agreement and (b) a separate property insurance policy covering all other assets of Loan Parties which comply with the terms of this Section 9.5.

9.6                   Financial Statements and Other Information.

(a)                                 Each Loan Party shall keep proper books and records in which true and complete entries shall be made in all material respects of all dealings or transactions of or in relation to the Collateral and the business of such Loan Party and its Subsidiaries in accordance with GAAP.  Loan Parties shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Loan Parties.  Without limiting the foregoing, Loan Parties shall furnish or cause to be furnished to Agent, the following:

(i) at any time that a Cash Dominion Period exists, then within forty-five (45) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including balance sheets, statements of income and loss, and a cash flow report which sets forth the items necessary to calculate the Fixed Charge Coverage Ratio of Parent and its Subsidiaries), all in reasonable detail fairly presenting in all material respects the financial position and results of operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer of Parent, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto (a “Compliance Certificate”), along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Loan Parties are in compliance with the covenant set forth in Section 9.17 of this Agreement for such month,

(ii) within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct in all material respects by the chief financial officer of Parent, subject to normal year-end adjustments and no footnotes and accompanied by a Compliance Certificate, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Loan Parties are in compliance with the covenant set forth in Section 9.17 of this Agreement for such quarter, and

(iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be McGladrey LLP, or a “Big Four” accounting firm or another independent accounting firm selected by Borrowers and acceptable to Agent, that such audited financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended;

provided, that, any document required to be delivered pursuant to Section 9.6(a)(ii) or (iii) hereof shall be deemed delivered for purposes of this Agreement when such document has been posted to the website of the SEC and to the extent such document is publicly available.

(b)                                 Loan Parties shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,500,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or of any Material Contract being amended in any material respect or any new Material Contract entered into (in which event Loan Parties shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,500,000 shall have been entered against any Loan Party or any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Loan Party, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)                                  Loan Parties shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Loan Party sends to its stockholders generally and copies of all reports and registration statements which any Loan Party files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d)                                 Loan Parties shall furnish or cause to be furnished to Agent projections of Parent and its Subsidiaries for each fiscal year, no later than thirty (30) days prior to the start of such fiscal year, and shall furnish or cause to be furnished to Agent such other information respecting the Collateral and the business of Loan Parties, as Agent may, from time to time, reasonably request.

(e)                                  Subject to the terms of Section 13.5 hereof, Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Loan Parties to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7                   Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Loan Party shall not:

(a)                                 merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that (i) any Loan Party may merge with or into or consolidate with any other Loan Party (including any Person which becomes a Loan Party in connection with a Permitted Acquisition subject to the terms of Section 9.21(d) hereof) and (ii) any Loan Party may merge with a newly formed corporation or limited liability company organized in any state in the United States of America which has no assets or liabilities solely for the purpose of either changing the type of organization of such Loan Party to a corporation or limited liability company or changing the jurisdiction of organization of such Loan Party to any state in the United States of America, provided, that, in each case each of the following conditions is satisfied as determined by Agent in good faith: (A) Agent shall receive prompt written notice of any such merger or consolidation, (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) in the case of a merger between any Loan Party and such newly formed corporation or limited liability company where such corporation or limited liability company is the surviving corporation or limited liability company, such corporation or limited liability company shall have expressly confirmed, ratified and assumed the Obligations of such Loan Party and the Financing Agreements to which such Loan Party is a party, in form and substance reasonably satisfactory to Agent, and in the case of a merger between any Loan Party and such newly formed corporation or limited liability company, such Loan Party or newly formed corporation or limited liability company shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, and (D) Agent shall promptly receive true, correct and complete copies of all material agreements, documents and instruments relating to such merger or consolidation;

(b)                                 sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock to any other Person or any of its assets (including, without limitation, any Delaware LLC Division) (each a “Disposition”) to any other Person, except for

(i)                                     sales of Inventory in the ordinary course of business,

(ii)                                  (A) Dispositions in the ordinary course of business of worn-out, damaged or obsolete Equipment or Inventory or Equipment no longer used or useful in the business of any Loan Party, and (B) Dispositions of any other Equipment, any Real Property or the Capital Stock of any Propco; provided, that, (1) as of the date of any such Disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (2) such Disposition shall be on commercially reasonable terms, (3) as of the date of such Disposition and after giving effect thereto, Excess Availability shall not be less than the amount equal to twenty (20%) percent of the Maximum Credit, (4) such Disposition shall not be in connection with any sale-leaseback transaction (it being understood that any such sale-leaseback transaction shall be governed by the terms of Section 9.7(b)(x) hereof), and (5) if a Cash Dominion Period exists, all of the net cash proceeds of such Disposition shall promptly be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof,

(iii)                               the issuance and sale by Parent of Capital Stock of Parent (other than Disqualified Capital Stock) after the date hereof; provided, that, if a Cash Dominion Period exists, (A) Agent shall receive prompt written notice of such issuance and sale, and (B) all of the net cash proceeds of the sale and issuance of such Capital Stock shall promptly be paid to Agent for application to the Revolving Loans and all other Obligations then due and payable in accordance with Section 6.4(a) hereof,

(iv)                              the issuance of Capital Stock of any Loan Party consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Loan Party for the benefit of its employees, directors and consultants, provided, that, in no event shall such Loan Party be required to issue, or shall such Loan Party issue,

Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v)                                 Dispositions of assets of any Loan Party to another Loan Party,

(vi)                              the grant of licenses of Intellectual Property in the ordinary course of business so long as any such license shall not materially interfere with the business of any Loan Party and shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of any Loan Party to sell or otherwise dispose of any Inventory or other Collateral or otherwise adversely limit or interfere in any respect with the use of any such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Financing Agreements,

(vii)                           leases or subleases of Real Property permitted under Sections 9.8(m) or 9.12 hereof,

(viii)                        Dispositions of Cash Equivalents for fair market value in the ordinary course of business,

(ix)                              the issuance and sale by any Borrower (other than Parent) or Guarantor of its Capital Stock (other than Disqualified Capital Stock) to another Loan Party; provided, that, Agent shall have received, in form and substance reasonably satisfactory to Agent (A) evidence that Agent has a valid and perfected first priority security interest in and lien upon all such Capital Stock and (B) such other agreements, documents and instruments as Agent may reasonably request to effectuate the purpose and intent of clause (A) above,

(x)                                 the sale of Real Estate and Equipment in connection with a sale-leaseback transaction permitted under Section 9.7(d) hereof (including the sale of the Capital Stock of any Propco and the leaseback of Real Property and Equipment owned by such Propco),

(xi)                              the abandonment or lapse of any registrations or applications for registration of any Intellectual Property that is no longer used or useful to Loan Parties in the ordinary course of business,

(xii)                           Dispositions of Accounts in the ordinary course of business in connection with the settlement or compromise thereof,

(xiii)                        any other Dispositions of assets of any Loan Party not otherwise permitted under the foregoing provisions of this Section 9.7(b) (other than (x) Dispositions of Accounts of any Loan Party, except as provided in clause (xii) above, or (y) Dispositions of Capital Stock of any Borrower); provided, that, (A) as of the date of such Disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) any such Disposition shall be on commercially reasonable terms,  (C) as of the date of any such Disposition and after giving effect thereto, the aggregate net book value of all of the assets so sold or disposed of in any fiscal year of Parent shall not exceed $40,000,000 and the aggregate net book value of all assets so sold or disposed of during the term of this Agreement shall not exceed $100,000,000, (D) as of the date of any such Disposition and after giving effect thereto, Excess Availability shall not be less than the amount equal to twenty (20%) percent of the Maximum Credit, (E) any such Disposition shall not be in connection with any sale-leaseback transaction (it being understood that any such sale-leaseback transaction shall be governed by the terms of Section 9.7(b)(x) hereof), and (F) if any of the assets to be sold or disposed of are included in the Borrowing Base or if a Cash Dominion Period exists, all of the net cash proceeds of such Disposition shall promptly be paid to Agent for application to the Revolving Loans and all other Obligations then due and payable in accordance with Section 6.4(a) hereof, and

(xiv)                       the sale of the C-Store Purchased Assets in accordance in all material respects with the terms of the C-Store Purchase Agreement without any amendment or waiver thereto that is materially adverse to the Agent or Lenders in their respective capacities as such; provided, that, (A) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) as of the date of such sale and after giving effect thereto, Excess Availability shall not be less than the greater of (1) $40,000,000 or (2) the amount equal to twenty (20%) percent of the Maximum Credit, (C) such sale shall be consummated no later than March 31, 2019, and (D) Agent shall have received a Borrowing Base Certificate, prepared on a pro forma basis as of the date of the Borrowing Base Certificate most recently delivered to the Agent to reflect that no C-Stores Purchased Assets are included in the Borrowing Base as of such date of delivery,

(c)                                  wind up, liquidate or dissolve except that any Guarantor may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower or another Guarantor or otherwise transferred, assigned or disposed of as permitted hereunder, (ii) Agent shall have received all documents and agreements that any Loan Party has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (iii) no Loan Party shall assume any Indebtedness as a result of such winding up, liquidation or dissolution, unless such Indebtedness is otherwise expressly permitted hereunder, (iv) Agent shall receive prompt written notice of any such winding up, liquidation or dissolution, and (v) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; or

(d)                                 enter into any sale-leaseback transaction, except for the sale-leaseback of Real Property and Equipment (including the sale of the Capital Stock of any Propco and the leaseback of Real Property and Equipment owned by such Propco); provided, that, each of the following conditions is satisfied: (i) Agent shall receive prompt written notice of any such sale-leaseback, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments related to such sale-leaseback, (iii) as of the date of the consummation of such sale-leaseback and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iv) if a Cash Dominion Period exists, all of the net cash proceeds of such sale-leaseback shall promptly be paid to Agent for application to the Revolving Loans and all other Obligations then due and payable in accordance with Section 6.4(a) hereof, (v) such sale-leaseback transaction shall be on commercially reasonable terms, and (vi) as of the date of such sale-leaseback transaction and after giving effect thereto, Excess Availability shall not be less than the amount equal to twenty (20%) percent of the Maximum Credit.

9.8                   Encumbrances.  Each Loan Party shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever (each, a “Lien”) on any of its assets or properties, including without limitation any of the Collateral, except:

(a)                                 the security interests and Liens of Agent for itself and the benefit of Secured Parties;

(b)                                 Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)                                  non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of such Loan Party’s business to the extent:   (i) such Liens secure obligations which are not overdue or (ii) such Liens secure obligations relating to claims or liabilities which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)                                 zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the ordinary conduct of the business of Loan Parties as presently conducted thereon;

(e)                                  purchase money Liens or the interests of lessors under Capital Leases, in each case, in Equipment and Real Property (and the proceeds, products and accessions thereof and thereto) to secure the Indebtedness permitted under Section 9.9(b) hereof;

(f)                                   pledges and deposits of cash or Cash Equivalents by any Loan Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(g)                                  pledges and deposits of cash or Cash Equivalents by any Loan Party to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), trade lines with vendors, statutory obligations and other similar obligations, in each case in the ordinary course of business and not in connection with the borrowing of money;

(h)                                 Liens arising from (i) any Lease Agreement (or sublease with respect thereto) or any true operating lease entered into in the ordinary course of business and the precautionary UCC financing statement filings in respect thereof, and (ii) equipment or other materials which are not owned by any Loan Party located on the premises of such Loan Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Loan Party and the precautionary UCC financing statement filings in respect thereof;

(i)                                     judgments and other similar Liens arising as a result of the existence of judgments, orders or awards that do not constitute an Event of Default, provided, that, (i) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (ii) such judgment or Lien shall be effectively stayed or bonded within thirty (30)

days after the date such judgment or Lien first arose and (iii) Agent may establish a Reserve with respect thereto;

(j)                                    Liens or rights of setoff against credit balances of Loan Parties with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Loan Parties in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Loan Parties, pursuant to the Credit Card Agreements to secure the obligations of Loan Parties to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(k)                                 any Lien existing on any assets or properties other than Accounts or Inventory (and the proceeds thereof) of a Person existing at the time such Person becomes a Subsidiary of a Loan Party after the date hereof (and the replacement, extension or renewal of such Lien on the same assets); provided, that (i) such Lien is not created in contemplation of or in connection with a Permitted Acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien shall secure only the Indebtedness permitted under Section 9.9(n) hereof,

(l)                                     Liens on Equipment and Real Property of Loan Parties or the Capital Stock of any Propco to secure Indebtedness permitted under Section 9.9(h) hereof;

(m)                             leases or subleases of Real Property granted by any Loan Party in the ordinary course of business and consistent with past practice (i) to its franchisees and (ii) to any Person so long as any such leases or subleases pursuant to this clause (ii) do not interfere in any material respect with the use of such Real Property or the ordinary conduct of the business of such Loan Party as presently conducted thereon or materially impair the value of such Real Property;

(n)                                 any interest or title of a lessor, sublessor, licensee, licensor or sublicensor in or to any asset (other than Accounts or Inventory) under any lease, sublease or license entered into by any Loan Party in the ordinary course of business and covering only the assets so leased, subleased or licensed, in each case that do not interfere in any material respect with the business of any Loan Party;

(o)                                 rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(p)                                 Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the Indebtedness permitted under Section 9.9(j) hereof;

(q)                                 Liens on cash earnest money deposits made in connection with a letter of intent or purchase agreement with respect to a Permitted Acquisition;

(r)                                    other Liens on assets or properties (other than Accounts and Inventory); provided, that (i) the aggregate fair market value of such assets or properties subject to such Liens does not exceed $2,500,000 at the time of attachment of any such Lien, and (ii) such Liens secure liabilities at any time outstanding not in excess of $2,500,000 in the aggregate; and

(s)                                   the security interests and Liens set forth on Schedule 9.8 hereto which are not otherwise permitted under this Section 9.8 above.

9.9                   Indebtedness.  Each Loan Party shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for, the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)                                 the Obligations;

(b)                                 purchase money Indebtedness and other Capital Leases arising after the date hereof not to exceed $40,000,000 in the aggregate at any time outstanding, so long as (i) the Liens securing such Indebtedness do not apply to any assets or properties of such Loan Party, other than the Equipment or Real Estate so purchased or acquired (and the proceeds, products and accessions thereof and thereto), and (ii) the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Estate so purchased or acquired;

(c)                                  (i) guarantees by any Loan Party of any Indebtedness of another Loan Party which is permitted under this Section 9.9 and (ii) guarantees by any Loan Party of any liabilities or other obligations (other than Indebtedness) of another Loan Party so long as such other Loan Party is not prohibited from incurring such liabilities by the terms of this Agreement;

(d)                                 the Indebtedness of any Loan Party to any other Loan Party arising after the date hereof pursuant to loans by any Loan Party permitted under Section 9.10(g) hereof;

(e)                                  unsecured Indebtedness of any Loan Party to any third person (but not to any other Loan Party), provided, that, each of the following conditions is satisfied as determined by Agent: (i) if the principal amount of such Indebtedness to be incurred exceeds $20,000,000, Agent shall have received at least five (5) Business Days (or such lesser period as to which Agent may agree) prior written notice of the incurrence by such Loan Party of such Indebtedness, (ii) upon Agent’s request Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iii) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (iv) in the case of Indebtedness with an outstanding principal amount in excess of $2,500,000, Loan Parties shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Loan Party or on its behalf promptly after the receipt thereof, or sent by any Loan Party or on its behalf concurrently with the sending thereof, as the case may be;

(f)                                   Indebtedness of any Loan Party entered into in the ordinary course of business pursuant to a Hedge Agreement with a Bank Product Provider; provided, that (i) such arrangements are for bona fide hedging purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured as permitted hereby;

(g)                                  unsecured guarantees by a Loan Party of the obligations of a Specified Subsidiary or another Loan Party arising under a Lease Agreement (or a sublease with respect thereto); provided, that, as of the date on which such guarantee is issued and after giving effect thereto, no Event of Default has occurred and is continuing;

(h)                                 Indebtedness of any Loan Party to any third person (but not to any other Loan Party) secured by a security interest in or lien on Real Property or Equipment of any Loan Party or the Capital Stock of any Propco, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice (or such lesser notice period as to which Agent may reasonably agree) of the incurrence by such Loan Party of such Indebtedness, except that, if such Indebtedness is incurred in connection with a Permitted Acquisition where the consideration paid or payable is less than or equal to $25,000,000, Agent shall receive prompt written notice thereof as is reasonably practicable under the circumstances, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iii) as of the date of incurring such Indebtedness (excluding Qualified Assumed Indebtedness), Agent shall have received evidence, in form and substance reasonably satisfactory to it, which demonstrates that Parent and its Tested Subsidiaries (on a consolidated basis) would have had a Debt Incurrence Ratio of not less than 1.10 to 1.00 for the most recently ended period of twelve (12) consecutive months for which Agent has received financial statements of Parent and its Subsidiaries, determined on a pro forma basis as if such Indebtedness (excluding Qualified Assumed Indebtedness incurred on such date) had been incurred on the first day of such period and as if any Permitted Acquisition which is consummated in connection with the incurrence of such Indebtedness (excluding any Qualified Assumed Indebtedness) had been consummated on the first day of such period, it being understood that any pro forma adjustments relating to such Permitted Acquisition shall be directly attributable to such Permitted Acquisition, shall be factually supportable and shall be expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933 as amended and as interpreted by the staff of the Securities and Exchange Commission, which pro forma adjustments shall be certified by the chief financial officer or chief executive officer of Parent and shall be reasonably satisfactory to Agent; (iv) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (v) in the case of Indebtedness with an outstanding principal amount in excess of $2,500,000, Loan Parties shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Loan Party or on its behalf promptly after the receipt thereof, or sent by any Loan Party or on behalf concurrently with the sending thereof, as the case may be;

(i)                                     Indebtedness of any Loan Party entered into in the ordinary course of business pursuant to a Hedge Agreement with a bank or other financial institution other than a Bank Product Provider; provided, that, (i) such bank or other financial institution has combined capital and surplus and undivided profits of not less than $1,000,000,000, (ii) such arrangements are for bona fide hedging purposes, and (iii) such Indebtedness shall be unsecured (but such Indebtedness may be supported by a Letter of Credit Accommodation issued in accordance with the terms hereof);

(j)                                    Indebtedness to finance premiums for property, casualty, liability or other insurance for any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance;

(k)                                 Indebtedness representing deferred compensation to employees, officers, directors, managers or consultants incurred in the ordinary course of business;

(l)                                     Indebtedness consisting of guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations;

(m)                             Indebtedness incurred in respect of letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments, including in respect of workers compensation claims, health, disability, unemployment or other employee benefits, pension obligations, other social security obligations, or property, casualty, liability or other insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, in each case in respect of obligations arising in the ordinary course of business;

(n)                                 Indebtedness of any Person that becomes a Subsidiary of a Loan Party in connection with a Permitted Acquisition (and the replacement, extension or renewal of such Indebtedness); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this clause (n) shall not exceed $10,000,000 at any time outstanding;

(o)                                 other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; provided that as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(p)                                 the Indebtedness set forth on Schedule 9.9 hereto which is not otherwise permitted by this Section 9.9 above; provided, that, in the case of Indebtedness with an outstanding principal amount in excess of $2,500,000, Loan Parties shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Loan Party or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or on its behalf, concurrently with the sending thereof, as the case may be.

9.10            Loans, Investments, Etc.  Each Loan Party shall not make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any other person, or form or acquire any Subsidiaries (each, an “Investment”), or agree to do any of the foregoing, except:

(a)                                 the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 Investments in cash or Cash Equivalents, provided, that, (i) if a Cash Dominion Period exists, and any Loans are then outstanding, Loan Parties shall not be permitted to keep cash or Cash Equivalents in any investment account, securities account or commodity account, and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c)                                  the equity Investments made by each Loan Party prior to the Amendment No. 3 Effective Date in any of its Subsidiaries;

(d)                                 (i) loans and advances by any Loan Party to employees of such Loan Party not to exceed the principal amount of $5,000,000 in the aggregate at any time outstanding for: (A) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Loan Party, and (B) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees), and (ii) advances of payroll payments to employees in the ordinary course of business;

(e)                                  equity interests or obligations issued to, and any other Investment received by, any Loan Party by any Person (or the representative of such Person) in respect of obligations of such Person owing to such Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the obligations of such Person;

(f)                                   obligations of account debtors to any Loan Party arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Loan Party; provided, that, promptly upon the receipt of the original of any such promissory note with a value in excess of $500,000 individually or $1,000,000 in the aggregate (or, upon the request of Agent, if an Event of Default has occurred and is continuing, then with any value) by such Loan Party, such promissory note shall be endorsed to the order of Agent by such Loan Party and promptly delivered to Agent as so endorsed to the extent required by Section 5.2(b) hereof;

(g)                                  loans or advances by a Loan Party to another Loan Party after the date hereof, provided, that,

(i)                                     as to all of such loans, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and

(ii)                                  as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions reasonably acceptable to Agent, and (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower (it being understood that, so long as no Event of Default has occurred and is continuing, such

Borrower may pay, and such Guarantor may receive, payments of principal and interest in respect of such Indebtedness);

(h)                                 any Permitted Acquisition; provided, that, in no event shall any assets acquired pursuant to any Permitted Acquisition be deemed to be Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory unless the following conditions shall be satisfied as determined by Agent in its Permitted Discretion: (1) except as Agent shall otherwise determine, Agent shall have received an appraisal of the Inventory of the Acquired Business and such other assets of the Acquired Business as Agent may specify, in each case in form and containing assumptions and appraisal methods satisfactory to Agent by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely, and (2) except as Agent shall otherwise determine, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agent and any accounts, credit card receivables or inventory of the Acquired Business shall only be Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory (as the case may be) to the extent the criteria for Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory (as the case may be) set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may establish in its Permitted Discretion with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in its Permitted Discretion in connection with the Acquired Business);

(i)                                     Investments by any Loan Party in another Loan Party; provided, that, any loans or advances by any Loan Party to another Loan Party shall be made in accordance with Section 9.10(g) hereof;

(j)                                    loans and other Investments by a Loan Party (other than any loan to or other Investment in an HPT Company); provided, that, (i) as of the date of any such loan or other Investment and after giving effect thereto, Excess Availability shall not be less than the amount equal to seventeen and one-half (17.5%) percent of the Maximum Credit, (ii) such loans and other Investments are not made in connection with a Permitted Acquisition, and (iii) as of the date of any such loan or other Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(k)                                 loans and other Investments by a Loan Party to Excluded Subsidiaries; provided, that, (i) as of the date of such loan or other Investment and after giving effect thereto, Excess Availability shall not be less than the amount equal to seventeen and one-half (17.5%) percent of the Maximum Credit, (ii) as of the date of such loan or other Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) all Indebtedness and other obligations of the Excluded Subsidiaries shall be non-recourse to Loan Parties and their respective assets, and (iv) the aggregate amount of all such loans and other Investments in Excluded Subsidiaries shall not exceed $5,000,000;

(l)                                     the formation of any Subsidiary; provided, that, if any Subsidiary is formed for the purpose of making, or in anticipation of consummating, a Permitted Acquisition, the applicable Loan Parties and such new Subsidiary shall comply with Sections 5.2 and 9.21 hereof with respect to such Subsidiary (subject to the terms of Section 9.21(d) hereof);

(m)                             extensions of trade credit in the ordinary course of business, Investments received in settlement of amounts due from account debtors in the ordinary course of business or in connection with an insolvency proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party and other credits to suppliers in the ordinary course of business;

(n)                                 Investments made as a result of the receipt of non-cash consideration from a Disposition of any assets permitted under Section 9.7 hereof;

(o)                                 Investments constituting Indebtedness permitted under Section 9.9 hereof and guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness and which are not prohibited by this Agreement, in each case entered into in the ordinary course of business;

(p)                                 Investments held by a Person acquired in connection with a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(q)                                 subject to Section 9.7(b)(iii) hereof, Investments in which the payment made therefor is made solely with equity interests of Parent or any direct or indirect parent company of Parent not resulting in a Change in Control;

(r)                                    the loans and advances existing as of the date hereof which are set forth on Schedule 9.10 hereto which are not otherwise permitted by this Section 9.10 above; provided, that, as to such loans and advances, Loan Parties shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto;

(s)                                   other Investments made by a Loan Party after the date hereof which are not otherwise permitted by this Section 9.10; provided, that, (i) the aggregate amount of such Investments shall not exceed $15,000,000 at any time, (ii) as of the date of any such Investment and after giving effect thereto, Excess Availability shall not be less than the amount equal to seventeen and one-half (17.5%) percent of the Maximum Credit, and (iii) as of the date of such loan or other Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(t)                                    other Investments made by a Loan Party after the date hereof which are not otherwise permitted by this Section 9.10; provided, that, (i) the aggregate amount of such Investments shall not exceed $2,500,000 at any time, and (ii) as of the date of such loan or other Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

9.11            Dividends and Redemptions.  Each Loan Party shall not through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a)                                 any Loan Party (other than Parent) may make Restricted Payments to any other Loan Party;

(b)                                 Loan Parties may make Restricted Payments to the extent permitted in Section 9.12 below;

(c)                                  Parent may make Restricted Payments in cash, from funds legally available therefor; provided, that, with respect to each such Restricted Payment: (i) Agent shall have received at least five (5) Business Days prior written notice (or such lesser notice period as to which Agent may agree) thereof, (ii) as of the date of any such payment and after giving effect thereto, Excess Availability shall not be less than the amount equal to seventeen and one-half (17.5%) percent of the Maximum Credit, and (iii) as of the date of any such Restricted Payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(d)                                 Parent may make Restricted Payments in the form (i) of Capital Stock of Parent (other than Disqualified Capital Stock) or (ii) cash in lieu of fractional shares of Capital Stock in connection with any Restricted Payment or Permitted Acquisition, in each case as permitted hereunder; and

(e)                                  Parent may repurchase Capital Stock of Parent deemed to occur upon the cashless exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, that, no Loan Party shall pay, or be required to pay, any amounts in respect of any such repurchase other than in the form of Capital Stock of Parent (other than Disqualified Capital Stock).

9.12            Transactions with Affiliates and HPT Companies.  Each Loan Party shall not:

(a)                                 purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate of such Loan Party, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s business (as the case may be) and upon fair and reasonable terms which are no less favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, and solely in the case of transactions with the HPT Companies, as reasonably determined by the Independent Directors, (ii) transactions among or between any Loan Party and any other Loan Party which are not prohibited by this Agreement or any other Financing Agreement, (iii) Restricted Payments permitted under Section 9.11 hereof, (iv) Investments permitted under Section 9.10 hereof, and (v) Dispositions between or among Loan Parties permitted under Section 9.7(b) hereof;

(b)                                 make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any Affiliate of such Loan Party, except (i) reasonable compensation to executive officers or directors for services rendered to such Loan Party in the ordinary course of business, and (ii) regularly scheduled payments of fees or reimbursement of expenses due and payable in accordance with the terms of the Shared Services Agreement as in effect on the Amendment No. 3 Effective Date;

(c)                                  purchase, acquire or lease any property from, or sell, transfer or lease any property to, any HPT Company, except (i) for the lease of real property from an HPT Company in the ordinary course of business or (ii) pursuant to the reasonable requirements of such Loan

Party’s business and upon fair and reasonable terms as reasonably determined by the Independent Directors;

(d)                                 enter into any lease with any HPT Company after the date hereof unless Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, duly executed and delivered by such HPT Company (it being agreed that such agreement shall be satisfactory to Agent if it is substantially similar to the Letter Agreement, dated as of November 19, 2007, among HPT Trust, HPT LLC, TA Leasing, Agent and the other parties thereto); or

(e)                                  request or obtain, without the prior written consent of Agent, any services in which a Person (other than a Loan Party) would, directly or indirectly, monitor, invoice or collect any Collateral of a Loan Party, prepare or generate any financial statements of a Loan Party, or administer all or any part of the cash management system of a Loan Party.

9.13            Compliance with ERISA.  Each Loan Party shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Loan Party or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14            End of Fiscal Years; Fiscal Quarters.  Except as Agent shall otherwise agree, each Loan Party shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

9.15            Change in Business.  Each Loan Party shall not engage in any business other than the business of such Loan Party on the Amendment No. 3 Effective Date and any business reasonably related, ancillary or complementary to the business in which such Loan Party is engaged on the Amendment No. 3 Effective Date.

9.16            Limitation of Restrictions Affecting Subsidiaries.  Each Loan Party shall not create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Loan Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to another Loan Party; (b) make loans or advances to another Loan Party, (c) transfer any of its properties or assets to another Loan Party; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this

Agreement or any other Financing Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Loan Party prior to the date on which such Subsidiary was acquired by such Loan Party and outstanding on such acquisition date, (vi) customary provisions in license agreements restricting assignments or transfers of the rights of a licensee under such license agreement, (vii) the Existing HPT Leases (as in effect on the date hereof) and any other Lease Agreement entered into after the date hereof; provided, that, any such encumbrances or restrictions contained in any other Lease Agreement (taken as a whole) are not materially less favorable to Loan Parties, Agent or Lenders than those encumbrances and restrictions under the Existing HPT Leases (as in effect on the date hereof), (viii) customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) any agreement relating to Indebtedness permitted hereunder; provided, that, any such encumbrances or restrictions contained therein are no more restrictive (taken as a whole) then the encumbrances and restrictions contained in the Financing Agreements, (x) any agreement relating to the purchase money Indebtedness or Capital Leases permitted under Section 9.9(b) hereof, provided, that, such encumbrances or restrictions relate only to the assets which secure such Indebtedness of Capital Leases, and (xi) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder so long as such restrictions relate only to the equity interests issued by such joint venture.

9.17            Minimum Fixed Charge Coverage Ratio.  If a Compliance Period exists, the Fixed Charge Coverage Ratio of Parent and its Tested Subsidiaries (on a consolidated basis) for the most recently ended period of twelve (12) consecutive months for which Agent has received financial statements of Parent and its Subsidiaries shall not be less than 1.00 to 1.00.

9.18            Credit Card Agreements.  Each Loan Party shall (a) observe and perform in all material respects all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements, except, that, any Loan Party may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Loan Party; provided, that, such Loan Party shall give Agent prompt written notice of such termination or cancellation.  Upon any Loan Party entering any new Credit Card Agreements with a new Credit Card Issuer or Credit Card Processor, such Loan Party shall furnish to Agent prompt written notice thereof (together with such other information with respect thereto as Agent may reasonably request) and, promptly upon Agent’s request, a Credit Card Acknowledgment in favor of Agent, as executed by such new Credit Card Issuer or Credit Card Processor.  Promptly upon the request of Agent, Borrowers shall furnish to Agent such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrowers or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

9.19            License Agreements.

(a)                                 Each Loan Party shall (i) promptly and faithfully observe and perform in all material respects all of the terms, covenants, conditions and provisions of the Material

License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any Material License Agreement, (iii) not cancel, surrender or release any Material License Agreement, or modify, amend or waive any Material License Agreement in any manner which is (or could reasonably be expected to be) adverse to the interests of any Loan Party in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Loan Party may cancel, surrender or release any Material License Agreement; provided, that, such Loan Party (as the case may be) shall give Agent not less than thirty (30) days prior written notice (or such lesser notice period as to which Agent may agree) of its intention to so cancel, surrender and release any such Material License Agreement, (iv) give Agent prompt written notice of any Material License Agreement entered into by such Loan Party after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any Material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Loan Party in the case of a notice such Loan Party and concurrently with the sending thereof in the case of a notice to such Loan Party) a copy of each notice of default and every other similar notice or other communication received or delivered by such Loan Party in connection with any Material License Agreement which relates to the right of such Loan Party to continue to use property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Loan Party of the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b)                                 Each Loan Party will either exercise any option to renew or extend the term of each Material License Agreement to which it is a party in such manner as will cause the term of such Material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Loan Party does not intend to renew or extend the term of any such Material License Agreement or that the term thereof shall otherwise be expiring, not less than thirty (30) days prior to the date of any such non-renewal or expiration (or such shorter period as Agent shall agree).  In the event of the failure of such Loan Party to extend or renew any Material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, exercisable at its option at any time that an Event of Default shall have occurred and be continuing, to renew or extend the term of such Material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Loan Party, as Agent shall determine in good faith.  If an Event of Default shall have occurred and be continuing, Agent may, but shall not be required to, perform any or all of such obligations of such Loan Party under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Loan Party thereunder.  Any sums so paid by Agent shall constitute part of the Obligations.

9.20            Costs and Expenses.  Subject to the limitations contained in Sections 7.3, 7.4 and 7.7 hereof, Loan Parties shall pay to Agent on demand all documented costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing

Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all reasonable and documented out-of-pocket costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, inspections, appraisal fees (subject to the limitations contained in Sections 7.3(d) and 7.4(a) hereof) and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letters of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Loan Party’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day), plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent; (g) fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof; and (h) the fees and disbursements of counsel to Agent (limited to one counsel to Agent, one regulatory counsel to Agent, and one local counsel to Agent in each applicable jurisdiction, in each case including legal assistants) in connection with any of the foregoing.

9.21            Further Assurances.

(a)                                 In the case of the formation or acquisition by a Loan Party of any wholly-owned Subsidiary after the date hereof (other than an Excluded Subsidiary but including the formation of any Subsidiary that is a Divided Delaware LLC that is not an Excluded Subsidiary), as to any such Subsidiary, (i) the Loan Party forming such Subsidiary shall cause any such Subsidiary (other than a Subsidiary organized under the laws of a jurisdiction outside the United States) to execute and deliver to Agent, the following (each in form and substance reasonably satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first priority security interest and lien (except as otherwise consented to in writing by Agent and subject to the Liens permitted under Section 9.8 hereof) upon the assets of any such Subsidiary of the type or category of the assets of Borrowers subject to the security interests and liens pursuant hereto, and (C) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Agent may determine (subject to Administrative Borrower’s rights under Section 9.21(e) hereof), including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, use of commercially reasonable efforts to deliver Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Loan Party forming such Subsidiary shall (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary or, in the case of a Subsidiary organized under the laws of a jurisdiction outside the United States, sixty-five (65%) percent of the issued and outstanding shares of Capital Stock of such Subsidiary, and (B) deliver the original stock certificates (if any) evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein).

(b)                                 In the case of an acquisition of assets (other than Capital Stock) by a Loan Party (including indirectly through a Specified Subsidiary) pursuant to a Permitted Acquisition after the date hereof, if Agent shall request, Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets of the type or category of assets of Borrowers subject to the security interests and liens pursuant hereto (except for Excluded Assets, such assets encumbered by a lien permitted under Section 9.8(e) or (l) hereof and such assets owned by a Subsidiary organized under the laws of a jurisdiction outside the United States), and (ii) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c)                                  At the request of Agent at any time and from time to time, Loan Parties shall, and shall cause each Specified Subsidiary to, at their expense, in each case subject to any limitations and exceptions set forth herein or in any of the other Financing Agreements, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Agent may at any time and from time to time request a certificate from an officer of any Loan Party representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied (other than any conditions precedent the satisfaction of which is subject to the discretion of Agent or the Lenders).  In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and has determined that such conditions precedent to the making of Loans and providing Letters of Credit are satisfied.

(d)                                 Notwithstanding the requirements set forth in Sections 5.2 and 9.21(a) and (b) above, Agent shall not require compliance with the requirements of those sections contemporaneously upon the formation of a Subsidiary, or the consummation of a Permitted Acquisition; provided, that, Loan Parties and such new Subsidiaries shall comply therewith within forty-five (45) days of the occurrence of the formation of such Subsidiary or the consummation of such Permitted Acquisition (unless Agent extends or waives such compliance either in whole or in part).

(e)                                  If after the date hereof any Guarantor which is organized or incorporated under the laws of a State of the United States of America has any Eligible Accounts, Eligible Cash Collateral, Eligible Credit Card Receivables or Eligible Inventory, then Administrative Borrower may elect for such Guarantor to become a Borrower hereunder and under the other Financing Agreements by executing and delivering to Agent a Guarantor Conversion Notice.  Upon Agent’s receipt of a Guarantor Conversion Notice, duly executed by Administrative Borrower and properly completed which requests that a Guarantor become a Borrower, Agent shall countersign such Guarantor Conversion Notice within three (3) Business Days, whereupon such Guarantor shall automatically become a Borrower hereunder and shall cease to be a Guarantor hereunder and under the other Financing Agreements.

SECTION 10.                     EVENTS OF DEFAULT AND REMEDIES

10.1            Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)                                 (i) any Borrower fails to pay any of the Obligations when due or (ii) any Loan Party fails to perform any of the covenants contained in Sections 9.1(b), 9.1(c), 9.3, 9.4, 9.13, 9.14, 9.15, 9.16 and 9.18 of this Agreement or in any of the other Financing Agreements and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a three (3) month period or (B) a willful breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)                                 any representation, warranty or statement of fact made by any Loan Party to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or document shall when made or deemed made be false or misleading in any material respect;

(c)                                  any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d)                                 any one or more judgments for the payment of money is or are rendered against any Borrower or Obligor in excess of $2,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any one or more judgments (other than for the payment of money), injunctions, attachments, garnishments or executions is or are rendered against any Borrower, any Obligor or any of the Collateral having a value in excess of $2,500,000 in the aggregate which is not effectively stayed, discharged, vacated or bonded;

(e)                                  any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business, except as permitted hereunder;

(f)                                   any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)                                  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)                                 a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i)                                     (i) any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or (ii) any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or (iii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Loan Party to fund a reserve account or otherwise hold as collateral, or shall require a Loan Party to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Loan Party shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $2,500,000 or any such Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $2,500,000 in the aggregate in any fiscal year of Loan Parties from any deposit account of any Loan Party;

(j)                                    any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing

Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k)                                 an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $2,500,000;

(l)                                     any Change of Control; or

(m)                             the indictment by any Governmental Authority, or the threatened indictment in writing by any Governmental Authority of any Borrower or Obligor of which any Borrower, Obligor or Agent receives notice, in either case, as to which there is a reasonable probability of an adverse determination under any criminal statute, or commencement of criminal proceedings by any Governmental Authority against such Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $2,500,000 or (ii) any other property of any Loan Party which is necessary or material to the conduct of its business.

10.2            Remedies.

(a)                                 At any time an Event of Default has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b)                                 Without limiting the generality of the foregoing, at any time an Event of Default has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) upon notice to Administrative Borrower, direct Borrowers to provide (and Borrowers agree upon receipt of such notice to provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that subsequently occur under issued and outstanding Letters of Credit (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), such notice shall be deemed automatically given), and (iii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c)                                  Without limiting the foregoing, at any time an Event of Default has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Obligor waives the posting of any bond which might otherwise be required.  At any time an Event of Default has occurred and is continuing, upon Agent’s request, Borrowers will provide Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit.

(d)                                 At any time or times that an Event of Default has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors (including Credit Card and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)                                  To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature,  (viii)to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section.  Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)                                   For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)                                  At any time an Event of Default has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations.  Loan Parties shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)                                 Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) in the case of any Event of Default, terminate any provision of this Agreement providing for any future Loans or Letters of Credit to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.                     JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1            Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)                                 The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)                                 Notwithstanding anything to the contrary in any Financing Agreement, Loan Parties, Agent and Lenders irrevocably consent and submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County in the Borough of Manhattan and United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).

(c)                                  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Loan Party (or Administrative Borrower on behalf of such Loan Party) in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, such Loan Party shall appear in answer to such process, failing which such Loan Party shall be deemed in default and judgment may be entered by Agent against such Loan Party for the amount of the claim and other relief requested.

(d)                                 LOAN PARTIES, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  LOAN PARTIES, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY LOAN PARTY, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)                                  Agent and Lenders shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Each Loan Party: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2            Waiver of Notices.  Each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Loan Party which Agent or any Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.

11.3            Amendments and Waivers.

(a)                                 Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i)                                     reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii)                                  increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of such Lender,

(iii)                               release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv)                              reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v)                                 except as permitted hereunder, consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi)                              contractually subordinate any of the Obligations, without the consent of Agent and all of Lenders, or contractually subordinate Agent’s lien on any Collateral (except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders;

(vii)                           amend, modify or waive any terms of this Section 11.3 or Section 6.4 hereof, without the consent of Agent and all of Lenders, or

(viii)                        (A) increase the advance rates constituting part of the Borrowing Base or increase the sublimits with respect to the Inventory Loan Limit, the Fuel Inventory Loan Limit, Revolving Loans based on Eligible Inventory or Perishable Inventory or for Letters of Credit, without the consent of Agent and all of Lenders or (B) amend, modify or waive any provisions of the definition of the term Borrowing Base or any of the defined terms referred to in the definition of the term Borrowing Base, in each case if the effect thereof increases the amount of the Borrowing Base, without the consent of Agent and all of Lenders.

(b)                                 Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)                                  Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, discharge or termination is obtained, then Wells or Administrative Borrower shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wells or Administrative Borrower of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wells or such Eligible Transferee as Wells or Administrative Borrower may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Wells or Administrative Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wells or such Eligible Transferee specified by Wells or Administrative Borrower shall pay to the Non-Consenting Lender (except as Wells and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as for the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.  Wells or any Eligible Transferee shall have the right, but not the obligation, to purchase the interest of a Non-Consenting Lender pursuant to this Section 11.3(c).

(d)                                 The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

(e)                                  The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Loan Party or other Bank Products as set forth in Section 6.4(a) hereof.

(f)                                   Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) this Agreement may be amended with the written consent of Agent, Loan Parties and the Lenders providing the Replacement Revolving Loans (as defined below) to permit the refinancing of any portion of the outstanding Revolving Loans (“Refinanced Revolving Loans”) with a replacement revolving loan facility (“Replacement Revolving Loans”) hereunder; provided, that (A) the aggregate amount of commitments for such Replacement Revolving Loans shall not exceed the aggregate amount of commitments for such Refinanced Revolving Loans, (B) the Applicable Margin with respect to such Replacement Revolving Loans (together with the letter of credit fees and unused line fees applicable to such Replacement Revolving Loans) shall not be higher than those in effect for such Refinanced Revolving Loans immediately prior to such refinancing, (C) the Weighted Average Life to Maturity of such Replacement Revolving Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Revolving Loans at the time of such refinancing, and (D) all other terms applicable to such Replacement Revolving Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Loans than, those applicable to such Refinanced Revolving Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Loans in effect immediately prior to such refinancing, and (ii) this Agreement may be amended to extend the maturity date of any or all of the Loans owing to any Lender with the written consent of Agent, Loan Parties and such Lender; provided, that, (A) each Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender, (B) no Lender will have any obligation to extend the maturity date of any Loans owing to such Lender, and (C) Agent may, with the written consent of Loan Parties and each such extending Lender, enter into such amendments to this Agreement and the other Financing Agreements as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to this clause (ii) and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Administrative Borrower in connection with the establishment of such new tranches or sub-tranches.

(g)                                  Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, any amendment or modification which implements a Benchmark Replacement or any Benchmark Replacement Conforming Changes may be consummated in accordance with Section 3.4 hereof.

(h)                                 No Real Property shall be taken as collateral for the Obligations unless (i) the Lenders receive at least forty-five (45) days advance notice and each Lender confirms to the Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by applicable flood insurance laws and regulations or as otherwise reasonably satisfactory to such Lender, (ii) appropriate flood insurance provisions have been added to this Agreement in form reasonably satisfactory to the Lenders and (iii) Administrative Borrower shall have consented thereto.

11.4            Waiver of Counterclaims.  Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims)

in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5            Indemnification.  Each Loan Party shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses of counsel to Indemnitees, limited to one counsel to Indemnitees, one regulatory counsel to Indemnitees and one local counsel to Indemnitees in each applicable jurisdiction, in each case including legal assistants, and, in the case of a conflict of interest where an Indemnitee affected by such conflict informs Agent of such conflict and thereafter retains its own counsel, of another counsel to such affected Indemnitee) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened arising out of or related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Loan Parties shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Loan Parties as to any other Indemnitee).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Loan Parties shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  All amounts due under this Section shall be payable upon demand.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.                     THE AGENT

12.1            Appointment, Powers and Immunities.  Each Secured Party irrevocably designates, appoints and authorizes Wells to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance reasonably satisfactory to Agent shall have been delivered to and acknowledged by Agent.  Wells Fargo Capital Finance, LLC is hereby designated as the sole lead arranger, manager and bookrunner with respect to the Credit Facility.  The designation of Wells Fargo Capital Finance, LLC as sole lead arranger, manager and bookrunner shall not create any rights in favor of it in such capacity nor subject it to any duties or obligations in such capacity.

12.2            Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3            Events of Default.

(a)                                 Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letters of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letters of Credit is in the best interests of Lenders.

(b)                                 Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letters of Credit or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4            Wells in its Individual Capacity.  With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wells shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells in its individual capacity as Lender hereunder.  Wells (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells and its Affiliates may accept fees and other consideration from any Loan Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5            Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6            Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

12.7            Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8            Additional Loans.  Agent shall not make any Revolving Loans or provide any Letters of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letters of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letters of Credit will cause the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(i) or (ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit, (b) no such additional Revolving Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree and (c) the total outstanding principal amount of Loans, Letters of Credit and Special Agent Advances made pursuant to Section 12.11(a)(i) and (ii) hereof shall not exceed the Maximum Credit.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9            Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10     Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a)                                 is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b)                                 expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Loan Parties’ personnel;

(d)                                 agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.11     Collateral Matters.

(a)                                 Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Loan Parties of the Loans and other Obligations, or (iii) to pay any other amount chargeable to any Loan Party pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer in respect of Letters of Credit which are issued in accordance with the terms of the other Sections of this Agreement; provided, that, the total outstanding principal amount of the Special Agent Advances pursuant to Section 12.11(a)(i) and (ii) hereof plus the total outstanding principal amount of the additional Loans and Letters of

Credit which Agent may make or provide as set forth in Section 12.8 hereof shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit; provided, further, that, the total outstanding principal amount of Loans, Letters of Credit and the Special Agent Advances pursuant to Section 12.11(a)(i) and (ii) hereof shall not exceed the Maximum Credit.  Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b)                                 Lenders hereby irrevocably authorize Agent to release, and (except in the case of clauses (v), (vi) or (vii) below) upon the request of Administrative Borrower, Agent hereby agrees to release, any security interest in, mortgage or lien upon, any of the Collateral:   (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than unasserted contingent indemnification claims) and delivery of cash collateral to the extent required under Section 13.1 below, (ii) constituting property being sold, transferred or disposed of in connection with a Disposition permitted by Section 9.7 hereof (other than Dispositions from a Loan Party to another Loan Party) if Administrative Borrower, any other Loan Party certifies to Agent that the Disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the Capital Stock of any Guarantor or any Propco is sold in connection with a Disposition permitted by Section 9.7 hereof, such Guarantor or Propco shall cease to be a Guarantor under this Agreement and the other Financing Agreements,  (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, (iv) constituting property pledged to a third party if Administrative Borrower, any other Loan Party certifies to Agent that such pledge is made in compliance with Section 9.8(l) hereof (and Agent may rely conclusively on any such certificate, without further inquiry), (v) having a value in the aggregate in any twelve (12) month period of less than $1,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, (vi) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vii) approved, authorized or ratified in writing by all of Lenders.  To the extent that Agent is authorized to release its lien upon any Collateral pursuant to this Section 12.11(b), Agent is authorized to subordinate its lien upon such Collateral.  Except as provided above, Agent will not release or subordinate any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders.  Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.  Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral, except for the cash collateral delivered pursuant to Section 13.1(a) hereof for Obligations arising under or in connection with any Bank Products.

(c)                                  Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute and deliver to the applicable Loan Party, in form and substance reasonably satisfactory to Agent, such documents as may be necessary or as such Loan Party may reasonably request to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Loan Party in respect of) the Collateral retained by such Loan Party.

(d)                                 Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e)                                  Without limiting the generality of the foregoing, each Lender consents to the HPT Letter Agreements (as defined below) and any other agreements delivered pursuant to Section 9.12(d) hereof (in each case as in effect on the date hereof), and agrees to be bound by the terms thereof, whether or not such Lender executes the HPT Letter Agreements or any such other agreements, and consents to any amendments or modifications thereto (so long as after giving effect thereto, the HPT Letter Agreements or such other agreements are substantially similar to those as in effect on the date hereof).  As used herein, “HPT Letter Agreements” shall mean, collectively, the Letter Agreements referred to in Section 1.63 hereof, as the same may be amended or otherwise modified from time to time.

12.12     Agency for Perfection.  Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13     Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent.  If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14     Other Agent Designations.  Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation.  Any Lender that is designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15     Credit Bids.  Lenders hereby irrevocably authorize Agent, with the consent of the Required Lenders, to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Collateral, in which any of the Obligations may be used and applied as a credit on account of the purchase price (a “credit bid”) and purchase at any such sale (either directly or through one or more entities established for such purpose) all or any portion of the Collateral on behalf of and for the benefit of the Lenders (but not as agent for any individual Lender or Lenders, unless the Required Lenders shall otherwise agree in writing).  Each Lender agrees that, except with the written consent of the Agent and the Required Lenders, it will not exercise any right that it might otherwise have to credit bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC or the United States Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.

12.16                 Agent May File Proofs of Claim.

(a)              In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Obligations or amounts owing in respect of Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Banks and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Banks and Agent allowed in such judicial proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Banks, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b)         Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13.                     TERM OF AGREEMENT; MISCELLANEOUS

13.1            Term.

(a)                                 This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the Amendment No. 3 Effective Date (the “Maturity Date”).  Borrowers may terminate this Agreement at any time upon at least ten (10) days prior written notice to Agent (which notice shall be irrevocable; provided, that, a notice of termination delivered by Borrowers may state that such notice is conditioned upon the effectiveness of the closing of another credit facility or the closing of a securities offering, merger or acquisition or asset sale, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified termination date) if such condition is not satisfied) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time upon the occurrence and during the continuance of an Event of Default.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral (including Letter of Credit Collateralization) to Agent in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations (other than unasserted contingent indemnification claims), including issued and outstanding Letters of Credit and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may reasonably require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner reasonably satisfactory to such other party).  The amount of such cash collateral as to any Letters of Credit shall be in accordance with the Letter of Credit Collateralization.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago, Illinois time.

(b)                                 No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all of the Obligations (other than unasserted contingent indemnification claims) have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all of the Obligations (other than unasserted contingent indemnification claims) have been fully and finally paid and satisfied in full in immediately available funds and the Commitments have been terminated.  Upon termination of this Agreement in accordance with its terms, the payment and satisfaction in full of all of the Obligations (other than unasserted contingent indemnification claims) and the termination of the Commitments, Agent shall authorize the filing of UCC termination statements by Loan Parties (or their designees) with respect to any UCC financing statements with respect to the Collateral naming any Loan Party, as debtor, and Agent, as secured party.

13.2            Interactive Provisions.

(a)                                 All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(b)                                 All references to any Loan Party, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(c)                                  The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d)                                 The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(e)                                  An Event of Default shall continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(f)                                   All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Loan Parties shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Loan Party at any time.

(g)                                  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the Amendment No. 3 Effective Date.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(h)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i)                                     Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j)                                    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k)                                 This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l)                                     This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3            Notices.  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Loan Party:                            TravelCenters of America LLC

24601 Center Ridge Road, Suite 200
Westlake, Ohio, 44145-5639
Attention: Andrew J. Rebholz or
Chief Financial Officer
Telephone No.: (440) 808-3265
Telecopy No.: (440) 808-3301

with a copy to:	TravelCenters of America LLC
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attention: Mark R. Young, Esq. or
General Counsel
Telephone No.: (617) 796-8157
Telecopy No.: (617) 969-4697

If to Agent:	Wells Fargo Capital Finance, LLC
10 South Wacker Drive
Chicago, Illinois 60606-4202
Attention: Portfolio Manager
Telephone No.: (312) 332-0420
Telecopy No.: (312) 332-0424

13.4            Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5            Confidentiality.

(a)                                 Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to the extent requested by any bank examiners and other regulators (including any self-regulatory authority such as the National Association of Insurance Commissioners), auditors and/or accountants, (iii) in connection with any litigation or other adversarial proceeding to which Agent or such Lender is a party or in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Financing Agreement, (iv) to any member of the Lender Group (including the Bank Product Providers) or any Participant (or prospective Lender or Participant) or to any Affiliate or its or its Affiliate’s directors, officers, employees, agents and advisors thereof so long as such Person shall have agreed to treat such information as confidential in accordance with this Section 13.5, or (v) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group or any Participant (or prospective Lender or Participant).

(b)                                 In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c)                                  In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Loan Party or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Loan Party, (iii) to require Agent or any Lender to return any materials furnished by a Loan Party to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of

Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

(d)                                 Notwithstanding anything to the contrary set forth herein or in any of the other Financing Agreements or any other written or oral understanding or agreement, any obligations of confidentiality contained herein, in any of the other Financing Agreements or any such other understanding or agreement do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated herein (and any related transactions or arrangements), and each party (and each of its employees, representatives, or other agents) may disclose to any and all persons the tax treatment and tax structuring of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, that, each party recognizes that the privilege that it may, in its discretion, maintain with respect to the confidentiality of a communication relating to the transactions contemplated herein, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.  Loan Parties do not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Loan Parties determine to take any action inconsistent with such intention, it will promptly notify Agent thereof.  Each Loan Party acknowledges that one or more of Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

(e)                                  Anything in this Agreement to the contrary notwithstanding, Agent and any Lender may disclose information concerning the terms and conditions of this Agreement and the other Financing Agreements to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent or any Lender.

(f)                                   Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform.  In no event shall Agent or any of its Affiliates have any liability to the Loan Parties, any Lender or any other person for damages of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-

appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.  Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

13.6            Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Loan Parties and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below.  The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Loan Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7            Assignments; Participations.

(a)                                 Each Lender may, with the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), assign all or, if less than all, a portion equal to at least $10,000,000 (or such lesser amount as Agent may agree) in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)                                 Agent, acting solely for this purpose as a non-fiduciary agent of Loan Parties, shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative

Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letters of Credit) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)                                 By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)                                  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letters of Credit, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Loan Parties, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) such Lender shall collect from each Participant documentation and representations described in Section 6.13(d) and Section 6.13(i) on behalf of itself, the Agent, and the Loan Parties, such that the Agent and Loan Parties may rely on the documentation collected by such Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain (or cause to be maintained) a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any obligations (the “Participant Register”), provided, however, that no Lender shall have any obligation to disclose all or any portion of such Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any obligations) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under both Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.  Also, notwithstanding anything in this Agreement to the contrary, neither the Agent nor any Loan Party shall be liable to any Lender or Participant for any taxes attributable to a Lender’s failure to maintain a Participant Register as provided in this Section 13.7(e).

(f)                                   Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)                                  Loan Parties shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants.  Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Loan Parties and their affairs provided, prepared or reviewed by any Loan Party that are contained in any selling materials and all other information provided by it and included in such materials.

13.8            Patriot Act; Due Diligence.  Each Lender hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the requirements of the Patriot Act and any other applicable law.  Promptly following any request therefor, Loan Parties shall provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.  In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall be for the account of Borrowers.

13.9            Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.10     Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11     Replacement of Certain Lenders.  If any Lender requests compensation under Section 3.3(a), (b) or (c) hereof, if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 6.13 hereof, or if any Lender is a Defaulting Lender, then within sixty (60) days thereafter, Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 13.7), all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations, provided, that, (i) Administrative Borrower has received the prior written consent of Agent and each Issuing Bank (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letters of Credit that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.3(d) hereof), (iii) such assignment will result in a reduction in such compensation and payments, and (iv) such assignment does not conflict with applicable laws or regulations.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.  Nothing in this Section

13.11 shall impair any other rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender.

13.12     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Agreement; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.13     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                                 In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                                 As used in this Section 13.13, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.14     Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Financing Agreements in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 13.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.14, or otherwise under any Financing Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 13.14 shall remain in full force and effect until payment in full of the Obligations.  Each Qualified ECP Guarantor intends that this Section 13.14 constitutes, and this Section 13.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 14.                     ACKNOWLEDGMENT AND RESTATEMENT

14.1            Acknowledgment of Security Interests.

(a)                                 Loan Parties hereby acknowledge, confirm and agree that Agent has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to

Agent in connection with the Existing Loan Agreement by each Loan Party which is a party thereto.

(b)                                 The liens and security interests of Agent in the Collateral granted by each Borrower and Existing Guarantor pursuant to the Existing Loan Agreement shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests under or in connection with the Existing Loan Agreement.

14.2            Existing Loan Agreement.  Loan Parties hereby acknowledge, confirm and agree that, immediately prior to giving effect to this Agreement, (a) the Existing Loan Agreement is in full force and effect as of the date hereof, and (b) the agreements and obligations of Loan Parties contained in the Existing Loan Agreement constitute the legal, valid and binding obligations of Loan Parties against them in accordance with their respective terms and Loan Parties have no valid defense to the enforcement of such obligations.

14.3            Restatement.

(a)                                 Except as otherwise stated in this Section 14, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement.  The amendment and restatement contained herein shall not, in and of itself, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Loan Parties evidenced by or arising under the Existing Loan Agreement (except to the extent any such Indebtedness, obligations or liabilities are actually paid or performed on the date hereof), and the liens securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(b)                                 All of the Obligations in respect of the Existing Loans and Existing Letters of Credit (to the extent not paid) and all accrued and unpaid interest and fees with respect thereto (to the extent not actually paid pursuant to this Agreement) shall be deemed to be Obligations of Loan Parties pursuant to the terms hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

TRAVELCENTERS OF AMERICA LLC

By:
Name:
Title:

TA OPERATING LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS

TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC

By:
Name:
Title:

PETRO FRANCHISE SYSTEMS LLC

By:
Name:
Title:

TA FRANCHISE SYSTEMS LLC

By:
Name:
Title:

TA OPERATING NEVADA LLC

By:
Name:
Title:

TA OPERATING MONTANA LLC

By:
Name:
Title:

QSL OPERATING LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

QSL RE LLC

By:
Name:
Title:

QSL FRANCHISE SYSTEMS LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

AGENT AND LENDERS

WELLS FARGO CAPITAL FINANCE,
LLC, successor by merger to Wachovia
Capital Finance Corporation (Central),
as Agent and a Lender

By:
Name:
Title:

EXHIBIT A

to

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Assignment and Acceptance Agreement

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of              , 201   is made between                    (the “Assignor”) and                      (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to TravelCenters of America LLC and TA Operating LLC (collectively, “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated October 25, 2011, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $            (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $               (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.                                      Assignment and Acceptance.

(a)  Subject to the terms and conditions of this Assignment and Acceptance,  Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be         (  %) percent.

(b)  With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount.  Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.8,  11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)  After giving effect to the assignment and assumption set forth herein, on the Effective Date, Assignee’s Commitment will be $             .

(d)  After giving effect to the assignment and assumption set forth herein, on the Effective Date, Assignor’s Commitment will be $               (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2.  Payments.

(a)  As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans purchased by Assignee pursuant to this Assignment and Acceptance.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3.  Reallocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.  Independent Credit Decision.  Assignee  acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Parent and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.  Effective Date; Notices.

(a)  As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                , 201   (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)                       this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii)                    the consent of Agent and, if applicable, Administrative Borrower, as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)                 written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv)                Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v)                   the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b)  Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

[6.  Agent.  [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a)  Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b)  Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7.  Withholding Tax.  Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignor, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either (i) U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or (ii) U.S. Internal Revenue Service Form W-9, as applicable, and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.  Representations and Warranties.

(a)  Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)  Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Loan Parties or any of their respective Affiliates, or the performance or observance by Loan Parties or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)  Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9.  Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.  Miscellaneous

(a)  Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b)  All payments made hereunder shall be made without any set-off or counterclaim.

(c)  Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)  This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)  ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

     , 20

Wells Fargo Capital Finance, LLC, as Agent

10 South Wacker Drive

Chicago, Illinois 60606-4202

Attn.: Portfolio Manager

Re: TravelCenters of America LLC

Ladies and Gentlemen:

Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to TravelCenters of America LLC and TA Operating LLC (collectively, “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated October 25, 2011, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1.  We hereby give you notice of, and request your consent to, the assignment by                            (the “Assignor”) to                             (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to          (  %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”).  We understand that the Assignor’s Commitment shall be reduced by $             , as the same may be further reduced by other assignments on or after the date hereof.

2.  Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.  The following administrative details apply to Assignee:

(A)  Notice address:

Assignee name:

Address:

Attention:

Telephone:

Telecopier:

(B)  Payment instructions:

Account No.:

At:

Reference:

Attention:

4.  You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

WELLS FARGO CAPITAL FINANCE, LLC,
successor by merger to Wachovia Capital Finance
Corporation (Central), as Agent

By:
Name:
Title:

[TRAVELCENTERS OF AMERICA LLC,
as Administrative Borrower

By:
Name:
Title:]

EXHIBIT B

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Information Certificate

See attached

B-1

INFORMATION CERTIFICATE

OF

TRAVELCENTERS OF AMERICA LLC
and certain of its Subsidiaries

July 19, 2019

Wells Fargo Capital Finance, LLC, as Agent
10 South Wacker Drive
Chicago, Illinois 60606

In connection with that certain Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of July 16, 2019, among TravelCenters of America LLC, a Delaware limited liability company, TA Operating LLC, a Delaware limited liability company, TravelCenters of America Holding Company LLC, a Delaware limited liability company, Petro Franchise Systems LLC, a Delaware limited liability company, TA Franchise Systems LLC, a Delaware limited liability company, TA Operating Montana LLC, a Delaware limited liability company, TA Operating Nevada LLC, a Nevada limited liability company, QSL Operating LLC, a Maryland limited liability company, QSL RE LLC, a Maryland limited liability company, QSL Franchise Systems LLC, a Maryland limited liability company (each of the foregoing, individually, a “Company” and, collectively, the “Companies”), the lenders party thereto (the “Lenders”) and Wells Fargo Capital Finance, LLC, as agent for the Lenders (the “Agent”), each of the undersigned, officers of the Companies, hereby certify solely in their capacities as officers of such entities and not in any individual capacity, as of the date hereof, to the Agent and Lenders as follows:

1.                        The exact legal name of each Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

TravelCenters of America LLC
TravelCenters of America Holding Company LLC
TA Operating LLC
Petro Franchise Systems LLC

TA Franchise Systems LLC

TA Operating Nevada LLC

TA Operating Montana LLC

QSL RE LLC

QSL Franchise Systems LLC

QSL Operating LLC

2.                        Within the past five years, each Company uses and owns the following trade name(s) (other than the names listed in Section 1 above) in the operation of its business:

See Schedule 8.11.

1

3.                        Each Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.):

Company	Type of Entity	Jurisdiction of Organization

TravelCenters of America LLC (“TCA”)	limited liability company	Delaware

TravelCenters of America Holding Company LLC	limited liability company	Delaware

TA Operating LLC	limited liability company	Delaware

Petro Franchise Systems LLC	limited liability company	Delaware

TA Franchise Systems LLC	limited liability company	Delaware

TA Operating Nevada LLC	limited liability company	Nevada

TA Operating Montana LLC	limited liability company	Delaware

QSL RE LLC	limited liability company	Maryland

QSL Franchise Systems LLC	limited liability company	Maryland

QSL Operating LLC	limited liability company	Maryland

4.                        The organizational identification number of each Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):

Company	ID No.

TCA	4233441

TravelCenters of America Holding Company LLC	2317439

TA Operating LLC	2342992

Petro Franchise Systems LLC	4565600

TA Franchise Systems LLC	0940961

TA Operating Nevada LLC	E0074382010-8

TA Operating Montana LLC	5354438

QSL RE LLC	W17141615

QSL Franchise Systems LLC	W17141623

QSL Operating LLC	W17141599

2

5.                        The Federal Employer Identification Number of each Company is as follows:

Company	FEIN

TCA	20-5701514

TravelCenters of America Holding Company LLC	36-3856519

TA Operating LLC	34-1747077

Petro Franchise Systems LLC	26-3188288

TA Franchise Systems LLC	34-1370382

TA Operating Nevada LLC	45-1562330

TA Operating Montana LLC	36-4766349

QSL RE LLC	81-2058166

QSL Franchise Systems LLC	81-2058308

QSL Operating LLC	81-2057836

6.                        Each Company is duly qualified and authorized to transact business as a foreign organization in the following states:

See Exhibit 1 attached.

7.                        Within the past five years, the name of each Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

Company	Date of Change	Prior Name

None.

8.                        Since the date of five (5) years prior to the date hereof, each Company has made or entered into the following mergers or acquisitions that have changed its identity or corporate structure:

Company	Merger/Acquisition	Date

None.

9.                        The chief executive office and mailing address (if different than the chief executive office) of each Company is located at the address indicated for such Company on Schedule 8.2 hereto.

3

10.                 The books and records of each Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated for such Company on Schedule 8.2 hereto (if different from the addresses set forth on Schedule 8.2 pursuant to Section 9 above).

11.                 Other than those set forth on Schedule 8.2 hereto pursuant to Sections 9 and 10 above, each Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated for such Company on Schedule 8.2 hereto.

12.                 No Company has any deposit accounts, investment accounts, securities accounts or similar accounts with any bank, savings and loan or other financial institution, except as set forth on Schedule 8.10 hereto for the purposes and of the types indicated therein.

13.                 No Company owns or licenses any trademarks, patents, copyrights or other intellectual property, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

14.                 Set forth on Schedule 8.12 hereto is a true and correct list of all the issued and outstanding stock, partnership interests or limited liability company membership interests, as applicable, owned by each Company and its percentage ownership.

15.                 No Company has any chattel paper (whether tangible or electronic) or instruments as of the date hereof with a value in excess of $500,000 individually or $1,000,000 in the aggregate, except as set forth on Schedule 5.2(b) hereto.

16.                 No Company has any commercial tort claims with a value in excess of $500,000 individually or $1,000,000 in the aggregate, except as follows:

None.

4

IN WITNESS WHEREOF, we have hereunto signed this Information Certificate on the date first written above.

Very truly yours,

TRAVELCENTERS OF AMERICA LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TA OPERATING LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Information Certificate]

PETRO FRANCHISE SYSTEMS LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TA FRANCHISE SYSTEMS LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TA OPERATING NEVADA LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

TA OPERATING MONTANA LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Information Certificate]

QSL RE LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

QSL FRANCHISE SYSTEMS LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

QSL OPERATING LLC

By:	/s/ William E. Myers

Name:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Information Certificate]

EXHIBIT C

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

Compliance Certificate

To:                             Wells Fargo Capital Finance, LLC, as Agent

10 South Wacker Drive

Chicago, Illinois 60606-4202

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1.  I am the duly elected [Chief Financial Officer] of TravelCenters of America LLC, a Delaware limited liability company (“Administrative Borrower”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated October 25, 2011, by and among Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Administrative Borrower, and TA Operating LLC, a Delaware limited liability company (“TA Operating” and together with Administrative Borrower, collectively, “Borrowers”), and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2.  I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Loan Parties, during the immediately preceding fiscal [month] [quarter].

3.  The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [month] [quarter], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto.  Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

4.  I further certify that, based on the review described in Section 2 above, no Loan Party has at any time during or at the end of such fiscal [month] [quarter], except as described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)                                 Changed its respective corporate name.

(b)                                 Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization, disposed of any of its properties or assets (other than any Disposition permitted by Section 9.7 of the Loan Agreement), or established new locations which maintains Inventory (excluding Inventory consisting of fuel and located at a leased terminal) having an aggregate value in excess of $500,000.

(c)                                  Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any material vendor or trade supplier to any Loan Party during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Loan Party.

(d)                                 Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Loan Party in a principal amount in excess of $2,500,000.

(e)                                  Failed to pay when due any rent or other amounts owing under any real property lease (or similar agreement) which would cause the aggregate amount of unpaid rent then due and other unpaid amounts then due under all leases and similar agreements to exceed $500,000.

(f)                                   Failed to pay when due any royalty payment or other amounts owing under any Material License Agreement.

5.         Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Parent and its Tested Subsidiaries are in compliance with the covenant set forth in Section 9.17 of the Loan Agreement for such fiscal month (it being understood that Schedule III shall contain the calculations of the Fixed Charge Coverage Ratio of Parent and its Tested Subsidiaries, whether or not a Compliance Period exists).

The foregoing certifications are made and delivered this day of            , 20  .

Very truly yours,

TRAVELCENTERS OF AMERICA LLC,
as Administrative Borrower

By:
Name:
Title:

Exhibit D

TravelCenters of America LLC
Borrowing Base Certificate	CONFIDENTIAL

To:	Wells Fargo Capital Finance
10 S. Wacker Drive
13th Floor
Chicago, IL 60606
Phone: (312) 332-0420
Facsimile: (312) 332-0424
Attn: Laura Wheeland

RE: Borrowing Base Certificate as of:

Borrowing Base		Eligible Amount	Advance Rate	Amount Available
Cash and Cash Equivalents		$-	100.0%	$-
Credit Card Receivables		-	90.0%	-
Accounts Receivable		-	85.0%	-
Inventory
Fuel Inventory		-	89.0%	-
PPSC Warehouse Inventory		-	41.1%	-
Store Inventory		-	58.7%	-
Shop Inventory		-	25.8%	-
Total Inventory		$-		-
Reduction to limitation amount				-

Total Inventory, not to exceed 50% of Revolver Commitment			0.0%	$-

Gross Borrowing Base				$-

Less: Reserve for State Excise, Sales and Use Taxes
Less: 50% Gift Card Liability Reserve
Less: Reserve for lottery funds
Subtotal - reserves				-
Net Borrowing Base				-
Revolver commitment		$200,000,000

Lesser of net borrowing base or revolver commitment				$-
Less Balances Outstanding
Revolver Loans Outstanding				-
Swing Loans Outstanding				-
Letter of Credit Exposure Outstanding (12/17/14)
Excess Availability				$-

A. Cash and Cash Equivalents
1.Cash and Cash Equivalents, subject to a Blocked Account Agreement in favor of the Agent		$0
2.Rate of advance			x 100%

3.Available Cash and Cash Equivalents			=	$-

B. Credit Card Receivables

1. Aging

Third Party Credit Card A/R		$-

2. Less: Ineligible Accounts Receivable
a. Credit Card accounts unpaid more than five (5) Business Days (or, (i) solely in the case of Credit Card Receivables arising from the use of a card issued by Comdata Network, Inc., six (6) Business Days and (ii) solely in the case of Credit Card Receivables arising from the use of a card issued by FleetOne Holdings, LLC, twelve (12) Business Days) after the date of the sale of Inventory or rendition of services giving rise to such Credit Card Receivables	-	-
b. Such Credit Card receivables arise from the sale and delivery of goods or rendition of services by such Borrower in the ordianry course of business (including sales made by any restaurant owned and operated by Borrower)	-	-
c. All material procedures required by the Credit Card Processor or Issuer of the card used in the purchase shall have been followed by the Borrower and all documents required for authorization and approval have been obtained.	-	-
d. The Credit Card Processor or Issuer has not asserted a counterclaim, defense or dispute, and does not have any right of offset against such Credit Card Receivables (other than setoffs for fees and chargebacks)	-	-
e. other ineligibles

3. Total Ineligible Receivables		-
Total Eligible Receivables		-
Rate of advance		90%
Total Available Accounts Receivable			=	$-

C. Accounts Receivable
1. Aging
Direct Billing		-
National Tire Account		-
Exchange Card		-
Wholesale/Franchise		-
Access TA Billed		-
Other Income		-
$-

Access TA Unbilled		-
2. Accounts Receivable Outstanding		$-
3. Less: Ineligible Accounts Receivable
a. Non-Credit Card Accounts that are unpaid more than thirty (30) days after the date of the original invoice	-	-
Add-back for Shop Accounts which are unpaid between 30 and 60 days after the date of original invoice	+	-
b. Accounts from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent	-	-
c. Accounts due from an account debtor outside the United States, unless (i) backed by a letter of credit, or (ii) subject to credit insurance payable or credit insurance, in each case acceptable to the Agent, or (iii) otherwise approved and acceptable to the Agent in its reasonable discretion.	-	-
d. Accounts consisting of progress billings, bill and hold invoices or retainage invoices	-	-
e. All offsets, counterclaims, unresolved disputes or contras, but only to the extent of the amount owed by such Credit Party to the account debtor	-	-
f. Accounts for which there are facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts in any material respect or reduce the amount payable or delay payment there under	-	-
g. Accounts where the Agent does not have a first priority, perfected security interest in such Account.	-	-
h. Accounts where the account debtor or any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor	-	-
i. Accounts for which the account debtor is any domestic or foreign govt unless otherwise approved by Agent	-	-
j. Accounts for which there are proceedings or actions known to Agent or any Borrower which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding)	-	-
k. The aggregate amount owed by a single debtor is greater than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts, the amount of such excess	-	-	$-
l. Accounts that are unpaid more than thirty (30) (except those Accounts arising from goods sold or services rendered by a Borrower’s repair shop, sixty (60)) days after the date of the original invoice for which constitute more than fifty (50%) percent of the total accounts of such account debtor	-	-
m. Accounts for which the account debtor is located in NJ, WV, MN or another state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost	-	-
n. The sale of goods or the rendition of services giving rise to such Account is supported by a performance bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Collateral, in form and substance reasonably satisfactory to Agent	-	-
o. Such Accounts have not been billed and invoiced to the account debtor with respect thereto, except to the extent that the amount of Accounts which have not been so billed and invoiced do not exceed twenty five (25%) percent of the Maximum Credit	-	-
p. Such Accounts have not been billed and invoiced to the account debtor with respect thereto shall cease to be Eligible Accounts unless such Account shall have been billed and invoiced within seven (7) Business Days after the date such Account is created	-	-
q. Credit Card accounts unpaid more than five (5) Business Days (or, (i) solely in the case of Credit Card Receivables arising from the use of a card issued by Comdata Network, Inc., six (6) Business Days and (ii) solely in the case of Credit Card Receivables arising from the use of a card issued by FleetOne Holdings, LLC, twelve (12) Business Days) after the date of the sale of Inventory or rendition of services giving rise to such Credit Card Receivables	-	-
r. Accounts not otherwise satisfactory to the Agent, in its Reasonable Credit Judgment	-	-
s. Other ineligibles at reasonable discretion of Agent	-	-
4.Total Ineligible Receivables		$-
Total Eligible Receivables		$-
Rate of advance			x85%
Total Available Accounts Receivable			=	$-

D. Fuel Inventory
1. Eligible Gasoline Inventory
2. Eligible Diesel Inventory
Total Fuel Inventory		$-
3. Less: Ineligible Fuel Inventory
a. Inventory at premises other than those owned or leased and controlled by any Borrower, unless Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established Reserves in respect to such amounts payable to the owner or lessor	-
b. Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in the LSA that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent	-	-
c. Inventory located outside the United States of America	-	-
d. Other ineligibles at reasonable discretion of Agent	-	-
4. Total Eligible Fuel Inventory		$-
Rate of advance.			x89.0%
Total Available Fuel Inventory, not to exceed		$80,000,000	=	$-

E. PPSC Warehouse Inventory
1. Gross PPSC Warehouse Inventory
2. Less: Ineligible PPSC Warehouse Inventory
a. Any inventory sold or intended to be sold by any restaurant owned or operated by any Borrower or Guarantor	-	-
b. Components which are not part of finished goods	-	-
c. Spare parts for equipment	-	-
d. Packaging and shipping materials	-	-
e. Supplies used or consumed in such Borrower’s business	-
f. Inventory at premises other than those owned or leased and controlled by any Borrower, unless Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established Reserves in respect to such amounts payable to the owner or lessor	-	-
g. Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in the LSA that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent	-	-
h. Unserviceable, obsolete or slow moving Inventory	-
i. Inventory that is not subject to the first priority, valid and perfected security interest of Agent	-	-
j. Returned, damaged and/or defective Inventory	-	-
k. Inventory located outside the United States of America	-	-
l. Inventory which is subject to or uses a trademark or other intellectual property licensed by a third party to a Borrower unless either (i) Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, from such third party licensor in favor of Agent, duly authorized, executed and delivered by such Borrower and such third party licensor or (ii) Agent shall have otherwise determined that Agent has the right to sell such Inventory.	-	-
m. Other ineligibles at reasonable discretion of Agent	-	-
3. Total Ineligible PPSC Warehouse Inventory		$-
4. Total Eligible PPSC Warehouse Inventory		$-
Rate of advance			x 41.1%

Total Available PPSC Warehouse Inventory			=	$-

F. Store Inventory
(includes Merchandise, Food, Grocery, and Cigarettes)

1. Gross Store Inventory
2. Less: Ineligible Store Inventory
a. Any inventory sold or intended to be sold by any restaurant owned or operated by any Borrower or Guarantor	-
b. Components which are not part of finished goods	-	-
c. Spare parts for equipment	-	-
d. Packaging and shipping materials	-	-
e. Supplies used or consumed in such Borrower’s business	-
f. Inventory at premises other than those owned or leased and controlled by any Borrower, unless Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established Reserves in respect to such amounts payable to the owner or lessor	-
g. Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in the LSA that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent	-	-
h. Bill and hold goods	-	-
i. Unserviceable, obsolete or slow moving Inventory	-	-
j. Inventory that is not subject to the first priority, valid and perfected security interest of Agent	-	-
k. Returned, damaged and/or defective Inventory	-	-
l. Inventory purchased or sold on consignment	-	-
m. Inventory located outside the United States of America	-	-
n. Inventory which is subject to or uses a trademark or other intellectual property licensed by a third party to a Borrower unless either (i) Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, from such third party licensor in favor of Agent, duly authorized, executed and delivered by such Borrower and such third party licensor or (ii) Agent shall have otherwise determined that Agent has the right to sell such Inventory.	-	-
o. Perishable inventory in excess of $4MM (includes deli, dairy, bread, etc.)	-
p. Shrink Reserve	-
q. Rebate Reserve	-
r. Store Inventory not maintained on a consolidating perpetual	-	-
s. Other ineligibles at reasonable discretion of Agent	-	-
t. Store LCM Reserve	-
u. Store Obsolete Reserve	-
3. Total Ineligible Store Inventory		$-
4. Total Eligible Store Inventory		$-
Rate of advance			x 58.7%
Total Available Store Inventory			=	$-

G. Shop Inventory
(includes Tires, Parts, and Oil, and other)

1. Gross Shop Inventory
2. Less: Ineligible Shop Inventory
a. Components which are not part of finished goods	-	-
b. Spare parts for equipment	-	-
c. Packaging and shipping materials	-	-
d. Supplies used or consumed in such Borrower’s business	-
e. Inventory at premises other than those owned or leased and controlled by any Borrower, unless Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established Reserves in respect to such amounts payable to the owner or lessor	-
f. Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in the LSA that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent	-
g. Bill and hold goods	-	-
h. Unserviceable, obsolete or slow moving Inventory	-
i. Inventory that is not subject to the first priority, valid and perfected security interest of Agent	-	-
j. Returned, damaged and/or defective Inventory	-	-
k. Inventory purchased or sold on consignment	-	-
l. Inventory located outside the United States of America	-	-
m. Inventory which is subject to or uses a trademark or other intellectual property licensed by a third party to a Borrower unless either (i) Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, from such third party licensor in favor of Agent, duly authorized, executed and delivered by such Borrower and such third party licensor or (ii) Agent shall have otherwise determined that Agent has the right to sell such Inventory.	-	-
n. Rebate Reserve	-
o. Other ineligibles at reasonable discretion of Agent	-
p. Shrink Reserve	-
3. Total Ineligible Shop Inventory		$-
4. Total Eligible Shop Inventory		$-
Rate of advance			x 25.8%
Total Available Shop Inventory			=	$-

In connection with the foregoing, we hereby acknowledge and agree that, as of the date hereof, the Agreement remains in full force and effect, is binding upon us and enforceable against us in accordance with its terms, and we certify to you that, as of the date hereof, there exists no Event of Default under said Agreement or event which, with the passage of time or the giving of notice, or both, would so constitute an Event of Default. We hereby restate and renew each and every representation and warranty made by us in the Agreement in connection therewith, effective as of the date hereof.

TravelCenters of America LLC

By:	William E. Myers
Title:	Executive Vice President, Chief Financial Officer and Treasurer

TravelCenters of America LLC

Accounts Receivable Ineligibles by Aging

		Third Party Credit Card	Direct Billing	National Tire Account	Exchange Card	Wholesale / Franchise	Access TA Billed	Other Income Aging	Other	Total non- Credit Card

Ineligible Accounts Receivable
a. Non-Credit Card Accounts that are unpaid more than thirty (30) days after the date of the original invoice	-							-	-	-
Add-back for Shop Accounts which are unpaid between 30 and 60 days after the date of original invoice	+	-	-	-	-	-		-	-	-
b. Accounts from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent	-	-	-	-	-	-	-	-	-	-

c. Accounts due from an account debtor outside the United States, unless (i) backed by a letter of credit, or (ii) subject to credit insurance payable or credit insurance, in each case acceptable to the Agent, or (iii) otherwise approved and acceptable to the Agent in its reasonable discretion.	-	-	-	-	-	-	-	-	-	-

d. Accounts consisting of progress billings, bill and hold invoices or retainage invoices	-	-	-	-	-	-	-			-
e. All offsets, counterclaims, unresolved disputes or contras, but only to the extent of the amount owed by such Credit Party to the account debtor	-	-	-			-				-

f. Accounts for which there are facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts in any material respect or reduce the amount payable or delay payment there under	-	-	-	-	-	-	-	-	-	-

g. Accounts where the Agent does not have a first priority, perfected security interest in such Account.	-	-	-	-	-	-	-	-	-	-
h. Accounts where the account debtor or any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor	-	-	-	-	-	-		-	-	-

i. Accounts for which the account debtor is any domestic or foreign govt unless otherwise approved by Agent	-	-	-	-	-	-	-	-	-	-
j. Accounts for which there are proceedings or actions known to Agent or any Borrower which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding)	-	-	-	-	-	-	-	-	-	-

k. The aggregate amount owed by a single debtor is greater than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts, the amount of such excess	-	-	-	-	-	-	-	-	-	-

l. Accounts that are unpaid more than thirty (30) (except those Accounts arising from goods sold or services rendered by a Borrower’s repair shop, sixty (60)) days after the date of the original invoice for which constitute more than fifty (50%) percent of the total accounts of such account debtor	-			-	-	-		-	-	-

m. Accounts for which the account debtor is located in NJ, WV, MN or another state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost	-	-	-	-	-	-	-	-	-	-

n. The sale of goods or the rendition of services giving rise to such Account is supported by a performance bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Collateral, in form and substance reasonably satisfactory to Agent	-	-	-	-	-	-	-	-	-	-

o. Such Accounts have not been billed and invoiced to the account debtor with respect thereto, except to the extent that the amount of Accounts which have not been so billed and invoiced do not exceed twenty five (25%) percent of the Maximum Credit

		n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

p. Such Accounts have not been billed and invoiced to the account debtor with respect thereto shall cease to be Eligible Accounts unless such Account shall have been billed and invoiced within seven (7) Business Days after the date such Account is created	-	-	-	-	-	-	-	-	-	-

q. Credit Card accounts unpaid more than five (5) Business Days (or, (i) solely in the case of Credit Card Receivables arising from the use of a card issued by Comdata Network, Inc., six (6) Business Days and (ii) solely in the case of Credit Card Receivables arising from the use of a card issued by FleetOne Holdings, LLC, twelve (12) Business Days) after the date of the sale of Inventory or rendition of services giving rise to such Credit Card Receivables	-	-	-	-	-	-	-	-	-	-

r. Accounts not otherwise satisfactory to the Agent, in its Reasonable Credit Judgment	-	-	-	-	-	-	-	-	-	-
s. Other ineligibles at reasonable discretion of Agent	-		-	-	-		-			-

TravelCenters of America LLC

Accounts Receivable Supplemental Information

			Third Party Credit Card	Direct Billing	National Tire Account	Exchange Card	Wholesale/ Franchise	Access TA	Other Income	Total
a. Accounts Receivable Outstanding										$-

b. Unbilled A/R (Access Aging Only)										$-

c. Total A/R Oustanding			$-	$-	$-	$-	$-	$-	$-	$-

d. Total TA Sales	$	[*]

TravelCenters of America LLC

Locations Opened / Closed

	Address	Owned / Leased	If Applicable, Lessor?
1. a. Locations Opened

2. b. Locations Closed

Bank Accounts Opened / Closed

	Bank Name	Account Number
1. a. Bank Accounts Opened

2. b. Bank Accounts Closed

Statement Confirming the Payment of Rent:

All payments of rent and other amounts due to owners and lessors of real property used by any

Borrower or Guarantor in the immediately preceding month have been paid.

Unrestricted Cash

	Bank Name	Account Number
	PNC main account	[*]
	Regions investment account	[*]
	Bank of New York	[*]
	RBS Securites	[*]
Site Transfer accts
less in-transit sweeps
Site Manager accts
Lottery bank accts
Manual checking acct
Wells Fargo legacy Petro acct
	US Bank lockbox	[*]
	Wells Fargo Investment	[*]
Minit Mart Accounts
	Franklin Bk & Trust #68, 87, 167	[*]
	Bank of Jamestown	[*]
	F B & T - Operating - 09/01/2012	[*]
	Bank of Edmonson (TA Operating LLC)	[*]
	First & Farmers (TA Operating LLC)	[*]
Minit Mart Accounts Total
Total Unrestricted Cash

$0.00	Cash deposited to secure Girkin Letters of Credit	[*]

Borrowing Base Cash

	Bank Name	Account Number
$0.00	Wells Fargo Collateral Account	[*]

$0.00	Total cash included

TravelCenters of America LLC

Taxes, Letters of Credit, and Surety Bonds

October 31, 2014

State		Sales Tax	Use Tax	Excise Tax	L/C	Net Tax
ALABAMA	AL					-
ALASKA	AK					-
ARIZONA	AZ					-
ARKANSAS	AR					-
CALIFORNIA	CA					-
COLORADO	CO					-
CONNECTICUT	CT					-
DELAWARE	DE					-
FLORIDA	FL					-
GEORGIA	GA					-
HAWAII	HI					-
IDAHO	ID					-
ILLINOIS	IL					-
INDIANA	IN					-
IOWA	IA					-
KANSAS	KS					-
KENTUCKY	KY					-
LOUISIANA	LA					-
MAINE	ME					-
MARYLAND	MD					-
MASSACHUSETTS	MA					-
MICHIGAN	MI					-
MINNESOTA	MN					-
MISSISSIPPI	MS					-
MISSOURI	MO					-
MONTANA	MT					-
NEBRASKA	NE					-
NEVADA	NV				-	-
NEW HAMPSHIRE	NH					-
NEW JERSEY	NJ					-
NEW MEXICO	NM					-
NEW YORK	NY					-
NORTH CAROLINA	NC					-
NORTH DAKOTA	ND					-
OHIO	OH					-
OKLAHOMA	OK					-
OREGON	OR					-
PENNSYLVANIA	PA					-
RHODE ISLAND	RI					-
SOUTH CAROLINA	SC					-
SOUTH DAKOTA	SD					-
TENNESSEE	TN					-
TEXAS	TX					-
UTAH	UT					-
VERMONT	VT					-
VIRGINIA	VA					-
WASHINGTON	WA					-
WEST VIRGINIA	WV					-
WISCONSIN	WI					-
WYOMING	WY					-

TOTAL	(1)	-	-	-	-	-

EXHIBIT E

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Guarantor Conversion Notice

TravelCenters of America LLC

24601 Center Ridge Road, Suite 200

Westlake, Ohio, 44145-5639

Wells Fargo Capital Finance, LLC, as Agent

10 South Wacker Drive

Chicago, Illinois  60606

Ladies and Gentlemen:

Reference hereby is made to that certain Amended and Restated Loan and Security Agreement, dated October 25, 2011 (the “Loan Agreement”), among TravelCenters of America LLC and TA Operating LLC (collectively, “Borrowers”), certain of their affiliates, the lenders party thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, as the agent for the Lenders (“Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This Guarantor Conversion Notice represents Borrowers’ request for              (the “Specified Guarantor”) to become a Borrower under the Loan Agreement.  In connection with such request, Administrative Borrower hereby represents and warrants that the Specified Guarantor (a) is a direct or indirect Subsidiary of a Loan Party organized or incorporated under the laws of a State of the United States of America and (b) has Eligible Accounts, Eligible Cash Collateral, Eligible Credit Card Receivables or Eligible Inventory as of the date hereof.

In accordance with the terms of Section 9.21(e) of the Loan Agreement, Administrative Borrower hereby requests Agent to countersign this Guarantor Conversion Notice, whereupon the Specified Guarantor shall automatically become a Borrower under the Loan Agreement and shall cease to be a Guarantor thereunder.

Dated: , 201	TRAVELCENTERS OF AMERICA LLC,
as Administrative Borrower

By
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent

By:
Name:
Title:

SCHEDULE 1

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Commitments(1)

Lender	Commitment
Wells Fargo Capital Finance, LLC	$65,000,000
PNC Bank, National Association	$40,000,000
The Huntington National Bank	$20,00,000
Siemens Financial Services, Inc.	$25,000,000
Bank of America, N.A.	$20,000,000
Citibank, N.A.	$15,000,000
U.S. Bank National Association	$15,000,000
Total	$200,000,000

(1)  This reflects the Commitment amounts after giving effect to any re-allocations among the Lenders on the Amendment No.3 Effective Date.

SCHEDULE 1.61

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Excluded Subsidiaries

TA Ventures LLC

QSL of Austintown Ohio LLC

TA HQ LLC